UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

Valero Energy Partners LP
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common units representing limited partner interests
	(2)	Aggregate number of securities to which transaction applies: 22,493,484 common units
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$42.25 per common unit

	(4)	Proposed maximum aggregate value of transaction: $950,349,699
(5)
Total fee paid:
$115,183 determined in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0001212 by the proposed maximum aggregate value of the transaction of $950,349,699

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY COPY—SUBJECT TO COMPLETION

ONE VALERO WAY
SAN ANTONIO, TEXAS 78249

NOTICE OF ACTION BY WRITTEN CONSENT
AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Common Unitholders of Valero Energy Partners LP:

This notice of action by written consent and the accompanying information statement are being furnished to the holders (the “VLP Common Unitholders”) of common units representing limited partner interests (“Common Units”) in Valero Energy Partners LP, a Delaware limited partnership (“VLP”), in connection with the Agreement and Plan of Merger, dated as of October 18, 2018 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among Valero Energy Corporation, a Delaware corporation (“VLO”), Forest Merger Sub, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of VLO (“Merger Sub”), VLP and Valero Energy Partners GP LLC, a Delaware limited liability company and the general partner of VLP (“VLP GP”), pursuant to which, among other things, and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into VLP, with VLP surviving the merger and continuing to exist as a Delaware limited partnership (the “Merger”).

If the Merger is completed, you will be entitled to receive $42.25 in cash, without interest, less any applicable withholding taxes, for each Common Unit you own.

The conflicts committee (the “VLP GP Committee”) of the board of directors of VLP GP (the “VLP GP Board”), consisting of three independent directors, has unanimously, and in good faith, (i) determined that the Merger Agreement and the Support Agreement (as defined below) and the transactions contemplated by the Merger Agreement and the Support Agreement, including the Merger (the “Merger Transactions”), are (A) fair and reasonable to the unaffiliated holders of outstanding Common Units (the “VLP Unaffiliated Unitholders”) and (B) in the best interest of VLP, (ii) approved the Merger Agreement, the Support Agreement and the Merger Transactions, (iii) recommended that the VLP GP Board approve the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions and (iv) recommended that the VLP GP Board submit the Merger Agreement to a vote of VLP’s limited partners by written consent and recommend the approval of the Merger Agreement and the Merger by VLP’s limited partners, such action by the VLP GP Committee described in clauses (i)(B) and (ii) above constituting “Special Approval” (as such term is defined in the First Amended and Restated Agreement of Limited Partnership of VLP dated as of December 16, 2013, as amended by Amendment No. 1 thereto dated as of December 19, 2017 (as amended, modified or supplemented from time to time, the “VLP Partnership Agreement”)).

Upon receipt of the recommendation of the VLP GP Committee (and the approval of VLP GP’s sole member), at a meeting duly called and held on October 18, 2018, the VLP GP Board unanimously, and in good faith, (i) determined that each of the Merger Agreement, the Support Agreement and the Merger Transactions is (A) fair and reasonable to the VLP Unaffiliated Unitholders and (B) in the best interest of VLP, (ii) approved the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions, (iii) resolved and directed that the Merger Agreement and the Merger be submitted to a vote of VLP’s limited partners by written consent (and authorized VLP’s limited partners to act by written consent without a meeting in connection with the approval of the Merger Agreement and the Merger) and (iv) recommended approval of the Merger Agreement and the Merger by VLP’s limited partners.

Under the applicable provisions of the VLP Partnership Agreement, the approval of the Merger Agreement and the Merger Transactions requires the approval of at least a majority of the outstanding Common Units. As of November 8, 2018, Valero Terminaling and Distribution Company, a Delaware corporation and an indirect wholly owned subsidiary of VLO (“VTDC”), owned approximately 65.5% of the outstanding Common Units and Valero Forest Contribution LLC, a Delaware limited liability company and a wholly owned subsidiary of VTDC (“Contribution Sub”), owned approximately 2% of the outstanding Common Units. As a result, VTDC and Contribution Sub own a sufficient number of Common Units to approve the Merger Agreement and the Merger Transactions on behalf of the VLP Common Unitholders. Concurrently with the execution of the Merger Agreement, VLP entered into a support agreement (the “Support Agreement”) with VTDC whereby VTDC has agreed, in its capacity as a VLP Common Unitholder, to deliver (or cause to be delivered) a written consent approving the Merger Agreement and the Merger Transactions. On November 8, 2018, for United States (“U.S.”) tax purposes, VTDC contributed 1,413,512 Common Units (representing approximately 2% of the outstanding Common Units) to Contribution Sub in exchange for all of the limited liability company interests of Contribution Sub and simultaneously therewith Contribution Sub executed and delivered to VLP a counterpart to the Support Agreement pursuant to which Contribution Sub is bound by all of the terms and provisions of the Support Agreement, as if Contribution Sub were an original party to the agreement.

Immediately prior to the closing of the Merger Transactions, VTDC will deliver, and, as the sole member of Contribution Sub, cause Contribution Sub to deliver, to VLP a written consent approving the Merger Agreement and the Merger Transactions. As a result, VLP has not solicited and is not soliciting your approval of the Merger Agreement or the Merger Transactions. Further, VLP does not intend to call a meeting of VLP Common Unitholders for purposes of voting on the approval of the Merger Agreement or the Merger Transactions.

The accompanying information statement provides you with detailed information about the Merger Agreement and the Merger Transactions. A copy of the Merger Agreement is attached as Annex A to the accompanying information statement and a copy of the Support Agreement is attached as Annex B to the accompanying information statement. We encourage you to read the entire information statement and its annexes, including the Merger Agreement and the Support Agreement, carefully. Please read “Material U.S. Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax consequences of the Merger. You may also obtain additional information about VLP from documents VLP has filed with the Securities and Exchange Commission.

No action by you is requested or required at this time. If the Merger is consummated, you will receive instructions regarding the surrender of, and payment for, your Common Units.

Sincerely,

Chairman and Chief Executive Officer of Valero Energy Partners GP LLC, the general partner of Valero Energy Partners LP

The accompanying information statement is dated          , 2018, and is first being mailed to VLP Common Unitholders on or about          , 2018.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

ii

SUMMARY TERM SHEET

The following summary highlights selected information in this information statement and may not contain all of the information that may be important to you. Accordingly, Valero Energy Partners LP, a Delaware limited partnership (“VLP”), encourages you to read carefully this entire information statement, its annexes and the documents incorporated by reference in this information statement. You may obtain the information incorporated by reference in this information statement without charge by following the instructions under “Where You Can Find More Information.”

Parties to the Merger Transactions

Valero Energy Partners LP

VLP is a master limited partnership (an “MLP”) formed by Valero Energy Corporation, a Delaware corporation (“VLO”), to own, operate, develop and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, Texas, VLP’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States (“U.S.”) that are integral to the operations of ten of VLO’s refineries. VLP generates operating revenues by providing fee-based transportation and terminaling services to transport and store crude oil and refined petroleum products using its pipelines and terminals.

The common units representing limited partner interests in VLP (“Common Units”) are listed on the New York Stock Exchange (the “NYSE”) under the symbol “VLP.” On                   , 2018, the most recent practicable date before the printing of this information statement, 69,262,070 Common Units were issued and outstanding.

The principal executive offices of VLP are located at One Valero Way, San Antonio, Texas 78249, and its telephone number at that address is (210) 345-2000.

Valero Energy Partners GP LLC

Valero Energy Partners GP LLC, a Delaware limited liability company (“VLP GP”), is the general partner of VLP and is solely responsible for conducting the business and managing the operations of VLP. VLP GP owns all of the general partner interests and incentive distribution rights (“IDRs”) of VLP.

The principal executive offices of VLP GP are located at One Valero Way, San Antonio, Texas 78249, and its telephone number at that address is (210) 345-2000.

Valero Terminaling and Distribution Company

Valero Terminaling and Distribution Company, a Delaware corporation (“VTDC”), is an indirect wholly owned subsidiary of VLO. VTDC directly owns approximately 65.5% of the outstanding Common Units and is the sole member of VLP GP, Merger Sub (as defined below) and Contribution Sub (as defined below). As the sole member of Contribution Sub, which owns approximately 2% of the outstanding Common Units, VTDC beneficially owns, in the aggregate, approximately 67.5% of the outstanding Common Units. As the sole member of VLP GP, VTDC indirectly owns all of the general partner interests and IDRs of VLP and elects all of the directors of VLP GP. VTDC is not a party to the Merger Agreement (as defined below) but has executed the Support Agreement (as defined below) in connection with the Merger Agreement.

The principal executive offices of VTDC are located at One Valero Way, San Antonio, Texas 78249, and its telephone number at that address is (210) 345-2000.

Valero Energy Corporation

VLO is a Fortune 50 company based in San Antonio, Texas, with approximately 10,000 employees. VLO owns 15 petroleum refineries located in the U.S., Canada, and the United Kingdom (“U.K.”) with a combined throughput capacity of approximately 3.1 million barrels per day. VLO’s refineries produce conventional gasolines, premium gasolines, gasoline meeting the specifications of the California Air Resources Board (“CARB”), diesel, low-sulfur diesel, ultra-low-sulfur diesel, CARB diesel, other distillates, jet fuel, asphalt, petrochemicals, lubricants, and other refined petroleum products. VLO sells its refined petroleum products in both the wholesale rack and bulk markets, and approximately 7,400 outlets carry VLO’s brand names in the U.S.,

Canada, the U.K., and Ireland. Most of VLO’s logistics assets support its refining operations, and some of these assets are owned by VLP. VLO also owns 11 ethanol plants in the Mid-Continent region of the U.S. with a combined production capacity of approximately 1.45 billion gallons per year. VLO sells its ethanol in the wholesale bulk market, and some of VLO’s logistics assets support its ethanol operations. VLO is the sole ultimate parent of (i) VLP GP, VTDC and Contribution Sub, which collectively own all of the general partner interests and IDRs of VLP and approximately 67.5% of the outstanding Common Units, and (ii) Merger Sub.

VLO’s common stock is listed on the NYSE under the symbol “VLO.”

The principal executive offices of VLO are located at One Valero Way, San Antonio, Texas 78249, and its telephone number at that address is (210) 345-2000.

Forest Merger Sub, LLC

Forest Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), is a wholly owned subsidiary of VTDC, which was formed by VTDC on October 16, 2018 solely for the purpose of effecting the Merger (as defined below). Merger Sub has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement (as defined below), including the preparation of applicable filings under the securities laws. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity.

The principal executive offices of Merger Sub are located at One Valero Way, San Antonio, Texas 78249, and its telephone number at that address is (210) 345-2000.

Valero Forest Contribution LLC

Valero Forest Contribution LLC, a Delaware limited liability company (“Contribution Sub”), is a wholly owned subsidiary of VTDC, which was formed by VTDC on November 5, 2018 solely for U.S. tax purposes. On November 8, 2018, VTDC contributed (the “Contribution”) 1,413,512 Common Units (representing approximately 2% of the outstanding Common Units) to Contribution Sub in exchange for all of the limited liability company interests of Contribution Sub and simultaneously therewith Contribution Sub executed and delivered to VLP a counterpart to the Support Agreement pursuant to which Contribution Sub is bound by all of the terms and provisions of the Support Agreement, as if Contribution Sub were an original party to the agreement. Contribution Sub has not conducted any business operations other than those incidental to its formation and the Contribution and in connection with the transactions contemplated by the Merger Agreement, including the preparation of applicable filings under the securities laws. Upon completion of the Merger, Contribution Sub will remain a wholly owned subsidiary of VTDC.

The principal executive offices of Contribution Sub are located at One Valero Way, San Antonio, Texas 78249, and its telephone number at that address is (210) 345-2000.

Relationship of the Parties to the Merger Transactions

VLO is the sole ultimate parent of (i) VLP GP, VTDC and Contribution Sub, which collectively own all of the general partner interests and the IDRs of VLP and approximately 67.5% of the outstanding Common Units, and (ii) Merger Sub. VTDC is the sole member of Merger Sub, Contribution Sub and VLP GP, which is the sole general partner of VLP. Through its direct ownership of approximately 65.5% of the outstanding Common Units and its sole ownership of Contribution Sub, which directly owns approximately 2% of the outstanding Common Units, VTDC owns approximately 67.5% of the outstanding Common Units. As the sole member of VLP GP, VTDC has the right to appoint and remove all of the members of the board of directors of VLP GP (the “VLP GP Board”) and indirectly owns all of the general partner interests and IDRs of VLP, which are directly held by VLP GP. As the indirect sole owner of VTDC, VLO has a controlling interest in VLP GP, which manages the operations and activities of VLP.

None of VLP GP, VLP or any of their subsidiaries has any employees. VLP GP’s executive officers are not directly employed by VLP and are, instead, employed by an affiliate of VLO and their services are provided to VLP pursuant to an omnibus agreement and services and secondment agreement with VLO and its affiliates.

For more information regarding these relationships and the related party transactions among VLP, VLP GP, VTDC, Merger Sub, Contribution Sub and VLO, see “Special Factors—Interests of Certain Persons in the Merger.”

The Merger

Pursuant to the Agreement and Plan of Merger, dated as of October 18, 2018 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among VLO, Merger Sub, VLP and VLP GP, the parties have agreed to consummate the transactions contemplated by the Merger Agreement and the Support Agreement, including the Merger (the “Merger Transactions”), pursuant to which Merger Sub will merge with and into VLP, the separate existence of Merger Sub will cease and VLP will survive the Merger and continue to exist as a Delaware limited partnership (the “Merger”). The general partner interests and IDRs of VLP, and the Common Units held by VTDC and Contribution Sub, in each case that are issued and outstanding immediately prior to the Effective Time (as defined below), will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof. Following the consummation of the Merger, VLO, as the sole ultimate parent of VLP GP, VTDC and Contribution Sub, will indirectly own all of the limited partner interests, general partner interests and IDRs of VLP. The Merger will become effective upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by VLO and VLP and set forth in the certificate of merger (the “Effective Time”).

The Merger Agreement is attached as Annex A to this information statement and is incorporated herein by reference. VLP encourages you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger. For more information regarding the terms of the Merger Agreement, see “The Merger Agreement.”

The Merger Consideration

Each Common Unit issued and outstanding immediately prior to the Effective Time, other than Common Units held by VTDC and Contribution Sub (the “Public Units”), will be converted into the right to receive $42.25 in cash, without interest (the “Merger Consideration”). As of the Effective Time, (i) the Public Units will no longer be outstanding and will automatically be cancelled and cease to exist and (ii) each holder of Public Units (each, a “VLP Public Unitholder”) will cease to have rights with respect to the Public Units, except with respect to the right to receive the Merger Consideration. The Merger Consideration is subject to adjustment pursuant to the terms of the Merger Agreement to reflect the effect of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the VLP Common Unitholders (as defined below) the same economic effect as contemplated by the Merger Agreement prior to any such event.

All of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist, and no consideration will be delivered in respect thereof. The general partner interest and IDRs of VLP that are issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof. The Common Units owned by VTDC and Contribution Sub that are issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof. While not part of the Merger Consideration, on October 18, 2018, the VLP GP Board declared a quarterly cash distribution of $0.551 per Common Unit for the third quarter of 2018 (the “Third Quarter Distribution”), payable on November 9, 2018 to holders of Common Units (“VLP Common Unitholders”) of record at the close of business on November 1, 2018. Under the Merger Agreement, however, prior to the closing of the Merger Transactions, VLP GP may not declare, and VLP may not pay, any distribution other than the Third Quarter Distribution unless VLO consents to such distribution in writing. VLO is under no obligation to consent to any distributions other than the Third Quarter Distribution.

For more information regarding the terms of the Merger Consideration, see “The Merger Agreement—The Merger Consideration” and “The Merger Agreement—Treatment of VLP Incentive Compensation Plan and Restricted Units.”

Effects of the Merger

If the Merger is completed, (i) the VLP Public Unitholders will no longer have an equity interest in VLP, (ii) the Common Units will no longer be listed on the NYSE, (iii) the Common Units will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as promptly as practicable following the Effective Time and (iv) VLO, as the sole ultimate parent of VLP GP, VTDC and Contribution Sub, will indirectly own all of the limited partner interests, general partner interests and IDRs of VLP. For more information regarding the effects of the Merger, see “Special Factors—Effects of the Merger” and “The Merger Agreement—The Merger.”

Information About the Action by Written Consent

Required Unitholder Approval

Under the applicable provisions of the First Amended and Restated Agreement of Limited Partnership of VLP dated as of December 16, 2013, as amended by Amendment No. 1 thereto dated as of December 19, 2017 (as amended, modified or supplemented from time to time, the “VLP Partnership Agreement”), the approval of the Merger Agreement requires the approval of a “Unit Majority” which means at least a majority of the outstanding Common Units (the “VLP Unitholder Approval”).

As of November 8, 2018, following the Contribution, VTDC directly owned approximately 65.5% of the outstanding Common Units and Contribution Sub, its wholly owned subsidiary, directly owned approximately 2% of the outstanding Common Units. Consequently, VTDC and Contribution Sub own a sufficient number of Common Units to approve the Merger Agreement and the Merger Transactions on behalf of the VLP Common Unitholders. Concurrently with the execution of the Merger Agreement on October 18, 2018, VLP entered into a support agreement with VTDC (the “Support Agreement” and, together with the Merger Agreement and all exhibits, annexes and schedules to such agreements, the “Transaction Documents”) whereby VTDC has agreed, in its capacity as a VLP Common Unitholder, to deliver (or cause to be delivered) a written consent approving the Merger Agreement and the Merger Transactions (the “VTDC Written Consent”). On November 8, 2018, Contribution Sub executed and delivered to VLP a counterpart to the Support Agreement pursuant to which Contribution Sub is bound by all of the terms and provisions of the Support Agreement, as if Contribution Sub were an original party to the agreement.

Immediately prior to the closing of the Merger Transactions, VTDC will deliver to VLP the VTDC Written Consent and, as the sole member of Contribution Sub, cause Contribution Sub to deliver a written consent covering the Common Units owned of record by Contribution Sub that approves the Merger Agreement and the Merger Transactions (the “Contribution Sub Written Consent” and, together with the VTDC Written Consent, the “Written Consents”). As a result, VLP has not solicited and is not soliciting your approval of the Merger Agreement or the Merger Transactions. Further, VLP does not intend to call a meeting of VLP Common Unitholders for purposes of voting on the approval of the Merger Agreement or the Merger Transactions.

For more information regarding the VLP Unitholder Approval, see “The Merger Agreement—VLP Unitholder Approval.”

Recommendation of the VLP GP Board and the VLP GP Committee

On October 18, 2018, the conflicts committee (the “VLP GP Committee”) of the VLP GP Board, consisting of three independent directors, unanimously, and in good faith, (i) determined that the Merger Agreement, the Support Agreement and the Merger Transactions are (A) fair and reasonable to the unaffiliated holders of outstanding Common Units (the “VLP Unaffiliated Unitholders”) and (B) in the best interest of VLP, (ii) approved the Merger Agreement, the Support Agreement and the Merger Transactions, (iii) recommended that the VLP GP Board approve the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions and (iv) recommended that the VLP GP Board submit the Merger Agreement to a vote of VLP’s limited partners by written consent and recommend the approval of the Merger Agreement and the Merger by VLP’s limited partners, such action by the VLP GP Committee described in clauses (i)(B) and (ii) above constituting “Special Approval” (as such term is defined in the VLP Partnership Agreement). The VLP GP Committee consulted with its financial and legal advisors and considered many factors in making its determinations, approvals and recommendations.

Upon receipt of the recommendation of the VLP GP Committee (and the approval of VLP GP’s sole member), at a meeting duly called and held on October 18, 2018, the VLP GP Board unanimously, and in good faith, (i) determined that each of the Merger Agreement, the Support Agreement and the Merger Transactions is (A) fair and reasonable to the VLP Unaffiliated Unitholders and (B) in the best interest of VLP, (ii) approved the

Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions, (iii) resolved and directed that the Merger Agreement and the Merger be submitted to a vote of VLP’s limited partners by written consent (and authorized VLP’s limited partners to act by written consent without a meeting in connection with the approval of the Merger Agreement and the Merger) and (iv) recommended approval of the Merger Agreement and the Merger by VLP’s limited partners.

See “Special Factors—Recommendation of the VLP GP Committee and the VLP GP Board; Reasons for Recommending Approval of the Merger Agreement and the Merger Transactions.”

Opinion of Jefferies LLC, Financial Advisor to the VLP GP Committee

In September 2018, the VLP GP Committee retained Jefferies LLC (“Jefferies”) to act as the VLP GP Committee’s financial advisor in connection with certain potential strategic transactions, including providing the VLP GP Committee with (i) financial advice and assistance in connection with such transactions and (ii) an opinion, from a financial point of view, as to the fairness of such transactions. At a meeting of the VLP GP Committee on October 18, 2018, Jefferies rendered its opinion, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the Merger Consideration to be received by the VLP Unaffiliated Unitholders pursuant to the Merger Agreement was fair, from a financial point of view, to VLP and the VLP Unaffiliated Unitholders, as more fully described in the section of this information statement entitled “Special Factors—Opinion of Jefferies LLC, Financial Advisor to the VLP GP Committee.”

The full text of the Partnership Fairness Opinion (as defined in the Merger Agreement) of Jefferies, dated as of October 18, 2018, is attached as Annex C to this information statement. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. VLP encourages you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to the VLP GP Committee (in its capacity as such) and addresses only the fairness, from a financial point of view, of the Merger Consideration to be received by the VLP Unaffiliated Unitholders pursuant to the Merger Agreement, to VLP and to the VLP Unaffiliated Unitholders. It does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to VLP, nor does it address the underlying business decision by VLO or VLP GP to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any VLP Common Unitholder should vote on the Merger or any matter related thereto.

Support Agreement

On October 18, 2018, VLP and VTDC (after receiving the approval by written consent of its sole director on that same day) entered into the Support Agreement, pursuant to which, among other things, VTDC has agreed, in its capacity as a VLP Common Unitholder, to deliver the VTDC Written Consent. Under the Support Agreement, VTDC has also agreed that it will not transfer any of its Common Units except to VLO and certain of its subsidiaries; provided, however, that any such transferee must have executed and delivered to VLP a counterpart to the Support Agreement pursuant to which such transferee will agree to be bound by all of the terms and provisions of the Support Agreement, as if such transferee were an original party to the agreement. On November 8, 2018, for U.S. tax purposes, VTDC and Contribution Sub effected the Contribution and simultaneously therewith Contribution Sub executed and delivered to VLP a counterpart to the Support Agreement pursuant to which Contribution Sub is bound by all of the terms and provisions of the Support Agreement, as if Contribution Sub were an original party to the agreement. As the sole member of Contribution Sub, VTDC will cause Contribution Sub to deliver, simultaneously with the VTDC Written Consent, the Contribution Sub Written Consent.

The Support Agreement will terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement, (iii) the election of VTDC in the event of a VLP Adverse Recommendation Change (as defined below) and (iv) the mutual written agreement of VTDC and VLP. The full text of the Support Agreement is attached as Annex B to this information statement. VLP encourages you to read the Support Agreement carefully and in its entirety.

VLO Special Committee and the VLO Board

On September 20, 2018, the board of directors of VLO (the “VLO Board”) formed a special committee consisting of VLO Board members who do not own any Common Units (the “VLO Special Committee”) and authorized and empowered, and delegated full power, authority and responsibility to, the VLO Special Committee, for and on behalf of the full VLO Board and VLO, to, among other things, review, evaluate and negotiate and determine whether to approve the Merger Transactions, for and on behalf of the VLO Board and VLO.

On October 18, 2018, the VLO Special Committee, (i) declared the Merger Agreement to be advisable, (ii) determined that the Merger Agreement and the Merger Transactions are fair and reasonable to the VLP Unaffiliated Unitholders, and in the best interest of VLO and its stockholders and (iii) approved the Merger Agreement and the Merger Transactions and the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions.

Interests of Certain Persons in the Merger

In reading this information statement, VLP Unaffiliated Unitholders should be aware that certain of the executive officers and directors of VLP GP have interests in the Merger that differ from, or are in addition to, the interests of the VLP Unaffiliated Unitholders generally, including:

•	each member of the VLP GP Committee holds restricted units (“Restricted Units”), and corresponding distribution equivalent rights (“DERs”), in VLP, and immediately prior to the Effective Time of the Merger, (i) the Restricted Units then outstanding will receive immediate and full acceleration of vesting and be entitled to receive the Merger Consideration along with any corresponding accrued but unpaid distributions with respect to the DERs related to any Restricted Units and (ii) the DERs associated therewith will be cancelled and cease to exist;
•	all of the directors and executive officers of VLP GP, some of whom are also directors and/or officers of VLO, own Common Units that will be cancelled at the Effective Time of the Merger and converted into the right to receive the Merger Consideration;
•	each member of the VLP GP Committee will be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the VLP GP Committee and the VLP GP Board, in addition to any other compensation they receive for service on the VLP GP Board and its committees; and
•	from and after the Effective Time, all of the directors and executive officers of VLP GP will receive continued indemnification for their actions as directors and executive officers for at least six years after the Effective Time of the Merger.

These arrangements are more fully described under “Special Factors—Interests of Certain Persons in the Merger.”

Regulatory Approvals Required for the Merger

None of VLP, VLP GP or any of the Valero Parties (as defined below) is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law. See “Special Factors—Regulatory Approvals Required for the Merger.”

Conditions to Completion of the Merger

The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including:

•	with respect to each party’s obligation to effect the Merger, (i) the Written Consents providing VLP Unitholder Approval having been obtained, (ii) the absence of any legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the Merger Transactions or making the consummation of the Merger Transactions illegal, (iii) the termination or expiration of any waiting period under any applicable antitrust law and (iv) the clearance of this information statement by the Securities and Exchange Commission (the “SEC”) and the mailing of a definitive information statement to VLP Common Unitholders at least 20 days prior to the date of the Written Consents;

•	with respect to VLO’s and Merger Sub’s obligation to effect the Merger, (i) the representations and warranties of VLP and VLP GP being true and correct as of the closing as though made on the closing date, unless otherwise specified, subject to certain materiality qualifications, (ii) the performance by VLP and VLP GP of their respective covenants and obligations under the Merger Agreement, subject to certain materiality qualifications, (iii) the receipt by VLO of an officer’s certificate signed on behalf of VLP and VLP GP by an executive officer of VLP GP certifying that the two preceding conditions have been satisfied and (iv) the absence of a material adverse effect with respect to VLP; and
•	with respect to VLP’s and VLP GP’s obligation to effect the Merger, (i) the representations and warranties of VLO and Merger Sub being true and correct as of the closing as though made on the closing date, unless otherwise specified, subject to certain materiality qualifications, (ii) the performance by VLO and Merger Sub of their respective covenants and obligations under the Merger Agreement, subject to certain materiality qualifications and (iii) the receipt by VLP of an officer’s certificate signed on behalf of VLO by an executive officer of VLO certifying that the two preceding conditions have been satisfied.

VLP can give no assurance when or if all of the conditions to the Merger will be satisfied or, to the extent possible, waived, or that the Merger will be consummated. For more information, see “The Merger Agreement—Conditions to Completion of the Merger.”

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Written Consents are delivered (unless specifically indicated otherwise):

•	by the mutual written consent of VLP and VLO duly authorized by the VLP GP Board, after consulting with the VLP GP Committee (in the case of VLP), and the VLO Special Committee (in the case of VLO);
•	by either VLP (duly authorized by the VLP GP Board after consulting with the VLP GP Committee) or VLO, if:
•	the closing of the Merger does not occur on or before July 18, 2019 (the “Outside Date”), except that the right to terminate the Merger Agreement in this situation will not be available (i) to VLP if the failure to satisfy such condition is due to the failure of either VLP or VLP GP to perform and comply in all material respects with the covenants and agreements in the Merger Agreement to be performed or complied with by it before the closing of the Merger, (ii) to VLO if the failure to satisfy such condition is due to the failure of any of VLO, Merger Sub or VTDC to perform and comply in all material respects with the covenants and agreements contained in the Merger Agreement or the Support Agreement, as applicable, to be performed or complied with by it before the closing of the Merger or (iii) to VLP or VLO if, in the case of VLO, VLP or VLP GP, and in the case of VLP, VLO or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted under the terms of the Merger Agreement; or
•	any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger Transactions or making the consummation of the Merger Transactions illegal, except that the right to terminate the Merger Agreement will not be available to VLP or VLO if the restraint was due to the failure of, in the case of VLP, VLP or VLP GP, and in the case of VLO, VLO, Merger Sub or VTDC, to perform in all material respects any of its obligations under the Merger Agreement or the Support Agreement, as applicable;
•	by VLO, if:
•	prior to the Written Consents being delivered and becoming effective, VLP is in willful breach of its obligations to (i) submit (through the VLP GP Board) the Merger Agreement and the Merger to a vote of VLP’s limited partners by written consent, and, unless such omission is permitted under the terms of the Merger Agreement, recommend to VLP’s limited partners approval of the Merger Agreement and the Merger (the “VLP GP Board Recommendation”), (ii) include (x) a copy of the

Partnership Fairness Opinion (as defined in the Merger Agreement) and, (y) unless such omission is permitted under the terms of the Merger Agreement, the VLP GP Board Recommendation, in this information statement, (iii) not solicit competing acquisition proposals or enter into discussions concerning, or provide confidential information in connection with, any unsolicited alternative business combinations, (iv) make certain recommendations against any competing acquisition proposal and reaffirm the VLP GP Board Recommendation, and not approve or adopt, or propose to approve or adopt, any competing acquisition proposal and (v) not withdraw, modify or qualify, or propose to withdraw, modify or qualify, in a manner adverse to VLO, the VLP GP Board Recommendation, unless permitted under the terms of the Merger Agreement (the failure to take the action described in clauses (ii)(y) or (iv), or the taking of the actions described in clause (v), as further described under “The Merger Agreement—VLP GP Recommendation and VLP Adverse Recommendation Change,” being referred to as a “VLP Adverse Recommendation Change”); provided, however, that VLO will not have the right to terminate the Merger Agreement under this condition if VLO, Merger Sub or VTDC is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Support Agreement, as applicable;

•	VLP or VLP GP has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement (or if any of the representations or warranties of VLP or VLP GP in the Merger Agreement fail to be true), if the breach or failure to perform (i) would constitute the failure of a condition to VLO’s obligation to complete the Merger and (ii) is not capable of being cured, or is not cured, by VLP or VLP GP within the earlier of (A) 30 days after receipt of notice from VLO of such breach or failure or (B) the Outside Date; provided, however, that VLO will not have the right to terminate the Merger Agreement under this condition if VLO, Merger Sub or VTDC is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Support Agreement, as applicable; or
•	a VLP Adverse Recommendation Change has occurred;
•	by VLP (duly authorized by the VLP GP Board), if:
•	(after consulting with the VLP GP Committee) VLO or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement (or if any of VLO’s or Merger Sub’s representations or warranties contained in the Merger Agreement fails to be true) and such breach or failure would (i) constitute the failure of a condition of VLP’s obligation to complete the Merger and (ii) is not capable of being cured, or is not cured, by VLO or Merger Sub within the earlier of (A) 30 days after receipt of notice from VLP of such breach or failure or (B) the Outside Date; provided, however, that VLP will not have the right to terminate the Merger Agreement if VLP or VLP GP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or
•	prior to the Written Consents being delivered and becoming effective, in response to an Intervening Event (as defined in the Merger Agreement), the VLP GP Board determines in good faith (after consultation with the VLP GP Committee) that the failure to take such action would be a breach of its duties to the VLP Unaffiliated Unitholders under applicable law, as modified by the VLP Partnership Agreement, or the VLP Partnership Agreement; provided, however, that before the VLP GP Board can terminate the Merger Agreement under this condition, it must give VLO at least five business days’ notice (or as much notice as possible if the Merger is scheduled to close before such five business day period) and negotiate with VLO (to the extent VLO wishes to negotiate) in good faith in order to amend the Merger Agreement so that the failure to terminate the Merger Agreement would not be a breach of the VLP GP Board’s duties to the VLP Unaffiliated Unitholders under applicable law, as modified by the VLP Partnership Agreement, or the VLP Partnership Agreement.

For more information regarding the termination of the Merger Agreement, see “The Merger Agreement—Termination.”

Effect of Termination; Remedies

In the event of termination of the Merger Agreement as summarized above under “—Termination of the Merger Agreement,” the Merger Agreement will terminate and become null and void (other than certain provisions relating to, among other things, fees and expenses and litigation related to the Merger Transactions) and there will be no liability on the part of any of VLO, Merger Sub, VLP or VLP GP, or their respective directors, officers and affiliates, to the other parties to the Merger Agreement; provided, however, that (i) no such termination will relieve liability for failure to consummate the Merger and the Merger Transactions when required pursuant to the Merger Agreement and (ii) in the event of an intentional and material breach of the Merger Agreement or intentional fraud, the other applicable party or parties will be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money).

For more information regarding the effect of termination and remedies, see “The Merger Agreement—Effect of Termination; Remedies.”

Financing of the Merger

The total amount of funds necessary for VLO to consummate the Merger and the related transactions, excluding expenses related thereto, is anticipated to be approximately $950 million. VLO expects to fund the Merger with a combination of cash on hand and/or borrowings under its revolving credit facility.

See “Special Factors—Financing of the Merger” and “Special Factors—Estimated Fees and Expenses.”

Expenses Relating to the Merger

Under the terms of the Merger Agreement, all expenses will generally be borne by the party incurring such expenses, whether or not the Merger Transactions are consummated, except that (i) VLO and VLP will each pay one half of the expenses, other than the expenses of financial advisors or outside legal advisors, incurred in connection with the preparation, printing, filing and mailing of this information statement and the SEC Rule 13e-3 transaction statement on Schedule 13E-3 (“Schedule 13E-3”) which is required because the Merger is a “going private” transaction under SEC rules, and any amendments or supplements hereto or thereto and (ii) the attorneys’ fees discussed above under “—Effect of Termination; Remedies.”

For more information regarding the estimated fees and expenses associated with the Merger, see “Special Factors—Estimated Fees and Expenses.”

Material U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, the receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction to the VLP Common Unitholders. A VLP Common Unitholder who receives cash in exchange for Common Units pursuant to the Merger Agreement will recognize gain or loss in an amount equal to the difference between:

•	the sum of (i) the amount of any cash received by the VLP Common Unitholder and (ii) such VLP Common Unitholder’s share of VLP’s nonrecourse liabilities immediately prior to the Merger; and
•	such VLP Common Unitholder’s adjusted tax basis for Common Units (which includes such VLP Common Unitholder’s share of VLP’s nonrecourse liabilities immediately prior to the Merger).

Except as noted in “Material U.S. Federal Income Tax Considerations” below, gain or loss recognized by a VLP Common Unitholder on the sale or exchange of a Common Unit will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture, or to substantially appreciated “inventory items” owned by VLP and its subsidiaries. Passive losses that were not deductible by a VLP Common Unitholder in prior taxable periods because they exceeded such VLP Common Unitholder’s share of VLP’s income may become available to offset a portion of the gain recognized by such VLP Common Unitholder.

The U.S. federal income tax consequences of the Merger to a VLP Common Unitholder will depend on such VLP Common Unitholder’s own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

See “Material U.S. Federal Income Tax Considerations” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

No Appraisal Rights

VLP Common Unitholders are not entitled to dissenters’ rights of appraisal under the VLP Partnership Agreement, the Merger Agreement or applicable Delaware law. See “Special Factors—No Appraisal Rights.”

Accounting Treatment

The Merger will be accounted for in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Because VLO has a controlling financial interest in VLP before the Merger (through its indirect ownership of VLP GP, VTDC and Contribution Sub) and will retain the controlling financial interest in VLP after the Merger, changes in VLO’s ownership interest in VLP will be accounted for as an equity transaction. Accordingly, no gain or loss on the Merger will be recognized in VLO’s consolidated statements of earnings. See “Special Factors—Accounting Treatment of the Merger.”

Delisting and Deregistration of Common Units

Upon completion of the Merger, the Common Units will cease to be listed on the NYSE and, as promptly as practicable after the Effective Time, will be deregistered under the Exchange Act. See “Delisting and Deregistration of Common Units.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving these materials?
A:	This information statement describes the Merger and the approval of the Merger Agreement and the Merger Transactions by written consent of certain VLP Common Unitholders. The VLP GP Board is providing this information statement to you pursuant to Section 14(c) of the Exchange Act solely to inform you of, and provide you with information about, the Merger and the Merger Transactions before the Merger is consummated. This information statement is first being mailed to VLP Common Unitholders on or about, 2018.
Q:	Why am I not being asked to vote on the Merger?
A:	Consummation of the Merger requires VLP Unitholder Approval. VTDC and Contribution Sub collectively own approximately 67.5% of the outstanding Common Units, a sufficient number to approve the Merger Agreement and the Merger Transactions on behalf of the VLP Common Unitholders. Concurrently with the execution of the Merger Agreement, VTDC and VLP entered into the Support Agreement whereby VTDC has agreed to deliver (or cause to be delivered) the VTDC Written Consent approving the Merger Agreement and the Merger Transactions. On November 8, 2018, VTDC and Contribution Sub consummated the Contribution and simultaneously therewith Contribution Sub executed and delivered to VLP a counterpart to the Support Agreement pursuant to which Contribution Sub is bound by all of the terms and provisions of the Support Agreement, as if Contribution Sub were an original party to the agreement. Immediately prior to the closing of the Merger Transactions, VTDC will deliver to VLP the VTDC Written Consent and, as the sole member of Contribution Sub, cause Contribution Sub to deliver the Contribution Sub Written Consent, each approving the Merger Agreement and the Merger Transactions. As a result, VLP has not solicited and is not soliciting your approval of the Merger Agreement or Merger Transactions, and does not intend to call a meeting of VLP Common Unitholders to approve the Merger Agreement or the Merger Transactions. See “The Merger Agreement—VLP Unitholder Approval.”
Q:	What will happen in the Merger?
A:	Merger Sub will merge with and into VLP, with VLP surviving the Merger and continuing to exist as a Delaware limited partnership and each Public Unit will be converted into the right to receive $42.25 in cash, without interest. See “Special Factors—Effects of the Merger.”
Q:	What will I, as a VLP Common Unitholder, receive if the Merger is completed?
A:	Upon completion of the Merger, you will be entitled to receive $42.25 per Common Unit in cash, without interest, less any applicable withholding taxes. See “The Merger Agreement—The Merger Consideration.”
Q:	Will VLP continue to pay quarterly distributions?
A:	While not part of the Merger Consideration, on October 18, 2018, the VLP GP Board declared the Third Quarter Distribution of $0.551 per Common Unit, payable on November 9, 2018 to VLP Common Unitholders of record at the close of business on November 1, 2018. Under the Merger Agreement, however, prior to the closing of the Merger Transactions, VLP GP may not declare, and VLP may not pay, any distribution other than the Third Quarter Distribution unless VLO consents to such distribution in writing. VLO is under no obligation to consent to any distributions other than the Third Quarter Distribution. See “The Merger Agreement—Distributions.”
Q:	What will holders of VLP equity incentive awards receive in the Merger?
A:	VLP GP has previously only awarded equity incentive awards in VLP to VLP’s independent directors pursuant to the Valero Energy Partners LP 2013 Incentive Compensation Plan (the “VLP Incentive Compensation Plan”), which awards are in the form of Restricted Units, along with corresponding DERs, that typically vest in annual one-third increments over a three-year period. Immediately prior to the Effective Time, (i) all Restricted Units then outstanding will receive immediate and full acceleration of vesting and be entitled to receive the Merger Consideration along with any corresponding accrued but unpaid distributions with respect to the DERs related to any Restricted Units and (ii) the DERs associated therewith will be cancelled and cease to exist. See “Special Factors—Interests of Certain Persons in the Merger.”

Q:	How does the $42.25 per unit Merger Consideration compare to the market price of the Common Units prior to the execution of the Merger Agreement?
A:	The $42.25 per unit Merger Consideration represents a premium of approximately 12% to the 30 trading-day volume weighted average price (“VWAP”) of the Common Units as of October 17, 2018, the second to last trading day prior to the public announcement of the Merger Agreement and the Merger Transactions. The $42.25 per unit Merger Consideration is above the closing price of the Common Units as of October 17, 2018 and October 18, 2018. See “Common Unit Market Price and Distribution Information—Common Unit Market Price Information.”
Q:	Why does the VLP GP Board recommend that VLP Common Unitholders approve the Merger Agreement and the Merger Transactions?
A:	The VLP GP Board considered a number of factors in making its determination and approvals and the related recommendation to VLP Common Unitholders. The factors considered by the VLP GP Board to be generally positive or favorable include, but are not limited to, the following:
•	the unanimous determination and recommendation of the VLP GP Committee;
•	receipt by the VLP GP Committee of the Partnership Fairness Opinion (as defined in the Merger Agreement) of Jefferies, dated October 18, 2018, that based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth therein, as of October 18, 2018, the $42.25 per unit Merger Consideration to be received by the VLP Unaffiliated Unitholders in connection with the Merger was fair, from a financial point of view, to VLP and the VLP Unaffiliated Unitholders;
•	the Merger will provide the VLP Unaffiliated Unitholders with Merger Consideration of $42.25 per Common Unit, a price the VLP GP Committee viewed as fair in light of the premium offered, VLP’s recent and projected financial performance and uncertainty around the growth strategy with respect to VLP. The Merger Consideration represents a premium of approximately 12% to the VWAP of the Common Units for the 30 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on October 17, 2018;
•	the Merger Consideration of $42.25 per Common Unit represents an approximate 5.6% increase from the $40.00 per Common Unit offered by VLO in its Initial Proposal (as defined below) submitted to the VLP GP Board on September 21, 2018;
•	the VLP GP Committee’s belief that VLO’s offer of the Merger Consideration of $42.25 per Common Unit was likely the highest price VLO would be willing to pay at the time of the VLP GP Committee’s determination and approval;
•	the VLP GP Board’s belief that, under the status quo, it was unlikely that (i) VLO would continue to fund asset drop-downs to VLP through subordinated loans or Common Unit acquisitions and (ii) VLP would be able to self-fund its growth through the equity capital markets or otherwise on attractive terms; and
•	the VLP GP Committee’s belief that it was unlikely that any other transaction with a third party involving a sale of VLP or a significant interest in VLP or its assets could be consummated at the time of the VLP GP Committee’s determination and approval in light of VLO’s stated position when it delivered the Initial Proposal (and throughout its negotiations with the VLP GP Committee) that it was only interested in acquiring all of the outstanding Common Units owned by the VLP Public Unitholders and had no interest in approving any combination of VLP with, or a sale of all or substantially all of the assets of VLP to, any other acquirer.

For a full list of the factors considered by the VLP GP Board and the VLP GP Committee, see “Special Factors—Recommendation of the VLP GP Committee and the VLP GP Board; Reasons for Recommending Approval of the Merger Agreement and the Merger Transactions.”

Q:	When do you expect the Merger to be completed?
A:	VLO and VLP expect the Merger will close as soon as possible following the satisfaction of certain customary closing conditions, which the parties are diligently working towards completing. See “The Merger Agreement—Effective Time; Closing.”
Q:	What if the Merger is not completed?
A:	If the Merger is not completed because the closing conditions are not satisfied or waived, you will not receive any consideration for your Common Units in connection with the Merger. Instead, VLP will remain a publicly traded MLP, and the Common Units will continue to be listed and traded on the NYSE.
Q:	What conditions must be satisfied to complete the Merger?
A:	VLO and VLP are not required to complete the Merger unless a number of conditions are satisfied or waived. These conditions include, among others, the receipt of the Written Consents providing VLP Unitholder Approval of the Merger Agreement and the Merger Transactions. As of the date of this information statement, VTDC and Contribution Sub collectively own approximately 67.5% of the Common Units, a sufficient number to approve the Merger Agreement and the Merger Transactions on behalf of the VLP Common Unitholders. Concurrently with the execution of the Merger Agreement, VLP and VTDC entered into the Support Agreement pursuant to which VTDC has agreed to deliver (or cause to be delivered) the VTDC Written Consent approving the Merger Agreement and the Merger Transactions. On November 8, 2018, VTDC and Contribution Sub consummated the Contribution and simultaneously therewith Contribution Sub executed and delivered to VLP a counterpart to the Support Agreement pursuant to which Contribution Sub is bound by all of the terms and provisions of the Support Agreement, as if Contribution Sub were an original party to the agreement. Immediately prior to the closing of the Merger Transactions, VTDC will deliver the VTDC Written Consent, and, as the sole member of Contribution Sub, cause Contribution Sub to deliver the Contribution Sub Written Consent, each approving the Merger Agreement and the Merger Transactions, which will satisfy the condition of the receipt of VLP Unitholder Approval of the Merger Agreement and the Merger Transactions.

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	Why is no vote required if VLP Unitholder Approval is required to approve of the Merger Agreement and the Merger Transactions?
A:	Approval of the Merger Agreement and the Merger Transactions requires VLP Unitholder Approval. The VLP Partnership Agreement permits voting by written consent. VTDC and Contribution Sub collectively own approximately 67.5% of the outstanding Common Units, a sufficient number to approve the Merger Agreement and the Merger Transactions. Pursuant to the Support Agreement, and a counterpart thereto pursuant to which Contribution Sub is bound by all of the terms and provisions of the Support Agreement, as if Contribution Sub were an original party to the agreement, VTDC will execute and deliver the VTDC Written Consent, and, as the sole member of Contribution Sub, cause Contribution Sub to execute and deliver the Contribution Sub Written Consent, immediately prior to the closing of the Merger Transactions, approving the Merger Agreement and the Merger Transactions, which Written Consents will constitute VLP Unitholder Approval. See “The Merger Agreement—VLP Unitholder Approval.”
Q:	Will VLP, through the VLP GP Board, be required to submit the Merger Agreement and the Merger to a vote by the VLP Common Unitholders by written consent even if the VLP GP Board has made a VLP Adverse Recommendation Change?
A:	Yes. Unless the Merger Agreement is terminated, VLP is required to submit the Merger Agreement and the Merger to a vote by the VLP Common Unitholders by written consent regardless of whether the VLP GP Board recommends that the VLP Common Unitholders reject the Merger Agreement and the Merger or otherwise takes any action constituting a VLP Adverse Recommendation Change under the Merger Agreement.

For more information regarding the ability of VLP to terminate the Merger Agreement, and the VLP GP Board’s ability to change its recommendation with respect to the Merger Agreement and the Merger, see “The Merger Agreement—Termination” and “The Merger Agreement—VLP GP Recommendation and VLP Adverse Recommendation Change.”

Q:	What do I need to do now?
A:	No action by you is requested or required at this time. If the Merger is consummated, you will receive instructions regarding the surrender of, and payment of the Merger Consideration for, your Common Units. See “The Merger Agreement—Surrender of Common Units.”
Q:	What happens if I sell my Common Units before the Effective Time?
A:	If you transfer your Common Units before the Effective Time, you will transfer the right to receive the per unit Merger Consideration, if the Merger is consummated, to the person to whom you transfer your Common Units. See “The Merger Agreement—The Merger Consideration.”
Q:	How will I receive the per unit Merger Consideration to which I am entitled?
A:	Promptly after the Effective Time, the paying agent (who will be appointed by VLO prior to the closing of the Merger and will be reasonably acceptable to VLP) will mail or provide to each VLP Common Unitholder of record certain transmittal materials and instructions for use in effecting the surrender of Common Units to the paying agent. VLP does not have certificated Common Units as of the date of this information statement. As such, your Common Units are held in “street name” through a bank, brokerage firm or other nominee, and you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” Common Units in exchange for the per unit Merger Consideration. In the event that unit certificates are issued to you after the date of this information statement, please do not send such certificates to the paying agent until you receive the transmittal materials and instructions for use in effecting the surrender of Common Units to the paying agent. See “The Merger Agreement—Surrender of Common Units.”
Q:	Am I entitled to appraisal or dissenters’ rights?
A:	No. VLP Common Unitholders are not entitled to dissenters’ rights of appraisal under the VLP Partnership Agreement, the Merger Agreement or applicable Delaware law. See “Special Factors—No Appraisal Rights.”
Q:	What are the expected U.S. federal income tax consequences to VLP Common Unitholders as a result of the Merger?
A:	The receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. VLP Common Unitholders will generally recognize capital gain or loss on the receipt of cash in exchange for Common Units. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by VLP and its subsidiaries. Passive losses that were not deductible by a VLP Common Unitholder in prior taxable periods because they exceeded a VLP Common Unitholder’s share of VLP’s income may become available to offset a portion of the gain recognized by such VLP Common Unitholder. The U.S. federal income tax consequences of the Merger to a VLP Common Unitholder will depend on such VLP Common Unitholder’s own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you. See “Material U.S. Federal Income Tax Considerations” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.
Q:	What is “householding”?
A:	The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for information statements with respect to two or more security holders sharing the same address by delivering a single notice or information statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Banks, brokers and other nominees with accountholders who are VLP Common Unitholders may be “householding” VLP’s information statement materials. As indicated in the notice provided by these brokers to VLP Common Unitholders, a single information statement will be delivered to multiple VLP Common

Unitholders sharing an address unless contrary instructions have been received from an affected VLP Common Unitholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate information statement, please notify your broker or write to the following address:

Valero Energy Partners LP
One Valero Way
San Antonio, Texas 78249
Attention: Investor Relations
Telephone: (210) 345-2000

See “Other Matters—Householding of Materials.”

Q:	Who can help answer my questions?
A:	If you have any questions about the Merger or need additional copies of this information statement, you should contact VLP at the above address and phone number.

SPECIAL FACTORS

This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached as Annex A to this information statement. You should read the entire Merger Agreement carefully because it is the legal document that governs the Merger.

If the Merger is completed, the VLP Public Unitholders will have the right to receive the Merger Consideration, less any applicable withholding taxes.

Background of the Merger

The senior management teams of VLO and VLP, and the VLO Board and the VLP GP Board, regularly review operational and strategic opportunities to maximize value for their respective investors. In connection with these reviews, these management teams and boards of directors from time to time evaluate potential transactions that would further their respective strategic objectives and create value for VLO stockholders and VLP Common Unitholders, as applicable. As part of their consideration of these potential transactions, senior management of VLO and VLP continually evaluate ways to optimize cost of capital to take advantage of strategic opportunities as they arise.

As more fully described in the section entitled “Summary Term Sheet—Parties to the Merger Transactions—Relationship of the Parties to the Merger Transactions,” VLP was formed by VLO to own, operate, develop, and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets. VLP is managed and operated by the VLP GP Board and the executive officers of VLP GP. VLO is the sole ultimate owner of VLP GP and has the right to appoint the entire VLP GP Board, including the independent directors appointed in accordance with the listing standards of the NYSE.

VLO formed VLP in 2013, in part, because of the low cost of capital afforded to MLPs at that time, which would permit VLO to fund its midstream business in a cost-efficient manner. Access to equity capital markets for MLPs has deteriorated due to various factors, resulting in a significantly higher cost of capital for VLP. Beginning in late 2017, senior management of VLO began considering various potential strategic transactions concerning VLP given the partnership was no longer able to achieve its principal goal – to be a source of low-cost capital to grow a logistics business that services VLO’s refineries. VLO senior management considered several alternatives, including third-party merger opportunities, the elimination of VLP’s IDRs, electing to be taxed as a corporation for U.S. tax purposes, fully converting to a C-corporation and various other simplification transactions undertaken by other similarly situated MLPs. VLO senior management also evaluated the status quo with respect to VLP, and VLP’s prospects under (i) a “market recovery case,” whereby it was assumed that VLP would be able to access the public equity markets and grow through asset drop-downs from VLO (the “Market Recovery Case”), and (ii) a “self-funding case,” whereby it was assumed that VLP would fund growth using excess cash only and that VLO would not continue to fund asset drop-downs to VLP through subordinated loans or Common Unit acquisitions (the “Self-Funding Case”). Over the course of these considerations, VLO senior management discussed, among other things, (i) the general inability of MLPs to access the equity capital markets and that such access was a key component in the determination to form VLP and pursue an initial public offering of its Common Units, (ii) the increased cost of capital that VLP was experiencing and (iii) investor sentiment regarding incentive distribution rights generally and the MLP governance model.

In late 2017, VLO began discussions with J.P. Morgan Securities LLC (“J.P. Morgan”) to preliminarily evaluate the financial aspects and implications of various hypothetical strategic transactions concerning VLP. Around such time, VLO also began discussions with its outside legal counsel, Baker Botts L.L.P. (“Baker Botts”), regarding various legal analyses with respect to hypothetical strategic transactions concerning VLP. J.P Morgan’s and Baker Botts’ respective analyses and discussions with VLO were exploratory in nature and were intended to help VLO develop a better understanding of the financial and legal implications of various potential transactions concerning VLP. Such discussions continued to occur periodically until early September 2018.

Throughout the course of 2017 and 2018, as many other MLPs were engaging in strategic simplification transactions, analysts and investors began to speculate on the path forward for VLP. On VLP’s second quarter earnings call on July 26, 2018, analysts posed numerous questions regarding the status of VLP’s strategic direction and its consideration of various simplification transactions, to which VLP senior management responded that VLP was evaluating all options available to VLP and did not have any further guidance. While the senior management teams of VLP and VLO did not view such earnings call as demanding an accelerated time frame in which to make a determination on the strategic direction of VLP, given the deterioration of equity capital markets for MLPs, the level of investor interest around the uncertainty of VLP’s future plans on such earnings call, and the trading price of the Common Units immediately thereafter, the VLO and VLP senior management teams did consider the potential costs and benefits of a prolonged evaluation of VLP’s options.

After further consideration of the relative merits and risks associated with the strategic alternatives that VLO senior management had been preliminarily evaluating (including simply maintaining the status quo with respect to VLP), VLO senior management concluded that, unless access to equity capital markets in a cost-efficient manner improved for VLP, acquiring the Public Units through a merger transaction was the best alternative for both VLO and VLP and their respective stakeholders. VLO senior management considered the various potential benefits in relation to the costs and risks associated therewith, including that such merger transaction would (i) simplify VLO’s structure and administrative burden, (ii) guarantee that VLO would maintain control over VLP’s assets, which are crucial to VLO’s operations and (iii) be accretive to VLO’s earnings per share and cash flow per share. VLO senior management viewed the costs and risks associated with such transaction to be (i) the potential tax liability associated therewith for VLP Common Unitholders, (ii) VLO’s loss of the Common Units as an acquisition currency and (iii) the loss of a public marker for the value of certain logistics assets.

On September 10, 2018, Baker Botts and J.P. Morgan participated in a telephonic meeting with VLO to discuss the decision by VLO senior management to actively pursue the potential acquisition of VLP by VLO through a merger transaction. During this discussion, VLO senior management indicated that VLO intended to hold a VLO board meeting on September 20, 2018 to approve initiating discussions with respect to such potential transaction and, if approved, to submit an initial, non-binding proposal to the VLP GP Board thereafter. While each of the other strategic alternatives considered by VLO management presented a different mix of these benefits and risks, a merger transaction was determined by VLO management to offer the greatest overall benefit in relation to the risks associated therewith.

Later on September 10, 2018, in order to facilitate planning and to reduce the risk that any scheduling, timing or other conflicts affecting the ability of the members of the VLP GP Committee to fully and diligently consider the potential merger transaction, VLO informed the VLP GP Committee, in vague, non-definitive terms, that a transaction involving VLO and VLP was being considered. On September 11, 2018, for the same reasons, Baker Botts informed representatives of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), the VLP GP Committee’s historical and regular legal counsel, in vague, non-definitive terms, that a transaction involving VLO and VLP was being considered. On September 14, 2018, VLO formally engaged J.P. Morgan as a financial advisor in respect of a potential merger transaction involving VLP.

On September 11, 2018, Tim Fretthold, Chairman of the VLP GP Committee, contacted Jefferies and Akin Gump regarding their potential representation of the VLP GP Committee in connection with a potential transaction with VLO. On September 18, 2018, the VLP GP Committee preliminarily determined to engage Jefferies and Akin Gump, subject to completion of due diligence with respect to, among other things, Jefferies’ and Akin Gump’s independence and potential conflicts. The determination to engage Jefferies and Akin Gump on a preliminary basis was based on, among other things, their knowledge and experience with respect to public merger and acquisition transactions and VLP’s industry specifically, as well as their substantial experience advising publicly traded MLPs and other companies with respect to transactions similar to the potential merger transactions.

On September 20, 2018, the VLO Board held a meeting where VLO senior management and the VLO Board discussed the costs and benefits associated with the various strategic alternatives that VLO senior management had considered, including maintaining the status quo with respect to VLP, and why VLO senior management believed that pursuing the potential merger transaction with VLP was the best alternative. Following such discussions, the VLO Board determined that it was advisable and in the best interest of VLO and its stockholders to formally approach the VLP GP Board regarding the potential merger transaction with a non-binding proposal. During such meeting, in an effort eliminate any conflicts of interest that could influence the potential merger transaction, the VLO Board formed the VLO Special Committee and delegated to the VLO Special Committee the full power, authority and responsibility to, among other things, review, evaluate, negotiate and determine whether to approve a potential merger transaction, for and on behalf of the VLO Board and VLO.

On September 20, 2018, the VLO Special Committee held a meeting and approved the submission of a non-binding proposal (the “Initial Proposal”) to the VLP GP Board, pursuant to which VLO would offer to acquire each of the Public Units at a price of $40.00 per Common Unit in cash (the “Initial Offer Price”).

On September 21, 2018, VLO senior management provided the Initial Proposal to the VLP GP Board, in its capacity as the governing body of VLP. The Initial Offer Price included in the Initial Proposal represented a 10.7% premium to the previous day’s closing price of $36.12 for the Common Units.

Later that day, the VLP GP Board held a meeting to discuss the Initial Proposal, at which senior management of VLP and representatives of Baker Botts were present. At such meeting, the VLP GP Board authorized the VLP GP Committee, composed of Robert S. Beadle, Timothy J. Fretthold and Randall J. Larson, each independent directors, to, among other things, review, evaluate, negotiate and, if appropriate, provide Special Approval (pursuant to the VLP Partnership Agreement) of the proposed Merger. The VLP GP Board also authorized the VLP GP Committee to select and retain its own independent legal and financial advisors.

Also on September 21, 2018, at the request of the VLP GP Committee, representatives of VLO management held a telephonic meeting with representatives of Baker Botts, Jefferies and Akin Gump to (i) discuss the Initial Proposal, (ii) discuss VLO management’s views of the current MLP environment, (iii) receive a preliminary overview of VLO management’s rationale for considering the proposed Merger, (iv) discuss timing for a presentation to the VLP GP Committee by VLO management of the proposed Merger and (v) discuss anticipated information to be provided by VLO management for the VLP GP Committee’s review and evaluation of the proposed Merger. During the course of the meeting, representatives of Jefferies and Akin Gump asked questions regarding the proposed Merger and the Initial Proposal that were answered by members of VLO management.

On September 26, 2018, a representative of VLO management delivered VLO management’s presentation and VLO management’s financial projections prepared with respect to the Market Recovery Case and the Self-Funding Case, in each case relating to the future financial and operating performance of VLP during the period from 2018 to 2022 (with immaterial corrections thereto delivered on October 3, 2018, the “VLP Projections”) to a representative of Jefferies.

Between September 27, 2018 and October 4, 2018, Baker Botts prepared, discussed and reviewed initial drafts of the Merger Agreement and the Support Agreement with VLO senior management, as well as Richards, Layton & Finger, P.A., Delaware counsel to VLO.

On September 28, 2018, VLO opened a virtual data room to Jefferies and Jefferies began a comprehensive review of its contents.

On September 29, 2018, at the direction of the VLP GP Committee, Jefferies provided initial due diligence questions to VLO management and requested a conference call with members of VLO management to discuss such due diligence questions regarding the Merger Transactions.

On October 2, 2018, Jefferies held a teleconference call with members of VLO management and representatives of J.P. Morgan to discuss Jefferies’ initial model and its due diligence questions.

On October 4, 2018, the members of the VLP GP Committee held a telephonic meeting with representatives of Jefferies and Akin Gump. After discussion and consideration, the VLP GP Committee, among other things, (i) formally retained Jefferies as the VLP GP Committee’s independent financial advisor with respect to the VLP GP Committee’s review and consideration of the Merger Transactions and (ii) formally retained Akin Gump as the VLP GP Committee’s independent legal advisor with respect to the VLP GP Committee’s review and consideration of the Merger Transactions. Representatives of Jefferies then discussed with the VLP GP Committee the due diligence that had been conducted to date and Jefferies’ preliminary financial analysis of the Merger based on the VLP Projections and the proposed merger consideration of $40.00 per Common Unit. During the presentation, Jefferies provided, among other things, (i) a summary of the terms of the Merger Transactions, (ii) a situational analysis for VLP and (iii) a summary of the VLP Projections, including the underlying assumptions. During the course of the meeting, the VLP GP Committee asked, and representatives of Jefferies answered, questions with respect to the Merger Transactions and Jefferies’ preliminary financial analysis.

On October 4, 2018, Baker Botts delivered an initial draft of the Merger Agreement to Akin Gump and the VLP GP Committee that, among other things, provided for all cash consideration at the Initial Offer Price. The structure proposed by the initial draft of the Merger Agreement was consistent with the Initial Proposal and contemplated the execution of the Support Agreement. On October 5, 2018, Baker Botts delivered an initial draft of the Support Agreement to Akin Gump.

On October 8, 2018, at a telephonic meeting of the VLP GP Committee at which representatives of Jefferies and Akin Gump were present, representatives of Akin Gump provided an update regarding the status of the Transaction Documents and representatives of Jefferies discussed with the VLP GP Committee the due diligence that had been conducted to date and Jefferies’ financial analysis of the Merger Transactions based on the VLP Projections and the proposed merger consideration of $40.00 per Common Unit. During the presentation, Jefferies provided, among other things, (i) a summary of the terms of the Merger Transactions, (ii) a situational analysis for VLP, (iii) a summary of the VLP Projections, including the underlying assumptions and (iv) a detailed financial analysis of VLP, including a selected public companies analysis, a discounted cash flow analysis and a premiums paid analysis. Representatives of Jefferies then described, for the benefit of the VLP GP Committee, the significance of each valuation analysis method. During the presentation, the VLP GP Committee asked, and representatives of Jefferies answered, questions with respect to Jefferies’ financial analyses. Following additional discussion, the VLP GP Committee directed Jefferies to make a counteroffer of $45.00 per Common Unit, payable in cash (the “October 8 Counteroffer”).

On October 8, 2018, Jefferies delivered the October 8 Counteroffer of $45.00 per Common Unit in cash. In submitting the October 8 Counteroffer, Jefferies stated that the price of $45.00 per Common Unit was due, in part, to (i) the trading price of the Common Units over the course of the third quarter of 2018 and (ii) that the all-cash aspect of the Initial Proposal did not allow the VLP Unaffiliated Unitholders to benefit from any synergies that may result from the Merger. On October 8, 2018, the closing price of the Common Units was $40.00.

On October 10, 2018, the VLO Special Committee held a telephonic meeting to discuss the October 8 Counteroffer. The meeting was also attended by representatives of Baker Botts, J.P. Morgan and VLO senior management. At this meeting, the VLO Special Committee discussed the trading patterns and price of the Common Units following the submission of the Initial Proposal. VLO senior management and the VLO Special Committee also discussed their shared view that the Market Recovery Case was far less likely to occur than the Self-Funding Case. Given the discussions around the trading patterns and price of the Common Units following submission of the Initial Proposal and the view of the VLO Special Committee and VLO senior management that the price at which the Common Units were then trading already reflected a premium to the Initial Offer Price, the VLO Special Committee approved a counterproposal to the October 8 Counteroffer of up to $41.25 per Common Unit in cash, with the specific amount offered and the negotiations associated therewith being left to the discretion of VLO senior management. Later that day, J.P. Morgan called Jefferies on behalf of VLO and submitted a revised proposal with respect to the Merger of $41.25 per Common Unit in cash (the “October 10 Proposal”).

On October 10, 2018, at a telephonic meeting of the VLP GP Committee at which representatives of Jefferies were present, representatives of Jefferies communicated the October 10 Proposal. The VLP GP Committee and Jefferies discussed matters relating to Common Unit trading performance and the appropriate response to the October 10 Proposal. Following those discussions, the VLP GP Committee determined to have Jefferies communicate to J.P. Morgan a counteroffer (the “October 11 Counteroffer”) of $42.50 per Common Unit, payable in cash, and guaranteed payment of regular quarterly cash distributions to VLP unitholders with respect to the Third Quarter Distribution and the quarter ended December 31, 2018 (the “Fourth Quarter Distribution”) and to provide J.P. Morgan with information regarding the recent trading performance of the VLP Common Units. On October 10, 2018, the closing price of the Common Units was $39.50.

On October 11, 2018, Jefferies called J.P. Morgan on behalf of the VLP GP Committee to submit the October 11 Counteroffer to J.P. Morgan.

In the afternoon on October 12, 2018, the VLO Special Committee held a telephonic meeting, attended by representatives of Baker Botts, J.P. Morgan and VLO senior management, to discuss the October 11 Counteroffer. At such meeting, the VLO Special Committee and VLO senior management discussed whether to make a further counterproposal or accept the October 11 Counteroffer. After further discussion regarding the payment of distributions during the pendency of the transaction, the potential benefits and risks associated with making further counterproposals and the volatility of the market for the Common Units, the VLO Special Committee authorized J.P. Morgan to respond to the October 11 Counteroffer with a price of not more than $42.50 per Common Unit in cash, subject to VLP agreeing to pay only the Third Quarter Distribution prior to the closing of the Merger, with the specific amount offered and the negotiations associated therewith being left to the discretion of VLO senior management. At such meeting, Baker Botts also reviewed with the VLO Special Committee the terms of the draft Merger Agreement and Support Agreement provided to the VLP GP Committee. Following such review, the members of the VLO Special Committee asked various questions regarding the terms of such agreements.

During the afternoon of October 12, 2018, at a telephonic meeting of the VLP GP Committee at which representatives of Akin Gump were present, representatives of Akin Gump summarized conversations held between Akin Gump and Baker Botts regarding the Merger Transactions earlier that day and proceeded to report to the VLP GP Committee on the draft Transaction Documents, including (i) a market survey of transaction terms in similar merger agreements, (ii) an overview of the terms of the initial drafts of the Transaction Documents and (iii) a number of potential negotiation points and recommended changes to the Transaction Documents, including, among others, the no-shop provision, the distribution payment provision and fiduciary outs, including circumstances that would allow VLP to terminate the Merger Agreement or effect a VLP Adverse Recommendation Change, and VLP GP Committee consultation and approval requirements for various actions by VLP under the Transaction Documents. During the course of the meeting, the VLP GP Committee asked, and representatives of Akin Gump answered, various questions with respect to the drafts of the Transaction Documents. Following the discussion, the VLP GP Committee determined to have representatives of Akin Gump provide Baker Botts with revised drafts of the Transaction Documents once the non-binding economic terms of the Merger Transactions were established.

Later that day, the VLO Special Committee directed J.P. Morgan to present a counterproposal to Jefferies of $42.00 per Common Unit in cash and a requirement that VLP agree to pay only the Third Quarter Distribution (the “October 12 Offer”).

Later in the afternoon on October 12, 2018, at a telephonic meeting of the VLP GP Committee at which representatives of Jefferies and Akin Gump were present, representatives of Jefferies communicated the October 12 Offer. Representatives of Jefferies then summarized discussions with J.P. Morgan regarding the October 11 Counteroffer during which J.P. Morgan referenced (i) market volatility, (ii) sustainability of VLP performance, (ii) peer group composition and (iv) the Common Unit trading price as of such time as rationales for the October 12 Offer, among others, in response to the October 11 Counteroffer. After discussion in which the VLP GP Committee discussed market conditions and transaction premiums, the VLP GP Committee determined to propose that the consideration be $42.25 per Common Unit, payable in cash, with guaranteed payment of the Third Quarter Distribution (the “October 12 Counteroffer”).

In the evening of October 12, 2018, Jefferies submitted the October 12 Counteroffer to J.P. Morgan via telephone on behalf of the VLP GP Committee. VLO senior management communicated to Jefferies that, pending negotiation of definitive documents, the VLO Special Committee would be supportive of a transaction based on the terms of the October 12 Counteroffer. On October 12, 2018, the closing price of the Common Units was $38.90.

During the afternoon of October 12, 2018, J.P. Morgan called Jefferies on behalf of VLO and informed Jefferies that VLO accepted the non-binding economic terms of the October 12 Counteroffer.

From October 12, 2018 through October 18, 2018, Baker Botts, Akin Gump, the VLP GP Committee and VLO management negotiated the terms of the Merger Agreement and the Support Agreement.

Later in the evening of October 12, 2018, Akin Gump provided revised drafts of the Transaction Documents to Baker Botts reflecting the comments of the VLP GP Committee. The October 12, 2018 drafts provided by Akin Gump to Baker Botts included, among other things, (i) modifications to some of the representations and warranties of VLO and Merger Sub, as well as to certain other provisions of the Merger Agreement, (ii) expansions to the circumstances in which (A) the VLP GP Committee’s consent would generally be required in order for the VLP GP Board to take certain actions under the Merger Agreement and (B) the VLP GP Board would be required to consult with the VLP GP Committee before taking certain actions, (iii) the ability for the VLP GP Board, subject to a customary notice and negotiation period in favor of VLO, to make a VLP Adverse Recommendation Change (but not to terminate the Merger Agreement) in response to an unsolicited third-party acquisition proposal, that, among other criteria, (x) is more favorable to the VLP Unaffiliated Unitholders from a financial point of view and (y) is reasonably likely to be consummated in accordance with its terms, taking into consideration any necessary approvals, but only if the failure to take such action would breach certain duties owed by the VLP GP Committee, (iv) expanding the circumstances under which the VLP GP Board could otherwise effect a VLP Adverse Recommendation Change or terminate the Merger Agreement for Intervening Events (as defined in the Merger Agreement) and (v) updates to the distribution payment provision to provide for the guaranteed payment of the Third Quarter Distribution in an amount of not less than $0.551 per Common Unit.

Between October 15 and October 17, 2018, Baker Botts and Akin Gump traded additional drafts of the Transaction Documents and held several telephonic meetings to discuss the draft Transaction Documents. Among other things, it was ultimately agreed that (i) VLO would agree to include a superior proposal concept, including certain exceptions to the no-shop provision proposed by the VLP GP Committee and Akin Gump in the Merger Agreement, (ii) the circumstances under which the Merger Agreement could be terminated or a VLP Adverse Recommendation Change could be effected would be limited to circumstances where failure to take action would be a breach of the VLP GP Board’s duties to the VLP Unaffiliated Unitholders under applicable law, as modified by the VLP Partnership Agreement, or the VLP Partnership Agreement, and removal of the additional exceptions proposed by Akin Gump and the VLP GP Committee and (iii) a middle ground could be reached whereby the VLP GP Board would generally be required to consult with, rather than obtain the consent of, the VLP GP Committee before taking certain actions under the Merger Agreement.

On the morning of October 18, 2018, the VLO Special Committee held a meeting wherein VLO senior management discussed the history of negotiations with respect to the Merger Consideration that resulted in the October 12 Counteroffer, and Baker Botts provided a summary of the final terms of the Transactions Documents, as well as the negotiations leading to the finalization of such terms. Following such discussions, the VLO Special Committee (i) determined that the Merger Agreement is advisable and the Merger Transactions are fair and reasonable to the VLP Unaffiliated Unitholders and in the best interest of VLO and its stockholders and (ii) approved the Merger Agreement and the Merger Transactions, the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions.

Later that morning, at a meeting of the VLP GP Committee at which representatives of Jefferies and Akin Gump were present, representatives of Akin Gump provided an overview of the terms of the final draft of the Merger Agreement, explained the final negotiated changes to the Transaction Documents and answered questions from the VLP GP Committee regarding the terms of the agreements. The VLP GP Committee discussed the Merger Agreement provisions related to the Third Quarter Distribution and the contractual prohibition against the Fourth Quarter Distribution being paid unless consented to by VLO. Such discussions specifically contemplated the Outside Date for the consummation of the Merger Transactions being on or before July 18, 2019. Jefferies presented its financial analysis of the Merger Consideration of $42.25 per Common Unit, payable in cash, with guaranteed payment of the Third Quarter Distribution, noting that the Jefferies presentation materials and financial analyses were substantially similar to those most recently presented to the VLP GP Committee and had been updated to reflect the Merger Consideration of $42.25 per Common Unit. The $42.25 per Common Unit Merger Consideration represented a premium of (i) approximately 17% to the closing price of the Common Units on September 20, 2018, the last completed trading day prior to VLO’s initial proposal to the VLP GP Committee on September 21, 2018, and (ii) approximately 12% to the 30 trading-day VWAP of the Common Units as of October 17, 2018. After the VLP GP Committee discussed Jefferies’ presentation, representatives of Jefferies then confirmed that Jefferies was prepared to deliver a fairness opinion to the VLP GP Committee based on the Merger Consideration of $42.25 per Common Unit. At the request of the VLP GP Committee, Jefferies delivered its written opinion dated October 18, 2018, that, as of October 18, 2018 and based upon and subject to the factors, procedures, limitations and other matters set forth in its written opinion, the Merger Consideration of $42.25 per Common Unit was fair, from a financial point of view, to VLP and the VLP Unaffiliated Unitholders. After further discussions and based on prior conclusions of the VLP GP Committee with respect to the risks and merits of the Merger Transactions, the VLP GP Committee unanimously, and in good faith, (i) determined that the Merger Agreement, the Support Agreement and the Merger Transactions are (A) fair and reasonable to the VLP Unaffiliated Unitholders and (B) in the best interest of VLP, (ii) approved the Merger Agreement, the Support Agreement and the Merger Transactions, (iii) recommended that the VLP GP Board approve the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions and (iv) recommended that the VLP GP Board submit the Merger Agreement to a vote of VLP’s limited partners by written consent and recommend the approval of the Merger Agreement and the Merger by VLP’s limited partners, such action by the VLP GP Committee described in clauses (i)(B) and (ii) above constituting “Special Approval” (as such term is defined in the VLP Partnership Agreement).

Upon the receipt of the VLP GP Committee’s recommendation, on October 18, 2018, the VLP GP Board, unanimously, and in good faith, (i) determined that each of the Merger Agreement, the Support Agreement and the Merger Transactions is fair and reasonable to the VLP Unaffiliated Unitholders and in the best interest of VLP, (ii) approved the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions, (iii) resolved and directed that the Merger Agreement and the Merger be submitted to a vote of VLP’s limited partners by written consent (and authorized VLP’s limited partners to act by written consent without a meeting in connection with the approval of the Merger Agreement and the Merger) and (iv) recommended approval of the Merger Agreement and the Merger by VLP’s limited partners.

On the afternoon of October 18, 2018, the Transaction Documents were executed by the parties.

Later in the afternoon of October 18, 2018, VLO and VLP issued news releases announcing the Merger Agreement.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

The approval of the Merger Agreement, the Support Agreement and the Merger Transactions by a majority of the members of the VLP GP Committee acting in good faith constitutes “Special Approval” (as such term is defined in the VLP Partnership Agreement). Under Section 7.9(a) of the VLP Partnership Agreement, whenever a potential conflict of interest exists between VLP GP or its affiliates, on the one hand, and VLP, its subsidiaries or the VLP Common Unitholders, on the other hand, such as the consideration of the Merger Agreement, the Support Agreement and the Merger Transactions, any resolution or course of action by VLP GP or its affiliates in respect of such conflict of interest will be permitted and deemed approved by VLP GP and all of VLP’s limited partners, and will not constitute a breach of the VLP Partnership Agreement (including any agreement contemplated by the VLP Partnership Agreement) or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is approved by Special Approval.

Under Section 7.9(b) of the VLP Partnership Agreement, whenever VLP GP (acting in its capacity as the general partner of VLP) or the VLP GP Board or any committee thereof (including the VLP GP Committee) makes a determination or takes, or declines to take, any other action in their respective capacities, VLP GP, the VLP GP Board and any committee thereof (including the VLP GP Committee), as applicable, are each required to make such determination, or take or decline to take such other action, in “good faith,” meaning that they subjectively believed that the determination or other action was not adverse to VLP’s best interests, and, except as specifically provided by the VLP Partnership Agreement, will not be subject to any other or different standard imposed by the VLP Partnership Agreement, Delaware law, or any other law, rule or regulation, or at equity.

Under Section 7.10(b) of the VLP Partnership Agreement, any action taken or omitted to be taken by, among others, VLP GP or members of the VLP GP Board in reliance upon the advice or opinion of legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by such person as to matters reasonably believed to be in such adviser’s professional or expert competence, will be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

Recommendation of the VLP GP Committee and the VLP GP Board; Reasons for Recommending Approval of the Merger Agreement and the Merger Transactions

The VLP GP Committee

The VLP GP Committee consists of three independent directors: Timothy J. Fretthold, Robert S. Beadle and Randall J. Larson. The VLP GP Committee retained Akin Gump as its independent legal counsel. In addition, the VLP GP Committee retained Jefferies as its independent financial advisor. The VLP GP Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of VLO’s proposals and conducted negotiations with VLO and its representatives with respect to the Transaction Documents and the Merger Transactions.

The VLP GP Committee considered the benefits of the Merger Agreement, including the Merger as well as the associated risks and, on October 18, 2018, unanimously, and in good faith, (i) determined that the Merger Agreement, the Support Agreement and the Merger Transactions are (A) fair and reasonable to the VLP Unaffiliated Unitholders and (B) in the best interest of VLP, (ii) approved the Merger Agreement, the Support

Agreement and the Merger Transactions, (iii) recommended that the VLP GP Board approve the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions and (iv) recommended that the VLP GP Board submit the Merger Agreement to a vote of VLP’s limited partners by written consent and recommend the approval of the Merger Agreement and the Merger by VLP’s limited partners, such action by the VLP GP Committee described in clauses (i)(B) and (ii) above constituting “Special Approval” (as such term is defined in the VLP Partnership Agreement). For more information regarding the recommendation of the VLP GP Committee, see “Special Factors—Recommendation of the VLP GP Committee and the VLP GP Board; Reasons for Recommending Approval of the Merger Agreement and the Merger Transactions—Reasons for the VLP GP Committee’s Recommendation.”

Reasons for the VLP GP Committee’s Recommendation

The VLP GP Committee consulted with its independent financial and legal advisors and considered many factors in making its determination and approvals, and the related recommendation to the VLP GP Board. The VLP GP Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the VLP GP Board:

•	The delivery of an opinion by Jefferies to the VLP GP Committee on October 18, 2018, that, as of October 18, 2018 and based upon and subject to the factors, procedures assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration was fair, from a financial point of view, to VLP and the VLP Unaffiliated Unitholders including the various analyses undertaken by Jefferies in connection with its opinion which are described under “Opinion of Jefferies LLC, Financial Advisor to the VLP GP Committee—Analysis of VLP” (and which opinion and related financial analyses were considered and adopted by the VLP GP Committee as its own).
•	The Merger would provide the Public Unitholders with Merger Consideration of $42.25 per Common Unit, a price the VLP GP Committee viewed as fair in light of VLP’s recent market performance and projected financial performance. Such Merger Consideration amount represented a premium of approximately 12% above the VWAP of the Common Units for the 30 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on October 17, 2018.
•	The Merger Consideration of $42.25 per Common Unit represents a 5.6% increase from the value of the Merger Consideration originally offered by VLO in the Initial Proposal.
•	The VLP GP Board would declare a cash distribution in respect of the third quarter of 2018 in the amount of not less than $0.551 per unit on all of its outstanding Common Units.
•	The VLP GP Committee’s belief that it was unlikely that any other transaction with a third party involving a sale of VLP or a significant interest in VLP or its assets could be consummated at the time of the VLP GP Committee’s determination and approval in light of VLO’s stated position when it delivered the Initial Proposal (and throughout its negotiations with the VLP GP Committee) that it was only interested in acquiring all of the outstanding Common Units owned by the Public Unitholders and had no interest in approving any combination of VLP with, or a sale of all or substantially all of the assets of VLP to, any other acquirer. In addition, the VLP GP Committee considered the potential implications to VLP and the Public Unitholders of remaining with the status quo rather than approving the Merger Agreement and the Merger, as reflected in the VLP Projections.
•	The VLP GP Committee’s belief that $42.25 per Common Unit was likely the highest price per Common Unit that VLO would be willing to pay at the time of the VLP GP Committee’s determination and approval.
•	The VLP GP Committee’s recognition that the state of the financial markets makes it difficult to fund VLP acquisitions and expansion capital expenditures.
•	Because a higher percentage of VLP’s cash is allocated to VLP GP due to the IDRs, it is more difficult for VLP to increase the amount of distributions to its unitholders and VLP’s cost of capital is higher, making investments, capital expenditures and acquisitions, and therefore, future growth, more costly.
•	VLO’s historical status as the sole customer of VLP and the dependence of VLP’s growth on the growth of VLO’s business.

•	The impact of rising interest rates on the value of VLP’s yield-oriented securities.
•	Certain terms of the Merger Agreement and the Support Agreement, principally:
•	each Common Unit owned by the Public Unitholders will be converted into the right to received cash equal to $42.25;
•	prior to the Effective Time, each Common Unit would also receive not less than $0.551 as a cash distribution in respect of the third quarter of 2018;
•	the limited nature of the operational representations and warranties given by VLP;
•	the consummation of the Merger is not conditioned on financing;
•	the provision allowing the VLP GP Board to withdraw or change its recommendation in response to an Intervening Event or a Superior Proposal (as such terms are defined in the Merger Agreement) if it determines in good faith (after consultation with the VLP GP Committee) that the failure to take such action would be a breach of its duties to the VLP Unaffiliated Unitholders under applicable law, as modified by the VLP Partnership Agreement, or the VLP Partnership Agreement, subject to a customary notice and negotiation period in favor of VLO;
•	the provision allowing VLP to terminate the Merger Agreement under certain circumstances in response to an Intervening Event (as defined in the Merger Agreement);
•	the lack of a break-up fee for termination of the Merger Agreement in accordance with its terms; and
•	that under the Support Agreement, VTDC has agreed to deliver the VTDC Written Consent unless there is a change in the VLP GP Board’s recommendation, in which case VTDC is allowed to terminate the Support Agreement.

In addition, the VLP GP Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination with respect to the Merger:

•	Each of the members of the VLP GP Committee satisfies the requirements for serving on the VLP GP Committee as required under the VLP Partnership Agreement, including the requirement that all members of the VLP GP Committee be independent directors.
•	In connection with the consideration of the Merger, the VLP GP Committee retained its own independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, and VLP’s industry specifically, as well as substantial experience advising publicly traded MLPs and other companies with respect to transactions similar to the Merger.
•	Under the terms of the Merger Agreement, prior to the Effective Time, VLO will not, and will not permit any of its subsidiaries to, eliminate the VLP GP Committee, revoke or diminish the authority of the VLP GP Committee or remove or cause the removal of any director of the VLP GP Board who is a member of the VLP GP Committee either as a director or as a member of such committee, without the affirmative vote of the majority of the then existing members of the VLP GP Committee.
•	The Merger Agreement may not be amended without the prior approval of the VLP GP Committee.
•	Whenever a determination, decision, approval, consent, waiver or agreement of VLP is required pursuant to the Merger Agreement, including any determination by VLP to terminate the Merger Agreement or any decision or determination by VLP GP to make a VLP Adverse Recommendation Change, such determination, decision, approval, consent, waiver or agreement must be made after consultation with or authorization by, as applicable, the VLP GP Committee (if on behalf of VLP).
•	The terms and conditions of the Merger Agreement and the Merger were determined through negotiations between the VLO Special Committee and the VLP GP Committee and their respective representatives and advisors.

The VLP GP Committee considered the following factors to be generally negative or unfavorable in making its determination and approvals, and the related recommendation to the VLP GP Board:

•	The Merger Agreement does not require VLP to pay a cash distribution in respect of the fourth quarter of 2018 or any quarter in 2019.
•	VTDC owns a sufficient number of Common Units to approve the Merger Agreement and the Merger without a vote of the Public Unitholders.
•	The Public Unitholders will not have equity participation in VLP, or, as a potential portion of the Merger Consideration, in VLO, following the Effective Time of the Merger, and the Public Unitholders will accordingly cease to participate in VLP’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Common Units.
•	The Merger will be a taxable transaction to the Public Unitholders for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”
•	The Public Unitholders are not entitled to appraisal rights under the Merger Agreement, the VLP Partnership Agreement or Delaware law.
•	Although the VLP GP Committee believed that the Merger Consideration was fair and reasonable to the VLP Unaffiliated Unitholders, the VLP GP Committee was not authorized to, and did not, independently conduct an auction process or other solicitation of interest from third parties for the acquisition of VLP or its assets.
•	The Merger might not be completed in a timely manner, or at all, and a failure to complete the Merger could negatively affect the trading price of the Common Units.
•	Determinations, decisions, approvals, consents, waivers or agreements of VLP GP (acting in its own capacity and not on behalf of VLP) under the Merger Agreement do not require VLP GP Committee consent and the VLP GP Committee does not have consulting rights over such actions.
•	Litigation may be commenced in connection with the Merger and such litigation may increase costs and result in a diversion of management focus.

In making its determination and approvals, and the related recommendation to the VLP GP Board, the VLP GP Committee considered the current and historical market prices of the Common Units; however, it was the belief of the VLP GP Committee that market trends do not necessarily reflect VLP’s underlying business or financial condition. In making its determination and approvals, and the related recommendation to the VLP GP Board, the VLP GP Committee did not consider the liquidation value of the assets of VLP or any of its subsidiaries because the VLP GP Committee believed that liquidation value was not a material indicator of the value of VLP. In addition, the VLP GP Committee did not consider VLP’s net book value, which is defined as total assets minus total liabilities, because the VLP GP Committee believed that net book value was not a material indicator of the value of VLP as a going concern. The VLP GP Committee was not aware of, and thus did not consider, any firm offers or proposals made by any unaffiliated person during the past two years for: (i) a merger or consolidation of VLP with another company, (ii) the sale or transfer of all or substantially all of VLP’s assets or (iii) the purchase of VLP securities that would enable such person to exercise control of or significant influence over VLP. The VLP GP Committee is not aware of, and thus did not consider, any purchases by VLP of Common Units during the past two years.

The VLP GP Committee did not retain an unaffiliated representative to act solely on behalf of the VLP Unaffiliated Unitholders for purposes of negotiating the terms of the Merger Agreement. The VLP GP Committee believes that it was not necessary to retain an unaffiliated representative to act solely on behalf of the VLP Unaffiliated Unitholders for purposes of negotiating the terms of the Merger Agreement because the VLP GP Committee was charged with representing the interests of VLP and the VLP Unaffiliated Unitholders, it consisted solely of directors who are not officers or controlling equityholders of VLP, VLP GP or the Valero Parties, it engaged financial and legal advisors to act on its behalf and it was actively involved in deliberations and negotiations regarding the Merger on behalf of the VLP Unaffiliated Unitholders.

The foregoing discussion of the information and factors considered by the VLP GP Committee is not intended to be exhaustive, but includes material factors the VLP GP Committee considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the VLP GP Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. Overall, the VLP GP Committee believed that the positive factors supporting the Merger outweighed the negative factors it considered.

The VLP GP Board

The VLP GP Board consists of seven directors: (i) three of whom are independent (Timothy J. Fretthold, Robert S. Beadle and Randall J. Larson) and (ii) four of whom are executive officers and/or directors of VLO or its affiliates, including executive officers of VLP GP. As such, the directors on the VLP GP Board may have different interests in the Merger than the VLP Common Unitholders. For a complete discussion of these and other interests of the members of the VLP GP Board in the Merger, see “Special Factors—Interests of Certain Persons in the Merger.” The VLP GP Board delegated to the VLP GP Committee the full power and authority of the VLP GP Board to (i) review and evaluate the terms and conditions, and determine the advisability, of the proposed transaction, (ii) negotiate, or delegate the ability to negotiate to any persons, with any party the VLP GP Committee deems appropriate, with respect to the terms and conditions of the proposed transaction, (iii) determine whether or not to recommend for approval to the VLP GP Board the proposed transaction, including by “Special Approval” (as such term is defined in the VLP Partnership Agreement), (iv) make a recommendation to the VLP GP Board whether to approve the proposed transaction and (v) to determine whether the proposed transaction is fair and reasonable to the VLP Unaffiliated Unitholders and in the best interest of VLP.

On October 18, 2018, the VLP GP Committee unanimously and in good faith resolved that the Merger Agreement, the Support Agreement and the Merger Transactions are fair and reasonable to the VLP Unaffiliated Unitholders and in the best interest of VLP. Based upon such determination, the VLP GP Committee recommended to the VLP GP Board that the VLP GP Board (i) approve the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement by VLP and the consummation of the Merger Transactions, and (ii) submit the Merger Agreement to a vote of VLP’s limited partners by written consent and recommend the approval of the Merger Agreement and the Merger by VLP’s limited partners. On October 18, 2018, the VLP GP Board, after considering the factors discussed below, including the unanimous determination and recommendation of the VLP GP Committee, and after receiving the approval of the VLP GP’s sole member, unanimously and in good faith (i) determined that each of the Merger Agreement, the Support Agreement and the Merger Transactions is fair and reasonable to the VLP Unaffiliated Unitholders and in the best interest of VLP, (ii) approved the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and Support Agreement by VLP GP and VLP, and the consummation of the Merger Transactions, (iii) resolved and directed that the Merger Agreement and the Merger be submitted to a vote of VLP’s limited partners by written consent and (iv) recommended approval of the Merger Agreement and the Merger by VLP’s limited partners.

In determining that the Merger Agreement, the Support Agreement and the Merger Transactions are fair and reasonable to the VLP Unaffiliated Unitholders and in the best interest of VLP, and approving the Merger Agreement, the Support Agreement and the Merger Transactions, and recommending that VLP’s limited partners approve the Merger Agreement and the Merger, the VLP GP Board considered a number of factors, including the following material factors: (i) the unanimous, good faith approval and recommendation of the VLP GP Committee and (ii) the factors considered by the VLP GP Committee, including the material factors considered by the VLP GP Committee described under “—Reasons for the VLP GP Committee’s Recommendation” above. In doing so, the VLP GP Board expressly adopted the analysis of the VLP GP Committee, which is discussed above.

The foregoing discussion of the information and factors considered by the VLP GP Board is not intended to be exhaustive, but includes material factors that the VLP GP Board considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the VLP GP Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. The VLP GP Board approved and recommended that VLP Common Unitholders approve, by written consent, the Merger Agreement and the Merger based upon the totality of the information presented to and considered by the VLP GP Board.

The Merger Agreement, the Support Agreement and the Merger Transactions were approved by the VLP GP Board, following the recommendation of the VLP GP Committee, as described above in the section entitled “—Reasons for the VLP GP Committee’s Recommendation.”

Unaudited Financial Projections of VLP

VLO and VLP management do not routinely disclose to the public markets long-term future financial projections. However, for purposes of evaluating the proposed Merger, VLO management prepared the VLP Projections. The VLP Projections, a summary of which is provided below, were prepared with respect to the Market Recovery Case and the Self-Funding Case. The VLP Projections were furnished to the VLP GP Board and the VLP GP Committee in connection with the proposed Merger. The VLP Projections were also provided to (i) J.P. Morgan for use and consideration in preparing the financial analyses contained in the J.P. Morgan Materials (as defined below) (for additional information regarding the J.P. Morgan Materials, see “Special Factors—J.P. Morgan Financial Advisor Materials”) and (ii) Jefferies for use and consideration in its financial analyses and in preparing its opinion to the VLP GP Committee.

The VLP Projections summarized below were prepared by, and are the responsibility of, VLO management. The VLP Projections were not prepared with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants. Neither KPMG LLP (“KPMG”), VLO’s independent registered public accounting firm, nor any other independent registered public accounting firm, examined or performed any procedures with respect to the prospective financial information contained in the VLP Projections and, accordingly, KPMG does not express an opinion or any other form of assurance with respect thereto. KPMG has not given advice or consultation in connection with the proposed Merger. The KPMG reports incorporated by reference into this information statement with respect to VLP relate to historical financial information of VLP. Such reports do not extend to the VLP Projections summarized below and should not be read to do so. VLO management gives no assurance regarding the summarized information below. The summary of the VLP Projections is not included in this information statement to influence any decision of the VLP Unaffiliated Unitholders and should not be relied upon for such purpose.

The inclusion of the following summary of the VLP Projections in this information statement should not be regarded as an indication that VLO management, or its advisors or other representatives, considered or consider the VLP Projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

The VLP Projections are based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of VLO and VLP management. Important factors that may affect actual results and cause the projected financial information not to be achieved include, but are not limited to, risks and uncertainties relating to VLP’s or VLO’s respective businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other matters described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements.” The VLP Projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the summary of the VLP Projections. Accordingly, there can be no assurance that the forecasted results will be realized.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of VLO and VLP. Although VLO management believes that there was a reasonable basis for its projections and underlying assumptions, none of VLO, VLP, or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation or can give any assurance to any VLP Unaffiliated Unitholder, or any other person, regarding the ultimate performance of VLP compared to the summarized information set forth below or that any such results will be achieved. The projections are forward-looking statements and are subject to risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

In developing the projections, VLO management made numerous material assumptions with respect to VLP for the period from 2018 to 2022, including:

•	organic growth opportunities and opportunities to acquire assets from VLO;

•	the amount and timing of capital expenditures and operational cash flows related to such organic and VLO dependent growth opportunities;
•	the cash flow from existing or newly acquired assets and business activities;
•	outstanding debt during the applicable periods, and the availability and cost of capital;
•	VLP’s ability to make cash distributions and the amount declared by the VLP GP Board; and
•	other general business, market and financial assumptions.

The summarized projected financial information set forth below was based on VLP’s projected results for 2018 through 2022 with respect to the Market Recovery Case (the “Market Recovery Projections”):

	Year Ending December 31,
	2018E		2019E		2020E		2021E		2022E
	(in millions, unless otherwise noted)
EBITDA – Base Assets	$391.6		$412.8		$400.5		$408.7		$414.8
2020 Acquisitions	—		—		137.0		152.9		157.5
2021 Acquisitions	—		—		—		125.6		140.1
2022 Acquisitions	—		—		—		—		45.4
Total EBITDA	$391.6		$412.8		$537.5		$687.2		$757.8
Deferred revenue impacts	(0.3)		(0.1)		—		—		—
Net cash interest expense	(49.5)		(55.2)		(78.6)		(106.7)		(120.8)
Maintenance capex attributable to VLP	(22.3)		(25.5)		(23.9)		(22.7)		(24.9)
Texas margin tax	(1.0)		(1.1)		(1.2)		(1.4)		(2.0)
Distributable cash flow	$318.5		$330.9		$433.8		$556.4		$610.1
Distribution – limited partner units	$155.4		$170.9		$218.9		$274.9		$306.7
Distribution – general partner units	$74.4		$89.9		$124.6		$167.2		$197.4
Total distributions	$229.8		$260.8		$343.5		$442.1		$504.1
Total distribution coverage ratio	1.39	x	1.27	x	1.26	x	1.26	x	1.21	x
Drop-down financing
Total acquisitions	—		—		$1,200.0		$1,100.0		$400.0
Cash and cash equivalents	—		—		105.0		95.0		120.0
Debt issuance	—		—		650.0		520.0		220.0
Equity issuance	—		—		436.1		475.3		58.8
VLP GP capital contribution	—		—		8.9		9.7		1.2
Quarterly distribution growth	16.7%		6.2%		11.9%		9.9%		9.7%

The summarized projected financial information set forth below was based on VLP’s projected results for 2018 through 2022 with respect to the Self-Funding Case (the “Self-Funding Projections”):

	Year Ending December 31,
	2018E		2019E		2020E		2021E		2022E
	(in millions, unless otherwise noted)
Total EBITDA – Base Assets	$391.6		$412.8		$401.6		$410.6		$417.8
Deferred revenue impacts	(0.3)		(0.1)		—		—		—
Net cash interest expense	(49.5)		(55.2)		(59.6)		(60.9)		(60.9)
Maintenance capex attributable to VLP	(22.3)		(25.5)		(23.9)		(19.6)		(19.0)
Texas margin tax	(1.0)		(1.1)		(1.2)		(1.1)		(1.1)
Distributable cash flow	$318.5		$330.9		$316.9		$329.0		$336.8
Distribution – limited partner units	$155.4		$165.9		$167.8		$169.9		$173.5
Distribution – general partner units	$74.4		$84.9		$86.8		$88.9		$92.5
Total distributions	$229.8		$250.8		$254.6		$258.8		$266.0
Total distribution coverage ratio	1.39	x	1.32	x	1.24	x	1.27	x	1.27	x
Drop-down financing
Total acquisitions	—		—		—		—		—
Cash and cash equivalents	—		—		—		—		—
Debt issuance	—		—		—		—		—
Equity issuance	—		—		—		—		—
VLP GP capital contribution	—		—		—		—		—
Quarterly distribution growth	16.7%		1.7%		0.8%		1.8%		1.9%

Non-GAAP Financial Measures (as presented in the tables above):

The summary of the VLP Projections above include the financial measures EBITDA, distributable cash flow and distribution coverage ratio, which are not GAAP measures and are not intended to be used in lieu of GAAP measures. These non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. Additionally, because such non-GAAP measures may be defined differently by other companies in VLP’s industry, the definition of such non-GAAP measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The measures presented do not represent all items that affect comparability between the periods presented. Variations in operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this presentation.

These non-GAAP measures are defined as follows:

•	EBITDA is defined as net income plus income tax expense, interest expense, and depreciation expense.
•	Distributable cash flow is defined as EBITDA plus (i) adjustments related to minimum throughput commitments; less (ii) cash payments during the period for interest, income taxes, and maintenance capital expenditures.
•	Distribution coverage ratio is defined as the ratio of distributable cash flow to the total distribution declared.

The definitions of these terms and the presentation of the associated measures are believed to be useful to external users of VLP’s financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe VLP’s expectation of forecasted earnings;
•	assess VLP’s operating performance as compared to other MLPs in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;
•	assess the ability of VLP’s business to generate sufficient cash to support the decision to make distributions to VLP’s unitholders;
•	assess VLP’s ability to incur and service debt and fund capital expenditures; and
•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The presentation of EBITDA is believed to provide useful information to investors in assessing VLP’s financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities.

Distributable cash flow was used in the VLP Projections to measure whether VLP has generated from its operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. The VLP Partnership Agreement contains the concept of “operating surplus” to determine whether VLP’s operations are generating sufficient cash to support the distributions that VLP is paying, as opposed to returning capital to its partners. Because operating surplus is a cumulative concept (measured from VLP’s initial public offering date and compared to cumulative distributions from the initial public offering date), distributable cash flow was used to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash VLP has on hand to distribute or that VLP is required to distribute.

Distribution coverage ratio was used in the VLP Projections to reflect the relationship between its distributable cash flow and the total distribution declared.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available because certain information needed to make a reasonable forward-looking estimate is difficult to estimate and dependent on future events which may be uncertain or outside of VLO’s and VLP’s control, including with respect to unknown financing terms, acquisition timing, unanticipated acquisition costs, negotiation of acquisition terms, and other potential variables. Accordingly, a reconciliation is not available without unreasonable effort.

VLO and VLP DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH PROSPECTIVE FINANCIAL INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of Jefferies LLC, Financial Advisor to the VLP GP Committee

In September 2018, the VLP GP Committee retained Jefferies to act as the VLP GP Committee’s financial advisor in connection with the proposed acquisition by VLO of 100% of the Public Units, or any other potential strategic transactions, including a possible sale or other business combination. At a meeting of the VLP GP Committee on October 18, 2018, Jefferies rendered its opinion, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the Merger Consideration to be received by the VLP Unaffiliated Unitholders pursuant to the Merger Agreement was fair, from a financial point of view, to VLP and the VLP Unaffiliated Unitholders.

The full text of the Partnership Fairness Opinion (as defined in the Merger Agreement) of Jefferies, dated as of October 18, 2018, is attached as Annex C to this information statement. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. VLP encourages you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to the VLP GP Committee (in its capacity as such) and addresses only the fairness, from a financial point of view, of the Merger Consideration to be received by the VLP Unaffiliated Unitholders pursuant to the Merger Agreement to VLP and to the VLP Unaffiliated Unitholders. It does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to VLP, nor does it address the underlying business decision by VLP or VLP GP to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any VLP Common Unitholder should vote on the Merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed certain publicly available financial and other information regarding VLP;
•	reviewed certain information furnished to Jefferies by the management of VLP GP and VLO relating to the business, operations and prospects of VLP, including the VLP Projections;
•	held discussions with members of the senior management of VLP GP and VLO concerning the matters described above;
•	reviewed an execution version, dated October 18, 2018, of the Merger Agreement;
•	reviewed the unit trading price history and implied trading multiples for VLP and compared them with those of certain publicly traded entities that Jefferies deemed relevant;
•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant; and
•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by VLP GP or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management and other representatives of VLP GP and VLO that they were not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, VLP or any other entity nor was Jefferies furnished with any such evaluations, appraisals or such physical inspections, nor did Jefferies assume any responsibility to obtain any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts and estimates provided to and examined by Jefferies, including the VLP Projections, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. VLP GP informed Jefferies, however, and Jefferies assumed, that the VLP Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of VLP GP and VLO as to the future financial performance of VLP. Jefferies expressed no opinion as to the VLP Projections or the assumptions on which they were based.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions that existed and could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of, and expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to VLP or the Merger, and Jefferies assumed the correctness in all respects meaningful to its analyses and opinion of all legal, regulatory, accounting and tax advice given to VLP, the VLP GP Board or the VLP GP Committee, including, without limitation, with respect to changes in, and the impact of, tax or other laws, regulations and governmental and legislative policies affecting VLP or the Merger and legal, regulatory, accounting and tax consequences to VLP or the VLP Common Unitholders of the terms of, and transactions contemplated by, the Merger Agreement and related documents. Jefferies also assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, waivers and releases for the Merger, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on VLP or the Merger or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion.

Jefferies was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of VLP or any alternative transaction. Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to VLP, nor does it address the underlying business decision by VLP to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any agreements, arrangements or understandings entered into in connection with or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion does not constitute a recommendation as to how any securityholder should vote or act with respect to the Merger or any other matter. Jefferies’ opinion was limited to the fairness to VLP and the VLP Unaffiliated Unitholders, from a financial point of view, of the Merger Consideration to be received by the VLP Unaffiliated Unitholders (to the extent expressly specified therein), without regard to individual circumstances of specific holders that may distinguish such holders or the securities of VLP held by such holders, and Jefferies was not asked to, and their opinion did not, address the fairness, financial or otherwise, of any other consideration to the holders of any class of securities, creditors or other constituencies of VLP or any other party. Jefferies’ opinion expressed no view or opinion as to the prices at which Common Units or any other securities of VLP may trade or otherwise be transferable at any time. Furthermore, Jefferies’ opinion did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of VLP’s actual value. Accordingly, the conclusions reached by Jefferies were based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond VLP’s and Jefferies’ control. The analyses performed by Jefferies were not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per unit value of the Common Units does not purport to be an appraisal or to reflect the prices at which the Common Units may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the Merger Consideration to be received by the VLP Unaffiliated Unitholders pursuant to the Merger Agreement to VLP and the VLP Unaffiliated Unitholders, and were provided to the VLP GP Committee in connection with the delivery of Jefferies’ opinion.

Analysis of VLP

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and that was presented to the VLP GP Committee on October 18, 2018. The financial analyses summarized below include information presented in tabular format. In order to understand fully Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Jefferies expressly consented to the inclusion in their entirety of its opinion and the materials it presented to the VLP GP Committee as exhibits to the Schedule 13E-3 and to the attachment of its opinion as Annex C to this information statement.

Implied Transaction Premiums and Multiples

Jefferies reviewed certain implied transaction premiums and multiples, based on the Merger Consideration, at a range of prices per Common Unit of $23.00 to $48.66. Jefferies noted that based on a price per Common Unit of $42.25, the implied premium per Common Unit resulting from the Merger was 17% as compared to the closing price of the Common Units on September 20, 2018 which was the last completed trading day prior to VLO’s Initial Proposal to the VLP GP Committee, and approximately 7%, 10%, and 12% as compared with the volume weighted average prices for the ten-day, twenty-day and thirty-day prices as of October 17, 2018, respectively. Jefferies also noted that, based on a price per Common Unit of $42.25, the Merger implies multiples of 2019E and 2020E EBITDA of 13.6x and 14.0x, respectively, based on the Self-Funding Case.

Selected Publicly Traded Companies Analysis

Using publicly available information, selected analyst reports and the VLP Projections, Jefferies analyzed the selected financial data of VLP with similar data of six crude oil and refined products master limited partnerships with no incentive distribution rights and four crude oil and refined products MLPs with incentive distribution rights that Jefferies judged to be comparable to VLP for purposes of its valuation analysis. These partnerships, which are referred to as comparable public partnerships, were selected because they were deemed to be similar to VLP in one or more respects, including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the comparable public partnerships and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller partnership with substantially similar lines of business and business focus may have been included while a similarly sized partnership with less similar lines of business and greater diversification may have been excluded. The comparable public partnerships consisted of:

Comparable public partnerships without IDRs

•	MPLX LP

•	Magellan Midstream Partners, L.P.
•	Andeavor Logistics LP
•	Buckeye Partners, L.P.
•	NuStar Energy L.P.
•	Holly Energy Partners, L.P.

Comparable public partnerships with IDRs

•	Phillips 66 Partners LP
•	Shell Midstream Partners, L.P.
•	PBF Logistics LP
•	Delek Logistics Partners, LP

No comparable public partnership utilized in the comparable public partnership analysis is identical to VLP. In evaluating the selected comparable public partnerships, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond VLP’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

In its analysis, Jefferies derived and compared distribution yields for VLP and the selected comparable public partnerships as of October 17, 2018. This analysis indicated the following average and median reference ranges for the benchmarks as set forth below:

	Average	Median
Selected Public Partnerships without IDRs
Current Distribution Yield	9.0%	8.6%
2019E Distribution Yield	8.6%	8.9%

Selected Public Partnerships with IDRs
Current Distribution Yield	7.9%	8.0%
2019E Distribution Yield	8.9%	8.8%

All Selected Public Partnerships
Current Distribution Yield	8.6%	8.6%
2019E Distribution Yield	8.7%	8.9%

Using the reference ranges for the benchmarks set forth below, which ranges were selected by Jefferies in its professional judgment, Jefferies determined the implied per Common Unit value ranges as follows:

VLP Benchmark	Range	Implied Per Common Unit Value Range
Current Distribution Yield	6.5% – 5.5%	$33.91 – $40.07
2019E Distribution Yield – Self Funding Case	7.0% – 6.0%	$34.21 – $39.92
2019E Distribution Yield – Market Recovery Case	7.0% – 6.0%	$35.24 – $41.12

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value of distributable cash flows of VLP from calendar year 2019 through calendar year 2022 using the Self-Funding Projections and Market Recovery Projections, discount rates of 11% and 12% and terminal yield values of 6% and 7%.

The discounted cash flow analysis indicated a range of implied present values per Common Unit of $32.23 to $47.08 as set forth below:

Management Forecast	Implied Value per Common Unit Reference Range
Self-Funding Case	$32.23 – $37.15
Market Recovery Case	$40.65 – $47.08

Selected Transactions Analysis

Using publicly available information, Jefferies analyzed the premiums offered in 26 selected mergers involving affiliate MLPs announced since June 2009, which are collectively referred to as the selected comparable transactions:

Date	Buyer	Seller
09/18/18	Enbridge Inc.	Enbridge Energy Partners, L.P.
08/24/18	Enbridge Inc.	Spectra Energy Partners, LP
08/01/18	Energy Transfer Equity, L.P.	Energy Transfer Partners, L.P.
06/19/18	Cheniere Energy, Inc.	Cheniere Energy Partners LP Holdings, LLC
05/17/18	The Williams Companies, Inc.	Williams Partners L.P.
04/26/18	EQT Midstream Partners, LP	Rice Midstream Partners, LP
03/27/18	Tallgrass Energy GP, LP	Tallgrass Energy Partners, LP
01/02/18	Archrock, Inc.	Archrock Partners, L.P.
02/01/17	ONEOK Inc	ONEOK Partners, L.P.
11/21/16	Sunoco Logistics Partners, L.P.	Energy Transfer Partners, L.P.
11/01/16	TransCanada Corporation	Columbia Pipeline Partners LP
08/01/16	Transocean Ltd.	Transocean Partners LLC
05/31/16	SemGroup Corporation	Rose Rock Midstream, L.P.
12/21/15	Western Refining, Inc.	Northern Tier Energy, LP
11/03/15	Targa Resources Corp.	Targa Resources Partners LP
05/06/15	Crestwood Equity Partners LP	Crestwood Midstream Partners LP
01/26/15	Energy Transfer Partners, L.P.	Regency Energy Partners LP
11/12/14	Enterprise Products Partners LP	Oiltanking Partners, L.P.
10/26/14	Access Midstream Partners, L.P.	Williams Partners L.P.
08/10/14	Kinder Morgan, Inc.	El Paso Pipeline Partners, L.P.
Kinder Morgan Energy Partners, L.P.
Kinder Morgan Management, LLC
08/27/13	Plains All American Pipeline, L.P.	PAA Natural Gas Storage, L.P.
07/11/11	Vanguard Natural Resources LLC	Encore Energy Partners LP
02/23/11	Enterprise Products Partners L.P.	Duncan Energy Partners L.P.
06/29/09	Enterprise Products Partners L.P.	TEPPCO Partners, L.P.

For each of the selected comparable transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing unit price one trading day, seven trading days and 30 trading days prior to the transaction’s announcement. The analysis indicated the following premiums for those time periods prior to announcement:

Time Period Prior to Announcement	75th Percentile	Mean	Median	25th Percentile
1 Trading Day	16.8%	10.8%	9.2%	5.5%
7 Trading Days Average	17.7%	11.4%	10.2%	5.2%
30 Trading Days Average	17.1%	12.1%	9.4%	6.6%

Using the reference ranges for each of the 25th percentile to the 75th percentile premiums for each of the transaction categories listed above, Jefferies performed a premiums paid analysis using the closing prices of the Common Units one trading day, seven trading days and 30 trading days prior to October 18, 2018. This analysis indicated a range of implied prices for Common Units of $40.27 to $46.30.

Other Written Presentations by Jefferies

In addition to the presentation made to the VLP GP Committee on October 18, 2018, the date on which Jefferies delivered its fairness opinion, as described above, Jefferies made an introductory written and oral presentation to the VLP GP Committee on October 4, 2018 and a supplemental written and oral presentation to the VLP GP Committee on October 8, 2018. Jefferies’ introductory presentation on October 4, 2018 did not contain all of the financial analyses listed above. The information contained in the written and oral presentation made to the VLP GP Committee on October 8, 2018 is substantially similar to the information provided in Jefferies’ written presentation to the VLP GP Committee on October 18, 2018, as described above.

General

Jefferies’ opinion was one of many factors taken into consideration by the VLP GP Committee in making its determination to approve the Merger and should not be considered determinative of the views of the VLP GP Board or VLP management with respect to the Merger or the Merger Consideration.

Jefferies was selected by the VLP GP Committee based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

The opinion of Jefferies and the presentations Jefferies made to the VLP GP Committee will be made available for inspection and copying at the principal executive offices of VLP during regular business hours by any interested VLP Common Unitholder or such VLP Common Unitholder’s representative who has been so designated in writing.

VLP has paid Jefferies a fee of approximately $2,500,000, $350,000 of which was paid upon the execution of its engagement letter and $2,150,000 of which was paid upon delivery of Jefferies’ opinion. VLP has also agreed to reimburse Jefferies for certain expenses incurred. VLP has also agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement. Jefferies has not, in the past two years, provided financial advisory and/or financing services to VLP, VLP GP or VLO. Jefferies did not, as of the date of its opinion, maintain a market in the securities of VLP or VLO, but in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of VLP of VLO for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, in the future Jefferies may seek to provide financial advisory and financing services to VLP, VLO or entities that are affiliated with VLP or VLO, for which Jefferies would expect to receive compensation. Jefferies’ opinion was furnished for the use and benefit of the VLP GP Committee in connection with its consideration of the Merger and was not intended to be used for any other purpose, without Jefferies’ prior written consent.

J.P. Morgan Financial Advisor Materials

Pursuant to an engagement letter dated as of September 14, 2018, VLO retained J.P. Morgan as its financial advisor in connection with the potential merger transaction. J.P. Morgan prepared a presentation that was provided to VLO management on September 17, 2018 and subsequently provided to the VLO Board in connection with the Merger (the “J.P. Morgan Materials”).

The full text of the J.P. Morgan Materials has been filed as an exhibit to the Schedule 13E-3 and incorporated herein by reference. J.P. Morgan expressly consented to the inclusion in their entirety of the J.P. Morgan Materials as an exhibit to the Schedule 13E-3 and to their incorporation by reference in this information statement. The summary of the J.P. Morgan Materials set forth in this information statement is qualified in its entirety by reference to the full text of such materials. The VLP Common Unitholders are urged to read the J.P. Morgan Materials carefully and in its entirety. The J.P. Morgan Materials were intended solely to assist the VLO Board’s evaluation of the Merger. J.P. Morgan was not requested to provide, and J.P. Morgan did not provide, to VLO, VLP, the stockholders of VLO or the VLP Common Unitholders, or any other person (i) any opinion as to the fairness of the Merger (including, without limitation, the fairness of the Merger Consideration), (ii) any other valuation of VLO or VLP for the purpose of assessing the fairness of the Merger Consideration to any such person or (iii) any recommendation as to how a VLP Common Unitholder should vote on the Merger. Because

J.P. Morgan was not requested to, and did not, deliver a fairness opinion in connection with the Merger, it did not follow all of the procedures in preparing the J.P. Morgan Materials that it would ordinarily follow in connection with delivering an opinion. The J.P. Morgan Materials were prepared solely for the VLO Board and do not constitute a recommendation as to how any VLP Common Unitholder should vote with respect to the Merger or any other matter and should not be relied on as the basis for any investment decision.

In preparing the J.P. Morgan Materials, J.P. Morgan, among other things:

•	reviewed certain publicly available business and financial information concerning VLP and the industry in which it operates;
•	reviewed publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the merger consideration paid for such companies;
•	compared the financial and operating performance of VLP with publicly available information concerning other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of VLP’s Common Units and certain publicly traded securities of such other companies;
•	reviewed certain financial forecasts prepared by or at the direction of the management of VLO relating to VLP's business; and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate.

In addition, J.P. Morgan held discussions with certain members of the management of VLO with respect to certain aspects of the Merger, the past and current business operations of VLP, the financial condition and future prospects and operations of VLP and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In preparing the J.P. Morgan Materials, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by VLO or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. No representation or warranty, express or implied, was made by J.P. Morgan in relation to the accuracy or completeness of the information presented in the J.P. Morgan Materials or their suitability for any particular purpose. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities of VLO, VLP or any other company or business, nor did J.P. Morgan evaluate the solvency of VLO, VLP or any other company or business under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on the financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed, at VLO’s direction, that such financial analyses and forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of VLP to which such financial analyses and forecasts relate. J.P. Morgan expressed no view as to such financial analyses and forecasts or the assumptions on which they were based. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to VLO with respect to such issues.

The matters considered by J.P. Morgan in its analyses and reflected in the J.P. Morgan Materials were necessarily based on economic, market, industry, operating and other conditions as in effect on the respective dates of such materials. Many such conditions are beyond the control of VLO, VLP and J.P. Morgan. Accordingly, these analyses are inherently subject to uncertainty, and none of VLO, VLP, J.P. Morgan or any other person assumes responsibility if future results are different from those forecasted. J.P. Morgan did not assume any obligation to update, revise, or reaffirm its financial analyses or the contents of the J.P. Morgan Materials.

The terms of the Merger Agreement, including the Merger Consideration, were determined through negotiations between VLO and VLP, and the decision to enter into the Merger Agreement was solely that of the VLO Special Committee, acting on behalf of the VLO Board, the VLP GP Committee and the VLP GP Board. J.P. Morgan’s financial analyses were only one of the many factors considered by the VLO Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the VLO Board or management with respect to the proposed Merger or the Merger Consideration.

VLO management provided J.P. Morgan with the VLP Projections (for a more detailed discussion of the VLP Projections, see “Special Factors—Unaudited Financial Projections of VLP”). The Market Recovery Case and the Self-Funding Case are referred to within the text of the J.P. Morgan Materials as the “Dropdown growth case” and the “Self-Funded growth case,” respectively. VLO management instructed J.P. Morgan to utilize each such set of projections for purposes of its financial analysis of the Merger and preparation of the J.P. Morgan Materials. In addition, VLO management directed J.P. Morgan to compute a probability-weighted case (the “Probability-Weighted Case”) with a 50% probability weighting assigned to each of the Market Recovery Projections and Self-Funding Projections.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in preparing the financial analyses contained in the J.P. Morgan Materials. The following is a summary of certain material financial analyses contained in the J.P. Morgan Materials. The following summary, however, does not purport to be a complete description of the financial analysis presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of VLP with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to VLP.

The companies selected by J.P. Morgan for purposes of its analysis (collectively, the “VLP Selected Companies”) were (i) Andeavor Logistics LP (“ANDX”), BP Midstream Partners LP (“BPMP”), Phillips 66 Partners LP (“PSXP”) and Shell Midstream Partners, L.P. (“SHLX”) (collectively, the “Selected Market Recovery Case Companies”) and (ii) Holly Energy Partners, L.P. (“HEP”) and MPLX LP (“MPLX”) (collectively, the “Selected Self-Funding Case Companies”). The VLP Selected Companies were chosen because they are publicly traded, sponsored crude oil logistics companies that operate in similar locations or share similar operational characteristics with VLP. The Selected Market Recovery Case Companies were selected for purposes of J.P. Morgan’s analyses utilizing the Market Recovery Projections because the chosen companies rely on drop downs as one of their main sources of funding, whereas the Selected Self-Funding Case Companies were chosen in respect of the Self-Funding Projections because those companies primarily fund growth organically. The VLP Selected Companies may be considered similar to VLP based on the nature of their assets and operations; however, none of the companies selected is identical or directly comparable to VLP, and certain of these companies may have characteristics that are materially different from those of VLP. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect VLP.

For each company listed above, J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available information as of September 14, 2018. For each of the following analyses performed, J.P. Morgan estimated financial data for the selected companies based on (except as otherwise noted) the Market Recovery Projections and Self-Funding Projections (in the case of VLP) and information obtained from FactSet Research Systems and broker estimates (in the case of the VLP Selected Companies). The information J.P. Morgan calculated for each of the selected companies included:

•	Multiple of price (using the unit price as of September 14, 2018) to estimated distributable cash flow (“DCF”) per common unit (calculated by running total DCF through the company’s distribution waterfall), in each case, for the years ending December 31, 2019 and 2020; and
•	The estimated calendar year 2019 and 2020 distribution yields, calculated as the estimated distribution per common unit divided by the common unit price as of September 14, 2018.

Results of the analysis with respect to the Selected Market Recovery Case Companies are as follows:

Selected Market Recovery Case Companies

	Price / Estimated DCF Per Common Unit		Estimated Distribution Yield
	2019E	2020E	2019E	2020E
ANDX	11.2x	10.2x	8.9%	9.3%
PSXP	13.4x	11.9x	6.8%	7.4%
SHLX	12.1x	11.2x	8.0%	8.4%
BPMP	11.4x	10.9x	6.8%	7.8%

Results of the analysis with respect to the Selected Self-Funding Case Companies are as follows:

Selected Self-Funding Case Companies

	Price / Estimated DCF Per Common Unit		Estimated Distribution Yield
	2019E	2020	2019E	2020E
MPLX	10.3x	9.9x	7.5%	7.9%
HEP	11.5x	11.4x	8.7%	8.7%

J.P. Morgan also calculated the same financial multiples and ratios for VLP using VLP’s market price as of September 14, 2018 based on the Market Recovery Projections, the Self-Funding Projections and selected equity research reports (referred to as “street consensus” in the below table).

	Price / Estimated DCF Per Common Unit		Estimated Distribution Yield
	2019E	2020E	2019E	2020E
Market Recovery Projections	12.1x	11.0x	6.8%	7.5%
Self-Funding Projections	12.1x	12.6x	6.6%	6.7%
Street Consensus	11.8x	11.4x	7.2%	7.7%

J.P. Morgan did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of VLP and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, geography, corporate structure, growth prospects, asset profiles and capital structures between VLP and the companies included in the public trading multiples analysis. Based upon these judgments, J.P. Morgan selected multiple reference ranges for (i) the Market Recovery Case of 11.5x–13.5x and 11.0x–12.0x for price to estimated 2019 and 2020 DCF per Common Unit, respectively, and ranges of 6.75%–8.0% and 7.5%–8.5% for estimated 2019 and 2020 distribution yields, respectively, and (ii) the Self-Funding Case of 10.0x–11.5x and 10.0x–11.5x for price to estimated 2019 and 2020 DCF per Common Unit, respectively, and ranges of 7.5%–8.75% and 8.0%–8.75% for estimated 2019 and 2020 distribution yields, respectively.

After applying such ranges to the appropriate metrics for VLP based on the Market Recovery Projections and Self-Funding Projections, the analysis indicated the following implied equity value per unit ranges for Common Units (resulting per unit values were in all cases rounded to the nearest $0.25 per unit):

Market Recovery Case Implied Equity Value Per Common Unit Range

	Unit Price / Estimated DCF Per Common Unit		Estimated Distribution Yield
	2019E	2020E	2019E	2020E
Low	$34.25	$36.00	$30.75	$32.00
High	$40.25	$39.25	$36.50	$36.25

Self-Funding Case Implied Equity Value Per Common Unit Range

	Unit Price / Estimated DCF Per Common Unit		Estimated Distribution Yield
	2019E	2020E	2019E	2020E
Low	$29.75	$28.75	$27.25	$27.50
High	$34.25	$33.00	$32.00	$30.25

As instructed by VLO management, J.P. Morgan also computed the implied equity value per unit ranges for Common Units in the Probability-Weighted Case, the results of which are as follows:

Probability-Weighted Case Implied Equity Value Per Common Unit Range

	Unit Price / Estimated DCF Per Common Unit		Estimated Distribution Yield
	2019E	2020E	2019E	2020E
Low	$32.00	$32.25	$29.00	$29.75
High	$37.25	$36.25	$34.25	$33.25

The foregoing ranges of implied equity values per Common Unit were compared to the Common Unit closing price of $36.05 on September 14, 2018.

Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined selected related party precedent transactions involving MLPs announced since 2015. For purposes of this analysis, J.P. Morgan selected the transactions that J.P. Morgan considered most relevant to its analysis due to the similarity of their participants, size and other factors to the arrangement and identified a number of transactions that were, in its judgment, sufficient to permit J.P. Morgan to conduct its analysis; J.P. Morgan did not, however, attempt to identify all transactions that may be similar to the Merger.

For each of the selected transactions for which the relevant information was publicly available, among other calculations, J.P. Morgan calculated the multiple of price (using the unit price) to DCF per common unit (calculated by running total DCF through the applicable distribution waterfall).

Based on the results of this analysis, J.P. Morgan selected reference ranges for VLP for purposes of the Market Recovery Case and Self-Funding Case of 11.5x–16.0x and 9.0x–13.0x, respectively, for the price to DCF per common unit.

After applying the applicable range to the estimated next twelve months DCF per common unit for the period beginning September 30, 2018 for VLP based on the Market Recovery Projections, the analysis indicated an implied equity value per Common Unit range for VLP of $33.50 and $46.50 per unit.

Applying the relevant range to the estimated next twelve months DCF per common unit for the period beginning September 30, 2018 for VLP based on the Self-Funding Projections, yielded an indicated range of implied equity values per Common Unit of between $26.25 and $37.75 per unit.

As instructed by VLO management, J.P. Morgan also computed an implied equity value per unit range for Common Units in the Probability-Weighted Case. After applying such weighting, J.P. Morgan arrived at an estimated range of implied equity values per Common Unit of between $29.75 and $42.25 per unit.

The foregoing ranges of implied equity values per Common Unit were then compared to the Common Unit closing price of $36.05 on September 14, 2018.

Discounted Distributions Analysis

J.P. Morgan conducted a distribution discount analysis for the purpose of determining an implied fully diluted equity value per unit for the Common Units. A distribution discount analysis is a method of evaluating the implied equity value of a company using estimates of the future distributions per limited partner unit generated by the company and taking into consideration the time value of money with respect to those future distributions by calculating their “present value.” “Present value” refers to the current value of future distributions per limited partner unit to unitholders, and is obtained by discounting those future distributions per limited partner unit back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all distributions per limited partner unit for periods beyond the final forecast period.

J.P. Morgan calculated the present value of the future distributions to limited partners that VLP is expected to generate during the period from calendar year 2018 through the end of 2023 using the Market Recovery Projections and the Self-Funding Projections for the calendar year 2018 through the end of 2022 and extrapolations therefrom for calendar year 2023, in each case, reviewed and approved by VLO management for use in J.P. Morgan’s analysis.

J.P. Morgan also calculated a range of terminal values for VLP at December 31, 2023 under both the Market Recovery Case and Self-Funding Case by applying a terminal growth rate ranging from 1.0% to 2.0% to the projected final year distribution streams of VLP reflected in the extrapolations of the Market Recovery Projections and the Self-Funding Projections, as applicable, to derive a range of terminal period distributions. The distribution streams and range of terminal values under each case were then discounted to present values using a discount rate range of 8.0% to 9.0%, which range was chosen by J.P. Morgan based upon an analysis of the cost of implied equity of VLP. For purposes of its discounted distributions analysis, J.P. Morgan assumed a valuation date of September 30, 2018. The present value of the estimated future distributions and the range of terminal values for VLP to indicate the range of implied equity values set forth in the table below (rounded to the nearest $0.25):

Implied Equity Value Per Common Unit
Market Recovery Case	$40.25 – $ 51.75
Self-Funding Case	$32.75 – $ 42.00

As instructed by VLO management, J.P. Morgan also computed an implied equity value per unit range for Common Units in the Probability-Weighted Case. After applying such weighting, J.P. Morgan arrived at an estimated range of implied equity values per Common Unit of between $36.50 and $47.00 per unit.

The foregoing ranges of implied equity values per Common Unit were compared to the Common Unit closing price of $36.05 on September 14, 2018.

While the discounted distributions analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal values and discount rates. The implied valuation range derived from the discounted distributions analysis is not necessarily indicative of VLP’s present or future value or results.

Miscellaneous

J.P. Morgan provided advice to the VLO Board in connection with the Merger. As described above, however, J.P. Morgan was not asked to, and did not, render any opinion relating to the Merger Consideration or the fairness of the Merger. J.P. Morgan’s financial analyses were one of many factors taken into consideration by the VLO Board in deciding to approve the Merger.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data prepared by J.P. Morgan. The preparation of financial analyses is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of VLP. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. Except as instructed by VLO management with respect to the Probability-Weighted Case, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise VLO with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with VLO, VLP and the industries in which they operate.

Pursuant to the engagement letter, J.P. Morgan will receive a fee from VLO of $7.0 million for its financial advisory services rendered in connection with the Merger, all of which is contingent upon the consummation of the transaction. In addition, VLO has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s presentation, J.P. Morgan and its affiliates have had commercial or investment banking relationships with VLO and VLP for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on VLO’s offerings of debt securities, which closed in May 2018 and September 2016 and joint lead bookrunner on VLP’s offering of debt securities, which closed in December 2016. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of VLO and VLP, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of VLO and 2.52% of the outstanding common stock of VLP. During the two year period preceding delivery of its presentation ending on August 30, 2018, the aggregate fees received by J.P. Morgan from VLO were approximately $2.5 million and from VLP were approximately $680,000. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of VLO or VLP for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Position of the Valero Parties, the VLP GP Board and the VLP GP Committee as to the Fairness of the Merger

Under the rules governing “going private” transactions, each of VLO, VTDC, Contribution Sub and Merger Sub (collectively, the “Valero Parties”), and VLP and VLP GP are deemed to be engaged in a “going private” transaction and are required to express their beliefs as to the fairness of the Merger to the VLP Unaffiliated Unitholders pursuant to Rule 13e-3 under the Exchange Act. The Valero Parties, the VLP GP Committee and the VLP GP Board, acting on behalf of VLP GP and VLP, are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The VLP GP Board delegated to the VLP GP Committee the power and authority to review, evaluate and make a recommendation to the VLP GP Board with respect to, the proposed transaction, which included the power to negotiate, or delegate to any person the ability to negotiate, the terms and conditions of the proposed transaction and to determine whether the proposed transaction is fair and reasonable to the VLP Unaffiliated Unitholders and in the best interest of VLP.

None of VLO, VTDC, Contribution Sub or Merger Sub undertook an independent evaluation of the fairness of the Merger to the VLP Unaffiliated Unitholders or engaged a financial advisor for such purpose. However, each of the Valero Parties, and the VLP GP Committee and VLP GP, acting on behalf of VLP GP and VLP, believe that the Merger is substantively and procedurally fair to the VLP Unaffiliated Unitholders based on the procedural safeguards implemented during the negotiation of the Merger Agreement, which include:

•	the authorization of the VLP GP Committee to (i) review and evaluate the terms and conditions, and determine the advisability, of the proposed transaction, (ii) negotiate, or delegate the ability to negotiate to any persons, with any party the VLP GP Committee deems appropriate, with respect to the terms and conditions of the proposed transaction, (iii) determine whether to give or withhold the VLP GP Committee’s approval of the proposed transaction, including by “Special Approval” (as such term is defined in the VLP Partnership Agreement), (iv) make a recommendation to the VLP GP Board whether to approve the proposed transaction, (v) determine whether the proposed transaction is fair and reasonable to the VLP Unaffiliated Unitholders, and in the best interest of VLP and (vi) retain independent professional advisors;
•	a requirement in such authorization that the VLP GP Committee exercise independent business judgment in the fulfillment of its duties, which were expressly defined not to include any duty to consider the interests of VLP GP or its controlling affiliates, including VLO, or any person other than the VLP Unaffiliated Unitholders or VLP in reviewing, evaluating and making recommendations, giving approvals or taking any other action with respect to the proposed transaction; and
•	the other factors considered by, and the analysis, discussion and resulting conclusions of the VLP GP Committee and the VLP GP Board described in the section entitled “—Recommendation of the VLP GP Committee and the VLP GP Board; Reasons for Recommending Approval of the Merger Agreement and the Merger Transactions,” which analysis, discussion and resulting conclusions the Valero Parties expressly adopt as their own.

The foregoing discussion of the information and factors considered and given weight by the Valero Parties, the VLP GP Committee and the VLP GP Board, acting on behalf of VLP GP and VLP, is not intended to be exhaustive, but includes the factors considered by the Valero Parties, the VLP GP Committee and the VLP GP Board, acting on behalf of VLP GP and VLP, that each believes to be material to the fairness determination regarding the fairness of the Merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The Valero Parties, the VLP GP Board and the VLP GP Committee did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, the Valero Parties, the VLP GP Committee and the VLP GP Board, acting on behalf of VLP GP and VLP, made their fairness determination after considering all of the factors as a whole.

Valero Parties’ Purpose and Reasons for the Merger

The Valero Parties’ purpose and reasons for the Merger include, but are not limited to:

•	A Simplified Corporate Governance Structure. The Merger will result in VLO ultimately owning all of the equity interests of VLP through the holdings of its affiliates VTDC and Contribution Sub. The Merger will enable VLO to focus on managing the assets of VLP for VLO and its stockholders, as well as VLO’s dividend policies, growth story, costs, debt ratings and structural subordination of indebtedness within the corporate family.
•	Reduced Administrative Burden. Following the consummation of the Merger, VLO, as the sole ultimate parent of VLP GP, VTDC and Contribution Sub, will indirectly own all of the limited partner interests, general partner interests and IDRs of VLP. This is expected to allow synergies to occur through the streamlining of general and administrative expenses and eliminated costs associated with the Common Units being publicly traded.
•	Eliminates the Concern over VLP’s Access to Equity Capital Markets. Since the initial public offering of its Common Units and the resulting market dislocation in the MLP market, VLP has had its cost of capital increase. The absence of a public equity market for MLPs is also concerning because the ability to access equity capital markets was a key component in the determination to form VLP and pursue an initial public offering of its Common Units.

•	Guarantee of VLO’s Control over Key Assets. VLP’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the U.S. that are integral to the operations of ten of VLO’s refineries. Following the consummation of the Merger VLO will indirectly own all of the equity interests of VLP, which ensures VLO’s control over VLP’s assets.
•	Accretion to VLO. VLO management believes that the Merger will be accretive to VLO’s earnings per share and cash flow per share.

The Valero Parties have undertaken to pursue the Merger at this time for the purpose and reasons described above.

The Valero Parties believe that structuring the transaction as a merger transaction is preferable to other transaction structures because (i) it will enable VLO to acquire all of the outstanding Public Units held by the VLP Public Unitholders at the same time and (ii) it represents an opportunity for the VLP Unaffiliated Unitholders to receive cash for their Common Units in the form of the Merger Consideration. Additionally, VTDC ultimately controls the VLP GP Board, and VTDC and Contribution Sub own a sufficient number of Common Units to approve the Merger Agreement and the Merger Transactions on behalf of the VLP Common Unitholders without the need to solicit the approval of other VLP Common Unitholders, each of which provides greater deal certainty. Further, the Valero Parties believe that structuring the transaction as a merger transaction provides a prompt and orderly transfer of ownership of VLP in a single step, without the necessity of financing separate purchases of the Common Units in a tender offer and implementing a second-step merger to acquire any Common Units not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

The foregoing discussion of the information and factors considered by the Valero Parties is not intended to be exhaustive, but includes the material factors considered by the Valero Parties. In view of the variety of factors considered in connection with their evaluation of the Merger, the Valero Parties did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination. The Valero Parties did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determination. The Valero Parties based their determination on the totality of the information presented.

Effects of the Merger

Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of VTDC, will merge with and into VLP, with VLP surviving the Merger and continuing to exist as a Delaware limited partnership, and each Public Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $42.25 in cash, without interest. If the Merger is completed, (i) VLP Public Unitholders (including the VLP Unaffiliated Unitholders) will no longer have an equity interest in VLP, (ii) the Common Units will no longer be listed on the NYSE, (iii) the Common Units will be deregistered under the Exchange Act as promptly as practicable following the Effective Time and (iv) VLO, as the sole ultimate parent of VLP GP, VTDC and Contribution Sub, will indirectly own all of the limited partner interests, general partner interests and IDRs of VLP.

The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist, and no consideration will be delivered in respect thereof. At the Effective Time, the books and records of VLP will be revised to reflect (i) the cancellation and retirement of all Common Units that were converted into the right to receive the Merger Consideration and that, immediately following the Effective Time, VTDC and Contribution Sub will be the only holders of Common Units and (ii) that the existence of VLP will continue without dissolution.

VLP’s general partner interests and IDRs, and the Common Units owned by VTDC and Contribution Sub, in each case that are issued and outstanding immediately prior to the Effective Time, will be unaffected by the Merger and will remain outstanding and no consideration will be paid or delivered in respect thereof.

As a result and upon consummation of the Merger, VLP will cease to be a publicly traded MLP and the Common Units will no longer be traded on the NYSE. The current unitholders of VLP (other than VLP GP, VTDC and Contribution Sub) will no longer have any interest in VLP’s future earnings or growth. The Merger will have the federal tax consequences described under “Material U.S. Federal Income Tax Considerations.”

In addition, as a result and upon consummation of the Merger, VLO, as the sole ultimate parent of VLP GP, VTDC and Contribution Sub, will indirectly own all of the limited partner interests, general partner interests and IDRs of VLP. The following table sets forth, among other things, the number of units representing partnership interests owned directly (unless otherwise noted) by each affiliate of VLP before and after the Effective Time of the Merger, as well as such entity’s interest in the net book value and net income of VLP.

Merger Sub is not reflected on the table below because it did not own any Common Units before the Effective Time, and, at the Effective Time, the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist.

	Pre-Merger					Post-Merger
	Units(1)	Interest in Net Book Value(2)	Percentage Interest in Net Book Value	Interest in Net Income(3)	Percentage Interest in Net Income	Units(1)	Interest in Net Book Value(2)	Percentage Interest in Net Book Value	Interest in Net Income(3)	Percentage Interest in Net Income
		(in millions)		(in millions)			(in millions)		(in millions)
VLO(4)	48,182,097	$190	68.17%	$137	68.17%	48,182,097	$279	100.00%	$200	100.00%
VTDC(5)	48,182,097	$190	68.17%	$137	68.17%	48,182,097	$279	100.00%	$200	100.00%
Contribution Sub(6)	1,413,512	$6	2.00%	$4	2.00%	1,413,512	$8	2.93%	$6	2.93%
VLP GP(7)	1,413,511	$6	2.00%	$4	2.00%	1,413,511	$8	2.93%	$6	2.93%
(1)	Includes Common Units and general partner units.
(2)	Based on $279.131 million total partners’ capital in VLP as of September 30, 2018 allocated with respect to the Common Units and general partner units.
(3)	Based on $200.447 million net income of VLP for the nine months ended September 30, 2018 allocated with respect to the Common Units and general partner units.
(4)	VLO does not directly own any Common Units. However, as the indirect sole owner of VTDC, Contribution Sub and VLP GP, it may be deemed to beneficially own the Common Units and general partner units directly held by VTDC, Contribution Sub and VLP GP.
(5)	As of November 8, 2018, VTDC directly owned 45,355,074 Common Units, and following the closing of the Merger, it will directly own the same number of Common Units. As the sole member of Contribution Sub and of VLP GP, VTDC may also be deemed to beneficially own the Common Units directly held by Contribution Sub and the general partner units directly held by VLP GP.
(6)	As of November 8, 2018, Contribution Sub directly owned 1,413,512 Common Units, and following the closing of the Merger, it will directly own the same number of Common Units.
(7)	As of November 8, 2018, VLP GP directly owned 1,413,511 general partner units, and following the closing of the Merger, it will directly own the same number of general partner units.

Primary Benefits and Detriments of the Merger

Benefits and Detriments to VLP Unaffiliated Unitholders

The primary benefits of the Merger to VLP Unaffiliated Unitholders that will not have a continuing interest in VLP following the Merger include the following:

•	The receipt by such VLP Unaffiliated Unitholders of $42.25 per Common Unit in cash, without interest, which represents an approximate 12% premium to the 30 trading-day VWAP of the Common Units at the close of regular trading hours on the NYSE on October 17, 2018.
•	The avoidance of all downside risk associated with the continued ownership of Common Units following the Merger, including any possible decrease in the future revenues and free cash flow, growth or value of VLP.

The primary detriments of the Merger to VLP Unaffiliated Unitholders that will not have a continuing interest in VLP following the Merger include the following:

•	The VLP Unaffiliated Unitholders will cease to have an interest in VLP and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of VLP or payment of distributions on Common Units, if any.
•	The all-cash aspect of the Merger does not allow the VLP Unaffiliated Unitholders to benefit from any synergies that may result from the Merger.
•	In general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. As a result, a holder of Common Units that receives cash in exchange for such Common Units in the Merger generally will be required to recognize taxable income, gain or loss as a result of the Merger for U.S. federal income tax purposes. Moreover, because a portion of such holder’s gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture or to substantially appreciated inventory items owned by VLP and its subsidiaries, a holder of Common Units may recognize both ordinary income and a capital loss as a result of the Merger.

Benefits and Detriments to VLP and the Valero Parties

The primary benefits of the Merger to VLP and the Valero Parties include the following:

•	The Merger will enable VLO to focus on managing the assets of VLP for VLO and its stockholders.
•	The Valero Parties (other than Merger Sub), as the owners of VLP, will become the beneficiaries of any savings associated with the streamlining of general and administrative expenses and the elimination of costs associated with the Common Units not being publicly traded.
•	The Merger eliminates the concern that an MLP structure may no longer be the most cost efficient way to fund VLO’s future logistics business.
•	The Merger guarantees that VLP’s assets, which are integral to the operations of ten of VLO’s refineries will remain under VLO’s control.
•	VLO management believes that the Merger will be accretive to VLO’s earnings per share and cash flow per share.

The primary detriments of the Merger to VLP and the Valero Parties include the following:

•	Following the Merger, there will be no trading market for the equity securities of VLP, as the surviving entity, and VLO will lose the Common Units as a potential acquisition currency.
•	The loss of a public marker as a reference point for the value of certain of VLO’s logistics assets.
•	The potential benefits sought in the Merger may not be realized.

Interests of Certain Persons in the Merger

In reading this information statement, VLP Unaffiliated Unitholders should be aware that certain of the officers and directors of VLP GP have interests in the Merger that differ from, or are in addition to, the interests of the VLP Unaffiliated Unitholders generally, including:

•	each member of the VLP GP Committee holds Restricted Units and corresponding DERs in VLP and immediately prior to the Effective Time of the Merger, (i) the Restricted Units then outstanding will receive immediate and full acceleration of vesting and be entitled to receive the Merger Consideration along with any corresponding accrued but unpaid distributions with respect to the DERs related to any Restricted Units and (ii) the DERs associated therewith will be cancelled and cease to exist;
•	all of the directors and executive officers of VLP GP, some of whom are also directors and/or officers of VLO, own Common Units that will be cancelled at the Effective Time of the Merger and converted into the right to receive the Merger Consideration;
•	each member of the VLP GP Committee will be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the VLP GP Committee and the VLP GP Board, in addition to any other compensation they receive for service on the VLP GP Board and its committees; and
•	from and after the Effective Time, all of the directors and executive officers of VLP GP will receive continued indemnification for their actions as directors and executive officers for at least six years after the Effective Time of the Merger.

In addition, on (i) January 14, 2016, each of Messrs. Beadle, Fretthold and Larson received a grant of 1,986 Restricted Units, in tandem with an equal number of DERs, under the VLP Incentive Compensation Plan, having an aggregate grant date fair value of $90,045, (ii) January 5, 2017, each of Messrs. Beadle, Fretthold and Larson received a grant of 1,999 Restricted Units, in tandem with an equal number of DERs, under the VLP

Incentive Compensation Plan, having an aggregate grant date fair value of $90,035 and (iii) January 4, 2018, each of Messrs. Beadle, Fretthold, and Larson received a grant of 1,966 Restricted Units, in tandem with an equal number of DERs, under the VLP Incentive Compensation Plan, having an aggregate grant date fair value of $90,003. The Restricted Units typically vest in equal one-third increments on each anniversary of the Restricted Units’ grant date. The DERs entitle the participant to a cash payment equal to the cash distribution per unit paid on the outstanding Common Units and is paid to the participant in cash as of each record payment date during the period the Restricted Units are outstanding. As of November 8, 2018, each of Messrs. Beadle, Fretthold and Larson owned 3,960 Restricted Units, together with the DERs associated therewith.

See “The Merger Agreement—Treatment of VLP Incentive Compensation Plan and Restricted Units.”

Golden Parachute Compensation

No executive officer or director of VLP GP is entitled to or will receive any severance payments or “golden parachute compensation” in connection with the Merger Transactions.

Material U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, the receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction to VLP Common Unitholders. A VLP Common Unitholder who receives cash in exchange for Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

•	the sum of (i) the amount of any cash received by the VLP Common Unitholder and (ii) such VLP Common Unitholder’s share of VLP’s nonrecourse liabilities immediately prior to the Merger; and
•	such VLP Common Unitholder’s adjusted tax basis for Common Units (which includes such VLP Common Unitholder’s share of VLP’s nonrecourse liabilities immediately prior to the Merger).

Except as noted in “Material U.S. Federal Income Tax Considerations” below, gain or loss recognized by a VLP Common Unitholder on the sale or exchange of a Common Unit will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code, to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture, or to substantially appreciated “inventory items” owned by VLP and its subsidiaries. Passive losses that were not deductible by a VLP Common Unitholder in prior taxable periods because they exceeded such VLP Common Unitholder’s share of VLP’s income may become available to offset a portion of the gain recognized by such VLP Common Unitholder.

The U.S. federal income tax consequences of the Merger to a VLP Common Unitholder will depend on such VLP Common Unitholder’s own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

See “Material U.S. Federal Income Tax Considerations” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Financing of the Merger

The total amount of funds necessary to consummate the Merger and the related transactions, excluding expenses related thereto, is anticipated to be approximately $950 million. VLO expects to fund the Merger through a combination of cash on hand and/or borrowings under its revolving credit facility. The Merger is not subject to any financing condition and VLO does not expect any difficulties in obtaining the cash required to fund the Merger.

VLO has a $3.0 billion revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders party thereto that matures in November 2020. VLO has the option to increase the aggregate commitments under the revolving credit facility to $4.5 billion and may request two additional one-year extensions, subject to certain conditions. The revolving credit facility also provides for the issuance of letters of credit of up to $2.0 billion.

Outstanding borrowings under the revolving credit facility bear interest, at the option of VLO, at either (i) the adjusted LIBO rate (as defined in the revolving credit facility) for the applicable interest period in effect from time to time plus the applicable margin or (ii) the alternate base rate (as defined in the revolving credit facility) plus the applicable margin. The revolving credit facility also requires payments for customary fees, including facility fees, letter of credit participation fees and administrative agent fees. The interest rate and facility fees under the revolving credit facility are subject to adjustment based upon the credit ratings assigned to VLO’s senior unsecured debt. The revolving credit facility also contains various customary affirmative and negative covenants and events of default.

VLO has not currently made any plans or arrangements to repay any amounts that may be borrowed under its revolving credit facility to fund the Merger.

Estimated Fees and Expenses

Under the terms of the Merger Agreement, all expenses will generally be borne by the party incurring such expenses, whether or not the Merger Transactions are consummated, except that (i) VLO and VLP will each pay one half of the expenses, other than the expenses of financial advisors or outside legal advisors, incurred in connection with the preparation, printing, filing and mailing of this information statement and the Schedule 13E-3, and any amendments or supplements thereto and (ii) the attorneys’ fees discussed below under “The Merger Agreement—Effect of Termination; Remedies.”

Jefferies has provided certain financial advisory services to the VLP GP Committee in connection with the Merger. VLP has agreed to pay Jefferies $2.5 million as compensation for its services, $350,000 of which was paid in connection with its engagement and $2.15 million of which was paid upon delivery of the Partnership Fairness Opinion (as defined in the Merger Agreement), and VLP has agreed to reimburse Jefferies for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify Jefferies against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. See “Special Factors—Opinion of Jefferies LLC, Financial Advisor to the VLP GP Committee” for more information about Jefferies’ compensation.

The following is an estimate of fees and expenses to be incurred and paid by VLP in connection with the Merger:

Description	Amount
Legal	$750,000
Financial advisors	$2,500,000
Printing and mailing	$50,000
SEC filing fees	$115,183
Paying agent	$15,000
Miscellaneous	$10,000
Total	$3,440,183

VLO and its affiliates (other than VLP) are expected to incur and pay fees and expenses of approximately $8 million in connection with the Merger, consisting primarily of legal and financial advisory fees.

Regulatory Approvals Required for the Merger

None of VLP, VLP GP or any of the Valero Parties is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law.

Certain Legal Matters

General

In the Merger Agreement, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the Merger. It is a condition to the consummation of the Merger that any required governmental antitrust consents and approvals have been obtained before the effective date of the Merger.

Certain Litigation

Currently, VLP is not aware of any pending litigation related to the Merger.

Provisions for Unaffiliated Security Holders

Except as provided for in the Merger Agreement, no provision has been made to grant VLP Unaffiliated Unitholders access to the files of VLP, VLP GP or the Valero Parties or to obtain counsel or appraisal services at the expense of the foregoing parties.

No Appraisal Rights

VLP Common Unitholders are not entitled to dissenters’ rights of appraisal under the VLP Partnership Agreement, the Merger Agreement or applicable Delaware law. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by references to Delaware law, other applicable law, the VLP Partnership Agreement and the Merger Agreement.

Accounting Treatment of the Merger

The Merger will be accounted for in accordance with GAAP. Because VLO has a controlling financial interest in VLP before the Merger (through its indirect ownership of VLP GP, VTDC and Contribution Sub) and retains the controlling financial interest in VLP after the Merger, changes in VLO’s ownership interest in VLP will be accounted for as an equity transaction. Accordingly, no gain or loss on the Merger will be recognized in VLO’s consolidated statements of earnings.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement and the other documents referred to or incorporated by reference into this information statement contain or may contain “forward-looking statements.”

Statements included in or incorporated by reference into this information statement that are not historical facts, including statements about the beliefs and expectations of the VLP GP Board or the management of VLP or VLO, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “consider,” “could,” “estimate,” “evaluate,” “expect,” “explore,” “forecast,” “intend,” “may,” “opportunity,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will,” “would” and similar words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All forward-looking statements speak only as of the date of this information statement or the date of such other filing, as the case may be. Although VLP believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved and such statements are subject to various risks and uncertainties. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements and readers are cautioned not to place undue reliance on such statements. VLP’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond VLP’s control. These factors include, but are not limited to:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	the inability to complete the Merger due to the failure to obtain the VLP Unitholder Approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including the absence of any legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the Merger Transactions or making the consummation of the Merger Transactions illegal;
•	risks related to disruption of management’s attention from VLP’s or VLO’s ongoing business operations due to the Merger;
•	the impact of the announcement of the proposed Merger on relationships with third parties, including commercial counterparties, employees and competitors, and risks associated with the loss and ongoing replacement of key personnel;
•	the suspension, reduction, cessation, or termination of VLO’s obligation under its commercial agreements, omnibus agreement and services and secondment agreement with VLP;
•	changes in global economic conditions on VLO’s business and the business of its suppliers, customers, business partners, and credit lenders;
•	a material decrease in VLO’s profitability;
•	disruptions due to equipment interruption or failure at VLP facilities, VLO’s facilities, or third-party facilities on which VLP’s business or VLO’s business is dependent;
•	the risk of contract cancellation, non-renewal, or failure to perform by VLO’s customers, and VLO’s inability to replace such contracts and/or customers;
•	VLO’s and VLP’s ability to remain in compliance with the terms of their respective outstanding indebtedness;
•	the timing and extent of changes in commodity prices and demand for VLO’s refined petroleum products;
•	VLP’s ability to obtain credit and financing on acceptable terms in light of uncertainty and illiquidity in credit and equity capital markets;
•	actions of customers and competitors;
•	changes in VLP’s cash flows from operations;

•	state and federal environmental, economic, health and safety, energy, and other policies and regulations, including those related to climate change and any changes therein, and any legal or regulatory investigations, delays, or other factors beyond VLP’s control;
•	operational hazards inherent in refining operations and in transporting and storing crude oil and refined petroleum products;
•	earthquakes or other natural disasters affecting operations;
•	changes in capital requirements or in execution of planned capital projects;
•	the availability and costs of crude oil, other refinery feedstocks, and refined petroleum products;
•	changes in the cost or availability of third-party vessels, pipelines, and other means of delivering and transporting crude oil, feedstocks, and refined petroleum products;
•	direct or indirect effects on VLP’s business resulting from actual or threatened terrorist incidents or acts of war;
•	weather conditions affecting VLP’s or VLO’s operations or the areas in which VLO markets its refined petroleum products;
•	seasonal variations in demand for refined petroleum products;
•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any accruals, which affect VLP or VLO;
•	risks related to labor relations and workplace safety;
•	changes in insurance markets impacting costs and the level and types of coverage available;
•	political developments;
•	changes in VLP’s treatment as a partnership for U.S. federal or state income tax purposes;
•	the effects of existing and future laws and governmental regulations; and
•	the effects of future litigation, including litigation relating to the Merger.

VLP cautions that the foregoing list of factors is not exhaustive. Other unknown or unpredictable factors could also have material adverse effects on VLP’s performance or achievements prior to the Merger. Discussions of some of these other important factors and assumptions can be found in VLP’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017, VLP’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, and VLP’s other filings with the SEC, which are available at www.sec.gov. All forward-looking statements included in this information statement are expressly qualified in their entirety by such cautionary statements.

The forward-looking statements contained in this information statement, including forward-looking statements included in the documents referred to or incorporated by reference in this information statement, are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

OTHER MATTERS

Householding of Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of this information statement may have been sent to multiple VLP Common Unitholders in your household. If you would prefer to receive separate copies of this information statement either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to VLP, VLP will promptly provide a separate copy of this information statement. In addition, VLP Common Unitholders sharing an address can request delivery of a single copy of this information statement if you are receiving multiple copies upon written or oral request to VLP at the address and telephone number stated above.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, which is attached as Annex A to this information statement and incorporated by reference herein. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. VLP encourages you to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger, as it is the legal document governing the Merger. The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement.

Factual disclosures about VLP or VLO or any of their respective subsidiaries or affiliates contained in this information statement or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about VLP or VLO or their respective subsidiaries or affiliates contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by VLP or VLO, as applicable, were qualified and subject to important limitations agreed to by VLP and VLO, respectively, in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to VLO’s stockholders or VLP Common Unitholders and reports and documents filed with the SEC and were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The Merger Agreement is attached as Annex A to this information statement and incorporated by reference herein only to provide VLP Common Unitholders with information regarding the terms of the Merger Agreement, and not to provide VLP Common Unitholders with any other factual information regarding VLP, VLO or their respective affiliates or businesses. Additionally, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this information statement, in the documents incorporated by reference into this information statement, or contained in, or incorporated by reference into, the filings that VLP or VLO make with the SEC, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

Unless otherwise expressly stated, for the purposes of the Merger Agreement, references to an affiliate or subsidiary of VLO do not include VLP, VLP GP or their subsidiaries, and references to an affiliate of VLP or VLP GP or their subsidiaries do not include VLO and its subsidiaries (other than VLP, VLP GP and their subsidiaries).

The Merger

Pursuant to the Merger Agreement, Merger Sub, an indirect wholly owned subsidiary of VLO, will merge with and into VLP, with VLP surviving the Merger and continuing to exist as a Delaware limited partnership, and each Public Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $42.25 in cash, without interest. Following the consummation of the Merger, VLO, as the sole ultimate parent of VLP GP, VTDC and Contribution Sub, will indirectly own all of the limited partner interests, general partner interests and IDRs of VLP.

At the Effective Time, (i) the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist, and no consideration will be delivered in respect thereof, (ii) the IDRs and general partner interests of VLP, and the Common Units held by VTDC and Contribution Sub, in each case that are issued and outstanding immediately prior to the Effective Time, will be unaffected by the Merger and will remain issued and outstanding, and no consideration will be delivered in respect thereof and (iii) the books and records of VLP will be revised to reflect (A) the cancellation and retirement of all Common Units that were converted into the right to receive the Merger Consideration, (B) that, immediately following the Effective Time, VTDC and Contribution Sub will be the only holders of Common Units and (C) that the existence of VLP will continue without dissolution.

Effective Time; Closing

The Effective Time will occur at such time as VLP and VLO cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by VLP and VLO in writing and specified in the certificate of merger.

The closing of the Merger will take place on the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other date as VLP and VLO may agree.

Conditions to Completion of the Merger

VLP and VLO may not complete the Merger unless each of the following conditions is satisfied or waived:

•	the VLP Unitholder Approval has been obtained;
•	the absence of any legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the Merger Transactions or making the consummation of the Merger Transactions illegal;
•	the termination or expiration of any waiting period under any applicable antitrust law; and
•	the clearance of this information statement by the SEC and the mailing of a final information statement to VLP Common Unitholders at least 20 days prior to the date of the Written Consents.

The obligations of VLO and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of VLP and VLP GP qualified as to materiality are true and correct in all respects, and those not so qualified are true and correct in all material respects, as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
•	VLP and VLP GP having performed in all material respects all covenants and obligations required to be performed by each of them under the Merger Agreement;
•	the receipt by VLO of an officer’s certificate signed on behalf of VLP and VLP GP by an executive officer of VLP GP certifying that the two preceding conditions have been satisfied; and
•	since the date of the Merger Agreement, no material adverse effect will have occurred with respect to VLP.

The obligation of VLP to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of VLO and Merger Sub qualified as to materiality are true and correct in all respects, and those not so qualified are true and correct in all material respects, as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
•	VLO and Merger Sub having performed in all material respects all covenants and obligations required to be performed by each of them under the Merger Agreement; and
•	the receipt by VLP of an officer’s certificate signed on behalf of VLO by an executive officer of VLO certifying that the two preceding conditions have been satisfied.

VLP GP Recommendation and VLP Adverse Recommendation Change

The VLP GP Committee unanimously, and in good faith, (i) determined that the Merger Agreement, the Support Agreement and the Merger Transactions are (A) fair and reasonable to the VLP Unaffiliated Unitholders and (B) in the best interest of VLP, (ii) approved the Merger Agreement, the Support Agreement and the Merger Transactions, (iii) recommended that the VLP GP Board approve the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions and (iv) recommended that the VLP GP Board submit the Merger

Agreement to a vote of VLP’s limited partners by written consent and recommend the approval of the Merger Agreement and the Merger by VLP’s limited partners, such action by the VLP GP Committee described in clauses (i)(B) and (ii) above constituting “Special Approval” (as such term is defined in the VLP Partnership Agreement). For more information regarding the recommendation of the VLP GP Committee and the VLP GP Board, including the obligations of the VLP GP Committee and the VLP GP Board in making such determination under the VLP Partnership Agreement, see “Special Factors—Recommendation of the VLP GP Committee and the VLP GP Board; Reasons for Recommending Approval of the Merger Agreement and the Merger Transactions.”

Upon receipt of the recommendation of the VLP GP Committee (and the approval of VLP GP’s sole member), at a meeting duly called and held on October 18, 2018, the VLP GP Board unanimously, and in good faith, (i) determined that each of the Merger Agreement, the Support Agreement and the Merger Transactions (A) is fair and reasonable to the VLP Unaffiliated Unitholders and (B) in the best interest of VLP, (ii) approved the Merger Agreement, the Support Agreement, the execution, delivery and performance of the Merger Agreement and the Support Agreement and the consummation of the Merger Transactions, (iii) resolved and directed that the Merger Agreement and the Merger be submitted to a vote of VLP’s limited partners by written consent (and authorized VLP’s limited partners to act by written consent without a meeting in connection with the approval of the Merger Agreement and the Merger) and (iv) recommended approval of the Merger Agreement and the Merger by VLP’s limited partners.

The Merger Agreement provides that VLP and VLP GP will not, and will cause their respective subsidiaries and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly, (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to VLO, the VLP GP Board Recommendation or recommend the approval or adoption of, or approve or adopt, or propose to publicly recommend, approve or adopt, any acquisition proposal, or fail to recommend rejection of any tender offer or exchange offer for Common Units within ten business days after commencement of such offer, or resolve or agree to take any of the foregoing actions, or (ii) fail to include the VLP GP Board Recommendation in this information statement. The Merger Agreement also provides that VLP (acting through the VLP GP Board or the VLP GP Committee or otherwise) will not, directly or indirectly, if any acquisition proposal has been made public, fail to issue a press release recommending against such acquisition proposal and reaffirming the VLP GP Board Recommendation. VLP, VLP GP and any of their subsidiaries taking any of the actions described above is referred to as a “VLP Adverse Recommendation Change.”

Subject to the conditions described below, the VLP GP Board, after consulting with the VLP GP Committee may, at any time prior to obtaining the VLP Unitholder Approval, make a VLP Adverse Recommendation Change if the VLP GP Board determines in good faith (after consultation with the VLP GP Committee) (i) that (A) an acquisition proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as defined in the Merger Agreement), or (B) an Intervening Event (as defined in the Merger Agreement) has occurred, and (ii) that the failure to take such action would be a breach of its duties to the VLP Unaffiliated Unitholders under applicable law, as modified by the VLP Partnership Agreement, or the VLP Partnership Agreement. The VLP GP Committee may not effect a VLP Adverse Recommendation Change in this manner unless (i) the VLP GP Board has provided prior written notice to VLO specifying in reasonable detail the reasons for such action at least five business days in advance of its intention to take such action, unless at the time such notice is otherwise required there are fewer than five business days prior to the expected date of delivery and effectiveness of the Written Consents, in which case such notice will be provided as far in advance as practicable and (ii) during this period, the VLP GP Board has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with VLO in good faith (to the extent VLO desires to negotiate in its sole discretion) to make such adjustments in the terms of the Merger Agreement so that the failure to effect such VLP Adverse Recommendation Change would not be a breach of its duties to the VLP Unaffiliated Unitholders under applicable law, as modified by the VLP Partnership Agreement, or the VLP Partnership Agreement; provided, however, that the VLP GP Board or VLP GP Committee, as applicable, must take into account all changes to the terms of the Merger Agreement proposed by VLO in determining whether the failure to make or, in the case of the VLP GP Committee, recommend, a VLP Adverse Recommendation Change would be a breach of its duties to the VLP Unaffiliated Unitholders under applicable law, as modified by the VLP Partnership Agreement, or the VLP Partnership Agreement.

VLP Unitholder Approval

Under the applicable provisions of the VLP Partnership Agreement, the approval of the Merger Agreement requires the approval of at least a majority of the outstanding Common Units. As of November 8, 2018, VTDC and Contribution Sub collectively own approximately 67.5% of the outstanding Common Units. As a result, VTDC and Contribution Sub own a sufficient number of Common Units to approve the Merger Agreement and the Merger Transactions on behalf of the VLP Common Unitholders. Concurrently with the execution of the Merger Agreement, VLP entered into the Support Agreement with VTDC whereby VTDC has agreed, in its capacity as a VLP Common Unitholder, to deliver the VTDC Written Consent. On November 8, 2018, VTDC and Contribution Sub consummated the Contribution and simultaneously therewith Contribution Sub executed and delivered to VLP a counterpart to the Support Agreement pursuant to which Contribution Sub is bound by all of the terms and provisions of the Support Agreement, as if Contribution Sub were an original party to the agreement. As the sole member of Contribution Sub, VTDC will cause Contribution Sub to deliver, simultaneously with the VTDC Written Consent, the Contribution Sub Written Consent. The full text of the Support Agreement is attached as Annex B to this information statement. VLP encourages you to read the Support Agreement carefully and in its entirety.

The Merger Agreement requires VLP, through the VLP GP Board, to submit the Merger Agreement and the Merger to a vote by the VLP Common Unitholders by written consent regardless of whether the VLP GP Board recommends that the VLP Common Unitholders reject the Merger Agreement and the Merger Transactions or otherwise takes any action constituting a VLP Adverse Recommendation Change under the Merger Agreement.

The Merger Consideration

At the Effective Time, (i) each Public Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration, (ii) the Public Units will no longer be outstanding and will automatically be cancelled and cease to exist and (iii) the VLP Public Unitholders will cease to have rights with respect to the Public Units, except with respect to the right to receive the Merger Consideration. The Merger Consideration is subject to adjustment pursuant to the terms of the Merger Agreement to reflect the effect of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the VLP Common Unitholders the same economic effect as contemplated by the Merger Agreement prior to any such event.

All of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist, and no consideration will be delivered in respect thereof. The IDRs and general partner interests of VLP, and the Common Units held by VTDC and Contribution Sub, in each case that are issued and outstanding immediately prior to the Effective Time, will be unaffected by the Merger and will remain issued and outstanding, and no consideration will be delivered in respect thereof.

Treatment of VLP Incentive Compensation Plan and Restricted Units

The Merger Agreement provides that, as promptly as practicable following the date of the Merger Agreement, and in any event prior to the Effective Time, VLP GP (or, if appropriate, any committee administering the VLP Incentive Compensation Plan) will take or cause to be taken all actions as may be necessary or required in accordance with applicable law, the VLP Partnership Agreement and the VLP Incentive Compensation Plan (including the award agreements in respect of awards granted thereunder) to cause all Restricted Units outstanding immediately prior to the Effective Time to receive immediate and full acceleration of vesting in connection with the Merger. Each holder of Restricted Units will be entitled to receive an amount equal to the Merger Consideration with respect to each Restricted Unit that becomes vested pursuant to the Merger Agreement along with any corresponding accrued but unpaid distributions with respect to the DERs related to any such Restricted Unit, which unpaid distributions, for the avoidance of doubt, are not part of the Merger Consideration. Immediately upon the vesting of such Restricted Unit, the DERs associated therewith will be cancelled and cease to exist. For additional information about these awards and the adjustments thereto, please see “Special Factors—Interests of Certain Persons in the Merger.”

Prior to the Effective Time, VLP and VLP GP will take all actions necessary to terminate the VLP Incentive Compensation Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the VLP Incentive Compensation Plan will be terminated and no equity awards or other rights with respect to Common Units or other partnership interests in VLP will be granted or be outstanding thereunder.

As soon as practicable following the Effective Time, VLP will file a post-effective amendment to the Form S-8 registration statement filed by VLP on January 14, 2014 and deregister all Common Units registered thereunder.

Distributions

While not part of the Merger Consideration, on October 18, 2018, the VLP GP Board declared the Third Quarter Distribution of $0.551 per Common Unit, payable on November 9, 2018 to VLP Common Unitholders of record at the close of business on November 1, 2018. Under the Merger Agreement, however, prior to the closing of the Merger Transactions, VLP GP may not declare, and VLP may not pay, any distribution other than the Third Quarter Distribution unless VLO consents to such distribution in writing. VLO is under no obligation to consent to any distributions other than the Third Quarter Distribution.

Surrender of Common Units

Before the closing of the Merger, VLO will appoint a paying agent reasonably acceptable to VLP for the purpose of exchanging the Common Units, all of which are in book-entry form, for the Merger Consideration. As promptly as practicable after the Effective Time, VLO will send, or will cause the paying agent to send, to each record holder of Public Units as of the Effective Time, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon adherence to the procedures set forth in the letter of transmittal) in such customary form as VLP and VLO may reasonably agree, including instructions for use in effecting the surrender the Common Units.

On or before the closing date, VLO will deposit or cause to be deposited with the paying agent, in trust for the benefit of the VLP Public Unitholders as of the Effective Time, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to the Merger Agreement. We refer to such cash deposited with the paying agent as the “Exchange Fund.” The paying agent will deliver the Merger Consideration contemplated to be paid pursuant to the Merger Agreement out of the Exchange Fund. Each VLP Public Unitholder, upon delivery to the paying agent of (i) a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto and (ii) such other documents as the paying agent may reasonably request, and surrender of such Common Units, will be entitled to receive in exchange therefore a check in an amount equal to the aggregate amount of cash that such holder has a right to receive under the Merger Agreement.

Adjustments to Prevent Dilution

The Merger Consideration and the Third Quarter Distribution will be appropriately adjusted to reflect fully the effect of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction with respect to the number of outstanding Common Units prior to the Effective Time to provide the VLP Common Unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.

Withholding

VLO, Merger Sub, VLP and the paying agent retained by VLO for the purpose of exchanging Common Units for the Merger Consideration will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to the Merger Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of applicable state, local or foreign tax law. To the extent amounts are so withheld and paid over to the appropriate tax authority, such withheld amounts will be treated as having been paid to the former holder of Common Units in respect of whom such withholding was made.

Filings

Pursuant to the Merger Agreement, VLO and Merger Sub, on the one hand, and VLP and VLP GP, on the other hand, have agreed to cooperate and use, and to cause their respective subsidiaries to use, their respective reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing of the Merger Agreement to be satisfied as promptly as practicable (and in no event later than the Outside Date), and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including to prepare and file as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and (iii) defend any proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Written Consents are delivered (unless specifically indicated otherwise):

•	by the mutual written consent of VLP and VLO duly authorized by the VLP GP Board, after consulting with the VLP GP Committee (in the case of VLP), and the VLO Special Committee (in the case of VLO);
•	by either VLP (duly authorized by the VLP GP Board after consulting with the VLP GP Committee) or VLO, if:
•	the closing of the Merger does not occur on or before the Outside Date, except that the right to terminate the Merger Agreement in this situation will not be available (i) to VLP if the failure to satisfy such condition is due to the failure of either VLP or VLP GP to perform and comply in all material respects with the covenants and agreements in the Merger Agreement to be performed or complied with by it before the closing of the Merger, (ii) to VLO if the failure to satisfy such condition is due to the failure of any of VLO, Merger Sub or VTDC to perform and comply in all material respects with the covenants and agreements contained in the Merger Agreement or the Support Agreement, as applicable, to be performed or complied with by it before the closing of the Merger or (iii) to VLP or VLO if, in the case of VLO, VLP or VLP GP, and in the case of VLP, VLO or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted under the terms of the Merger Agreement; or
•	any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger Transactions or making the consummation of the Merger Transactions illegal, except that the right to terminate the Merger Agreement will not be available to VLP or VLO if the restraint was due to the failure of, in the case of VLP, VLP or VLP GP, and in the case of VLO, VLO, Merger Sub or VTDC, to perform in all material respects any of its obligations under the Merger Agreement or the Support Agreement, as applicable;
•	by VLO, if:
•	prior to the Written Consents being delivered and becoming effective, VLP is in willful breach of its obligations to (i) submit (through the VLP GP Board) the Merger Agreement and the Merger to a vote of VLP’s limited partners by written consent, and, unless such omission is permitted under the terms of the Merger Agreement, make the VLP GP Board Recommendation, (ii) include (x) a copy of the Partnership Fairness Opinion (as defined in the Merger Agreement) and, (y) unless such omission is permitted under the terms of the Merger Agreement, the VLP GP Board Recommendation, in this information statement, (iii) not solicit competing acquisition proposals or enter into discussions concerning, or provide confidential information in connection with, any unsolicited alternative business combinations, (iv) make certain recommendations against any competing acquisition proposal and reaffirm the VLP GP Board Recommendation, and not approve or adopt, or propose to approve or adopt, any competing acquisition proposal and (v) not withdraw, modify or qualify, or propose to withdraw, modify or qualify, in a manner adverse to VLO, the VLP GP Board Recommendation, unless permitted under the terms of the Merger

Agreement; provided, however, that VLO will not have the right to terminate the Merger Agreement under this condition if VLO, Merger Sub or VTDC is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Support Agreement, as applicable;

•	VLP or VLP GP has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement (or if any of the representations or warranties of VLP or VLP GP in the Merger Agreement fail to be true), if the breach or failure to perform (i) would constitute the failure of a condition to VLO’s obligation to complete the Merger and (ii) is not capable of being cured, or is not cured, by VLP or VLP GP within the earlier of (A) 30 days after receipt of notice from VLO of such breach or failure or (B) the Outside Date; provided, however, that VLO will not have the right to terminate the Merger Agreement under this condition if VLO, Merger Sub or VTDC is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Support Agreement, as applicable; or
•	a VLP Adverse Recommendation Change has occurred;
•	by VLP (duly authorized by the VLP GP Board), if:
•	(after consulting with the VLP GP Committee) VLO or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement (or if any of VLO’s or Merger Sub’s representations or warranties contained in the Merger Agreement fails to be true) and such breach or failure would (i) constitute the failure of a condition of VLP’s obligation to complete the Merger and (ii) is not capable of being cured, or is not cured, by VLO or Merger Sub within the earlier of (A) 30 days after receipt of notice from VLP of such breach or failure or (B) the Outside Date; provided, however, that VLP will not have the right to terminate the Merger Agreement if VLP or VLP GP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or
•	prior to the Written Consents being delivered and becoming effective, in response to an Intervening Event (as defined in the Merger Agreement), the VLP GP Board determines in good faith (after consultation with the VLP GP Committee) that the failure to take such action would be a breach of its duties to the VLP Unaffiliated Unitholders under applicable law, as modified by the VLP Partnership Agreement, or the VLP Partnership Agreement; provided, however, that before the VLP GP Board can terminate the Merger Agreement under this condition, it must give VLO at least five business days’ notice (or as much notice as possible if the Merger is scheduled to close before such five business day period) and negotiate with VLO (to the extent VLO wishes to negotiate) in good faith in order to amend the Merger Agreement so that the failure to terminate the Merger Agreement would not be a breach of the VLP GP Board’s duties to the VLP Unaffiliated Unitholders under applicable law, as modified by the VLP Partnership Agreement, or the VLP Partnership Agreement.

Effect of Termination; Remedies

In the event of termination of the Merger Agreement as summarized above under “—Termination,” the Merger Agreement will terminate and become null and void (other than certain provisions relating to, among other things, fees and expenses and litigation related to the Merger Transactions) and there will be no liability on the part of any of VLO, Merger Sub, VLP or VLP GP, or their respective directors, officers and affiliates, to the other parties to the Merger Agreement; provided, however, that (i) no such termination will relieve liability for failure to consummate the Merger and the Merger Transactions when required pursuant to the Merger Agreement and (ii) in the event of an intentional and material breach of the Merger Agreement or intentional fraud, the other applicable party or parties will be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money). There will also be no liability on the part of the VLP GP or VLP or their respective directors, officers and affiliates if the Merger Agreement is terminated by VLO due to a VLP Adverse Recommendation Change. Notwithstanding the foregoing, in no event will VLP GP or VLP or their respective directors, officers and affiliates have any liability for any matter set forth in clause (i) above for any action taken or omitted to be taken by VLP GP, VLP, any of their respective subsidiaries or any of their respective representatives at the explicit direction of VLO, any of its subsidiaries or any of their respective duly authorized representatives.

Conduct of Business Pending the Merger

Subject to certain exceptions, unless VLO consents in writing (which consent must not be unreasonably withheld, delayed or conditioned), from October 18, 2018 until the Effective Time, VLP GP and VLP have agreed that they will not, and will cause each of their respective subsidiaries not to, and VLO has agreed not to cause VLP or VLP GP to:

•	(i) conduct its business and the business of its subsidiaries other than in the ordinary course of business and consistent with past practices, (ii) fail to use reasonable best efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates or (iii) fail to use reasonable best efforts to keep in full force and effect all material permits and all material insurance policies maintained by VLP and its affiliates;
•	take any action that would have a material adverse effect on VLP;
•	other than annual compensatory equity awards granted to non-employee directors of the VLP GP Board in the ordinary course of business and consistent with past practices or as expressly contemplated by the Merger Agreement, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of any Rights (as defined in the Merger Agreement)) outstanding as of the date of the Merger Agreement, or any additional Rights, (ii) issue, grant or amend any award under the VLP Incentive Compensation Plan or (iii) enter into any agreement with respect to the foregoing;
•	(i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (ii) repurchase, redeem or otherwise acquire (or permit any of its subsidiaries to purchase, redeem or otherwise acquire) any equity interests or Rights, except as required by the terms of its securities outstanding on the date of the Merger Agreement, by the VLP Incentive Compensation Plan or as expressly contemplated by the terms of the Merger Agreement;
•	(i) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business and consistent with past practices, (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business and consistent with past practices or (iii) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;
•	make or declare distributions to the VLP Common Unitholders, the DERs or other equity interests in VLP, other than as described in “—Distributions”;
•	amend the VLP Partnership Agreement or the organizational documents of VLP’s affiliates (including by merger, consolidation, conversion or otherwise), as in effect on the date of the Merger Agreement;
•	enter into, modify, amend, terminate, assign or waive any rights under, any contract other than in the ordinary course of business and consistent with past practices;
•	waive, release, assign, settle or compromise any proceeding, including any state or federal regulatory proceeding, seeking damages or an injunction or other equitable relief that is material to VLP and its subsidiaries taken as a whole or is a claim, action or proceeding relating to the transactions contemplated by the Merger Agreement;
•	implement or adopt any material change in accounting principles, practices or methods, other than as required by GAAP or other applicable regulatory authorities;

•	(i) change its fiscal year or any method of tax accounting, (ii) make any material tax election that is inconsistent with past practice or change or revoke any material tax election, (iii) settle or compromise any material liability for taxes, (iv) file any material amended tax return or (v) take any action or fail to take any action that would reasonably be expected to cause VLP or any of its subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation;
•	other than in the ordinary course of business and consistent with past practices, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities or intercompany credit agreements or money pool arrangements or (ii) create any lien on its property or the property of its subsidiaries to secure indebtedness or any other obligation;
•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;
•	knowingly take any action that is intended to or is reasonably likely to result in (i) any of its representations and warranties contained in the Merger Agreement being or becoming untrue in any material respect at the closing date, (ii) any of the conditions to the closing of the Merger as set forth in the Merger Agreement not being satisfied, (iii) any material delay in or prevention of the consummation of the Merger or (iv) a material violation of any provision of the Merger Agreement; or
•	agree or commit to do anything described above.

Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time, solely to the extent that VLP or VLP GP or any applicable subsidiary thereof would be permitted to indemnify an Indemnified Person (as defined below) immediately prior to the Effective Time, VLP GP and VLP (as the surviving entity of the Merger) jointly and severally agreed to indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing, to any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of VLP or any of its subsidiaries or VLP GP, or serving in certain other capacities on behalf of or at the request of VLP or VLP GP (an “Indemnified Person”), to the fullest extent permitted under applicable law. In addition, VLP GP and VLP (as the surviving entity of the Merger) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of VLP and VLP GP immediately prior to the Effective Time and ensure that the organizational documents of VLP and VLP GP or any of their respective successors or assigns, if applicable, will, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of VLP and VLP GP than are presently set forth in such organizational documents. In addition, VLO will maintain in effect for six years from the Effective Time, VLP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to such Indemnified Persons; provided, however, that in no event will VLO be required to expend more than an amount per year equal to 300% of the current annual premiums paid by VLP or VLP GP for such insurance.

VLP GP Committee

VLO has agreed, until the earlier of the Effective Time or the termination of the Merger Agreement, not to, without the consent of a majority of the then existing members of the VLP GP Committee, take any action (or allow its subsidiaries to take any action) intended to cause VLP GP to eliminate the VLP GP Committee, revoke or diminish the authority of the VLP GP Committee or remove or cause the removal of any member of the VLP GP Committee, either as a member of the VLP GP Board or the VLP GP Committee.

Amendment and Supplement

At any time prior to the Effective Time, the Merger Agreement may be amended, supplemented or modified in any and all respects by written agreement of the parties, whether before or after the Written Consents are delivered and become effective, by action taken or authorized by the VLP GP Board and the VLO Special

Committee, and approved by the VLP GP Committee. After the Written Consents are delivered and become effective, no amendment to the provisions of the Merger Agreement may be made which by applicable law or stock exchange rule would require further approval by VLP’s limited partners, without such approval. Unless otherwise expressly provided in the Merger Agreement, whenever a determination, decision, approval, consent, waiver or agreement of VLP or VLP GP is required pursuant to the Merger Agreement (including any determination to exercise or refrain from exercising certain rights under, or to enforce the terms of, the Merger Agreement), such determination, decision, approval, consent, waiver or agreement must be authorized by the VLP GP Committee (if on behalf of VLP), or the VLP GP Board only (if on behalf of VLP GP).

Waiver and Consent

At any time prior to the Effective Time, any party to the Merger Agreement that is the intended beneficiary of the relevant provision of the Merger Agreement may, subject to applicable law, waive compliance by another party, extend the time for performance of the relevant obligation, or grant any consent under the Merger Agreement; provided, however, that neither VLP nor VLP GP (if acting on behalf of VLP, but not if acting on behalf of itself) may take or authorize any such action without the prior approval of the VLP GP Board (after consulting with the VLP GP Committee). Notwithstanding the foregoing, no failure or delay by VLP, VLP GP, VLO or Merger Sub in exercising any right under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right under the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

Remedies; Specific Performance

The Merger Agreement provides that the parties thereto are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specifically enforce the provisions of the Merger Agreement, in addition to any other remedy to which such parties are entitled at law or in equity. The Merger Agreement provides for a waiver of any requirement to obtain, furnish or post any bond or similar instrument in connection with obtaining any remedy contemplated by this paragraph.

Representations and Warranties

The Merger Agreement contains representations and warranties by VLO and Merger Sub, on the one hand, and VLP and VLP GP, on the other hand. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to the other parties if those statements prove to be inaccurate;
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and
•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments, and accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

The Merger Agreement is attached as Annex A to this information statement and incorporated by reference herein only to provide VLP Common Unitholders with information regarding the terms of the Merger Agreement, and not to provide VLP Common Unitholders with any other factual information regarding VLP, VLO or their respective affiliates or businesses. Additionally, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this information statement, in the documents incorporated by reference into this information statement, or contained in, or incorporated by reference into, the filings that VLP or VLO make with the SEC, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by VLP and VLP GP, many of which contain various assumptions and qualifications, relate to, among other things:

•	due and valid organization, good standing, partnership or limited liability company power and similar matters;

•	due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement;
•	enforceability of the Merger Agreement;
•	the absence of conflicts created by the execution of the Merger Agreement and the consummation of the Merger with (A) applicable law, (B) the organizational documents of VLP GP, VLP or VLP’s subsidiaries and (C) certain contracts to which VLP GP, VLP or VLP’s subsidiaries are parties or by which their assets are bound;
•	capitalization;
•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;
•	legal proceedings;
•	information supplied in connection with this information statement and the filing of a Schedule 13E-3;
•	opinions of financial advisors;
•	brokers and other advisors;
•	the disclosure letter submitted to VLO and Merger Sub on the date of the Merger Agreement; and
•	no other representations and warranties.

The representations and warranties made by VLO and Merger Sub, many of which contain various assumptions and qualifications, relate to, among other things:

•	due and valid organization, good standing, corporate or limited liability company power and similar matters;
•	operations and ownership of Merger Sub;
•	ownership of Common Units;
•	enforceability of the Merger Agreement;
•	the absence of conflicts created by the execution of the Merger Agreement and the consummation of the Merger with (A) applicable law, (B) the organizational documents of VLO, Merger Sub or VLO’s subsidiaries and (C) certain contracts to which VLO, Merger Sub or VLO’s subsidiaries are parties or by which their assets are bound;
•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;
•	legal proceedings;
•	information supplied in connection with this information statement and the filing of a Schedule 13E-3;
•	brokers and other advisors;
•	the availability of sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the Merger Transactions;
•	the disclosure letter submitted to VLP and VLP GP on the date of the Merger Agreement; and
•	no other representations and warranties.

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this information statement, the Schedule 13E-3 and additional agreements relating to, among other things, access to information, applicability of takeover statutes, public announcements and litigation.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a summary of the material U.S. federal income tax consequences of the Merger that may be relevant to VLP Common Unitholders. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Subsequent changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This following discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Merger. Moreover, the discussion focuses on the VLP Common Unitholders who are individual citizens or residents of the U.S. (for U.S. federal income tax purposes), and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens or other VLP Common Unitholders subject to specialized tax treatment, such as employee benefit plans, tax-exempt entities, banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the U.S.), IRAs, regulated investment companies or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their Common Units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and directors and employees of VLP that received Restricted Units pursuant to the VLP Incentive Compensation Plan.

VLP has not sought a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Some tax aspects of the Merger are not certain, and no assurance can be given that the below-described opinions and/or the statements contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Accordingly, VLP strongly urges each VLP Common Unitholder to consult with, and depend upon, such VLP Common Unitholder’s own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences of the Merger that may be particular to such VLP Common Unitholder and potential changes in applicable tax laws.

Tax Considerations of the Merger to VLP Common Unitholders

Tax Characterization of the Merger.

The receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction to VLP Common Unitholders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a VLP Common Unitholder’s Common Units in exchange for cash received in the Merger.

Amount and Character of Gain or Loss Recognized.

A VLP Common Unitholder who receives cash in exchange for Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between the amount realized and the VLP Common Unitholder’s adjusted tax basis for the Common Units exchanged. The amount realized equals the sum of (i) the amount of any cash received by the VLP Common Unitholder and (ii) such VLP Common Unitholder’s share of VLP’s nonrecourse liabilities immediately prior to the Merger. A VLP Common Unitholder’s adjusted tax basis for Common Units depends on many factors, including the amount the VLP Common Unitholder paid for the Common Units, the VLP Common Unitholder ’s share of VLP’s nonrecourse liabilities immediately prior to the Merger, distributions from VLP to the VLP Common Unitholder, the VLP Common Unitholder ’s share of VLP’s income and losses, and other considerations.

Except as noted below, gain or loss recognized by a VLP Common Unitholder on the exchange of Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture, or to substantially appreciated “inventory items” owned by VLP and its subsidiaries. Ordinary income attributable to “unrealized receivables” and “inventory items” may exceed net taxable gain realized upon the exchange of a Common Unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange. Thus, a VLP Common Unitholder may recognize both ordinary income and a capital loss upon the exchange of Common Units in the Merger.

Capital gain recognized by an individual on the sale of Common Units held for more than twelve months as of the Effective Time of the Merger will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains, in the case of corporations.

The amount of gain or loss recognized by each VLP Common Unitholder in the Merger will vary depending on each VLP Common Unitholder’s particular situation, including the adjusted tax basis of the Common Units exchanged by each VLP Common Unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular VLP Common Unitholder to offset a portion of the gain recognized by each VLP Common Unitholder. VLP’s passive losses that were not deductible by a VLP Common Unitholder in prior taxable periods because they exceeded a VLP Common Unitholder’s share of VLP’s income may be deducted in full upon the VLP Common Unitholder’s taxable disposition of its entire investment in VLP pursuant to the Merger. However, gain recognized by a VLP Common Unitholder on the Common Units may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded limited partnerships.

Each VLP Common Unitholder is strongly urged to consult such VLP Common Unitholder’s own tax advisor with respect to the specific tax consequences of the Merger, taking into account such VLP Common Unitholder’s own particular circumstances.

VLP Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger.

Holders of Common Units will be allocated their share of VLP’s items of income, gain, loss and deduction for the taxable period of VLP ending on the date of the Merger. These allocations will be made in accordance with the terms of the VLP Partnership Agreement. A VLP Common Unitholder will be subject to U.S. federal income tax on any such allocated income and gain, even if such VLP Common Unitholder does not receive a cash distribution from VLP attributable to such allocated income and gain. Any income and gain allocated to a VLP Common Unitholder will increase the VLP Common Unitholder’s tax basis in the Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such VLP Common Unitholder resulting from the Merger. Any losses or deductions allocated to a VLP Common Unitholder will decrease the VLP Common Unitholder’s tax basis in the Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such VLP Common Unitholder resulting from the Merger.

INFORMATION CONCERNING VLP

About VLP

VLP is a Delaware MLP formed by VLO to own, operate, develop and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, Texas, VLP’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the U.S. that are integral to the operations of ten of VLO’s refineries. VLP generates operating revenues by providing fee-based transportation and terminaling services to transport and store crude oil and refined petroleum products using its pipelines and terminals. The Common Units are listed on the NYSE under the symbol “VLP.” On          , 2018, the most recent practicable date before the printing of this information statement, 69,262,070 Common Units were issued and outstanding. A detailed description of VLP’s business is contained in its Annual Report on Form 10-K for the year ended December 31, 2017 and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, each incorporated by reference into this information statement. See “Where You Can Find More Information.”

VLP GP is the general partner of VLP and is solely responsible for conducting the business and managing the operations of VLP. VLP GP owns all of the general partner interests and IDRs of VLP.

The business and mailing address of VLP and VLP GP is One Valero Way, San Antonio, Texas 78249 and their telephone number is (210) 345-2000.

During the past five years, neither VLP nor VLP GP has been (i) convicted in a criminal proceeding or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Business and Background of Natural Persons Related to VLP

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of the current directors and executive officers of the following parties related to VLP, VLP GP and the Valero Parties.

None of VLP GP, VLP or any of their subsidiaries has any employees. VLP GP’s executive officers are not directly employed by VLP and are, instead, employed by an affiliate of VLO and their services are provided to VLP pursuant to an omnibus agreement and services and secondment agreement with VLO and its affiliates.

During the past five years, none of the directors or executive officers of VLP GP or the persons described below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Name	Citizenship	Position with VLP GP
Joseph W. Gorder	USA	Chairman of the Board and Chief Executive Officer
Richard F. Lashway	USA	Director, President and Chief Operating Officer
Donna M. Titzman	USA	Director, Executive Vice President and Chief Financial Officer
Jay D. Browning	USA	Executive Vice President and General Counsel
R. Lane Riggs	USA	Director
Robert S. Beadle	USA	Director
Timothy J. Fretthold	USA	Director
Randall J. Larson	USA	Director

Joseph W. Gorder. Mr. Gorder is Chairman of the Board and Chief Executive Officer of VLP GP. Mr. Gorder was elected Chairman on April 17, 2014. He has served as a Director and as CEO since September 2013. Mr. Gorder has over 28 years of service with VLO (including with Ultramar Diamond Shamrock Corporation prior to its merger with VLO in 2001) (“UDS”) and serves as Chairman of the Board, President and CEO of VLO. He became VLO’s CEO on May 1, 2014, and VLO’s Chairman of the Board on December 31, 2014. He formerly served as VLO’s Chief Operating Officer. Mr. Gorder also has served as VLO’s Executive Vice President-Marketing and Supply following his tenure as Senior Vice President for Corporate Development and Strategic Planning. Prior to that, he held several positions with VLO and UDS with responsibilities for corporate development and marketing. Mr. Gorder also serves on the board of directors of Anadarko Petroleum Corporation.

Richard F. Lashway. Mr. Lashway was appointed Director, President and Chief Operating Officer of VLP GP in September 2013. Mr. Lashway has over 20 years of service with VLO (including with UDS) and serves as Senior Vice President-Corporate Development and Midstream Operations for VLO and various of its affiliates where he is responsible for developing and managing logistics projects. Mr. Lashway has held critical leadership positions in the commercial and corporate development groups and has been an integral part of key transportation and logistics projects, including the initial public offering of Shamrock Logistics L.P., the predecessor to NuStar Energy L.P., and its acquisition of Kaneb Pipe Line Partners L.P.

Donna M. Titzman. Ms. Titzman has served as Director, Executive Vice President and Chief Financial Officer of VLP GP since May 2018. From September 2013 until such appointment, she served as Director,

Senior Vice President, Chief Financial Officer and Treasurer of VLP GP. Ms. Titzman also currently serves as Executive Vice President and Chief Financial Officer of VLO. She joined VLO in 1986 and held various leadership positions before being appointed Treasurer in 1998, and Vice President and Treasurer in 2001. Ms. Titzman is a Certified Public Accountant.

Jay D. Browning. Mr. Browning was elected Executive Vice President and General Counsel of VLP GP on February 26, 2016; he was elected Senior Vice President and General Counsel in September 2013. Mr. Browning has 25 years of service with VLO. He has served as Executive Vice President and General Counsel of VLO since 2014, and is responsible for VLO’s legal department, corporate governance, and safety and environmental affairs. He was elected Senior Vice President and General Counsel of VLO in November 2012, and previously served as Senior Vice President-Corporate Law and Secretary from 2006 to 2012. Mr. Browning was first elected as a Vice President of VLO in 2002.

R. Lane Riggs. Mr. Riggs joined the VLP GP Board on April 14, 2014. He has served as Executive Vice President and Chief Operating Officer of VLO since January 1, 2018. Prior to that, he served as VLO’s Executive Vice President-Refining Operations and Engineering since 2014. From 2011 to 2014, Mr. Riggs was Senior Vice President-Refining Operations of VLO.

Robert S. Beadle. Mr. Beadle became a member of the VLP GP Board on December 19, 2013; he serves as Lead Director of the VLP GP Board’s independent directors. Mr. Beadle retired from VLO in 2006 as a Senior Vice President in charge of crude oil and feedstock supply and trading. He joined Diamond Shamrock Corporation in 1976, and served in various sales, marketing and business management positions, as well as in strategic planning and development. In 1987, he was elected Vice President of Diamond Shamrock Inc., and held other executive responsibilities there and at successor companies. He joined VLO effective December 31, 2001, with its acquisition of UDS.

Timothy J. Fretthold. Mr. Fretthold became a member of the VLP GP Board on December 19, 2013; he chairs the VLP GP Committee. He previously served as Executive Vice President/Chief Administrative & Legal Officer of UDS from 1997 until December 31, 2001, when VLO acquired UDS. He had served as Senior Vice President/Group Executive & General Counsel of Diamond Shamrock Inc., from 1987 to 1996.

Randall J. Larson. Mr. Larson joined the VLP GP Board on December 10, 2013, and chairs the VLP GP Board’s audit committee. Mr. Larson also serves on the board of directors of ONEOK, Inc. where he is chairman of the audit committee. Mr. Larson previously served as a director of the general partner of MarkWest Energy Partners, L.P. (“MarkWest”) from July 2011 through the date of the merger of MarkWest with and into MPLX LP on December 4, 2015, and served as a director of the general partner of Oiltanking Partners, L.P. from August 2011 to February 2014. Mr. Larson was Chief Executive Officer of the general partner of TransMontaigne Partners L.P. from September 2006 until August 2009, and its Chief Financial Officer from January 2003 until September 2006, and Controller from May 2002 to January 2003. From July 1994 to May 2002, Mr. Larson was a partner with KPMG LLP in its Silicon Valley and National (New York City) offices. From July 1992 to July 1994, Mr. Larson served as a Professional Accounting Fellow in the Office of Chief Accountant of the Securities and Exchange Commission.

The address of each of the directors and executive officers of VLP GP listed above is One Valero Way, San Antonio, Texas 78249.

Name	Citizenship	Position with VTDC
Joseph W. Gorder	USA	Chief Executive Officer, President and Director
Jay D. Browning	USA	Executive Vice President and General Counsel
Donna M. Titzman	USA	Executive Vice President and Chief Financial Officer
R. Lane Riggs	USA	Executive Vice President

For biographical information about Joseph W. Gorder, Jay D. Browning, Donna M. Titzman and R. Lane Riggs, see the list of directors and executive officers of VLP GP above.

The address of each of the directors and executive officers of VTDC listed above is One Valero Way, San Antonio, Texas 78249.

Name	Citizenship	Position with VLO
Joseph W. Gorder	USA	Chairman of the Board, President and Chief Executive Officer
H. Paulett Eberhart	USA	Director
Kimberly S. Greene	USA	Director
Deborah P. Majoras	USA	Director
Donald L. Nickles	USA	Director
Philip J. Pfeiffer	USA	Director
Robert A. Profusek	USA	Director
Stephen M. Waters	USA	Director
Randall J. Weisenburger	USA	Director
Rayford Wilkins Jr.	USA	Director
Jay D. Browning	USA	Executive Vice President and General Counsel
Donna M. Titzman	USA	Executive Vice President and Chief Financial Officer
R. Lane Riggs	USA	Executive Vice President and Chief Operating Officer
Gary K. Simmons	USA	Senior Vice President–Supply, International Operations and Systems Optimization

H. Paulett Eberhart. Ms. Eberhart has served as a Director of VLO since 2016. Ms. Eberhart is Chairman and Chief Executive Officer of HMS Ventures, a privately held business involved with technology services and the acquisition and management of real estate. From January 2011 through March 2014, she served as President and Chief Executive Officer of CDI Corp. (“CDI”), a provider of engineering and information technology outsourcing and professional staffing services. She served as a consultant to CDI from April 2014 through December 2014. Ms. Eberhart also served as Chairman and Chief Executive Officer of HMS Ventures from January 2009 until January 2011. She served as President and Chief Executive Officer of Invensys Process Systems, Inc. (“Invensys”), a process automation company, from January 2007 to January 2009. From 1978 to 2004, she was an employee of Electronic Data Systems Corporation (“EDS”), an information technology and business process outsourcing company, and held roles of increasing responsibility, including senior level financial and operating roles. From 2003 until March 2004, Ms. Eberhart was President of Americas of EDS, and from 2002 to 2003 she served as President of Solutions Consulting at EDS. Ms. Eberhart is a Certified Public Accountant and serves as a director of Anadarko Petroleum Corporation and LPL Financial Holdings Inc. In the past five years she also served on the boards of CDI, Cameron International Corporation, Ciber, Inc., and Advanced Micro Devices, Inc.

Kimberly S. Greene. Ms. Greene has served as a Director of VLO since 2016. Ms. Greene was elected Chairman, Chief Executive Officer and President of Southern Company Gas, a subsidiary of the Southern Company, in 2018. Prior to that she served as Executive Vice President and Chief Operating Officer of the Southern Company, a position she held since March 2014. Prior to that, she was President and Chief Executive Officer of Southern Company Services, Inc. Prior to rejoining Southern Company in April 2013, she was Executive Vice President and Chief Generation Officer of Tennessee Valley Authority (“TVA”). While at TVA, she served as Chief Financial Officer, Executive Vice President of financial services and Chief Risk Officer, as well as Group President for strategy and external relations. Ms. Greene began her career at Southern Company in 1991 and held positions of increasing responsibility in the areas of engineering, strategy, finance, and wholesale marketing, including Senior Vice President and Treasurer of Southern Company Services, Inc. from 2004 to 2007.

Deborah P. Majoras. Ms. Majoras has served as a Director of VLO since 2012; she chairs VLO’s Nominating/Governance and Public Policy Committee. Ms. Majoras has been Chief Legal Officer and Secretary of The Procter & Gamble Company (“P&G”) since 2010. She joined P&G in 2008 as Senior Vice President and General Counsel. Previously she served as Chair of the Federal Trade Commission from 2004 until 2008. From 2001 to 2004, Ms. Majoras was Deputy Assistant Attorney General in the U.S. Department of Justice, Antitrust Division. Ms. Majoras joined the law firm of Jones Day in 1991, and became a partner in 1999. Ms. Majoras serves on the boards of The Christ Hospital Health Network, the Cincinnati Legal Aid Society, Westminster College, and the Leadership Council on Legal Diversity.

Donald L. Nickles. Senator Nickles has served as a Director of VLO since 2005. Senator Nickles retired as U.S. Senator from Oklahoma in 2005 after serving in the U.S. Senate for 24 years. He had also served in the

Oklahoma State Senate for two years. During his tenure as a U.S. Senator, he was Assistant Republican Leader for six years, Chairman of the Republican Senatorial Committee, and Chairman of the Republican Policy Committee. He served as Chairman of the Budget Committee and as a member of the Finance and Energy and Natural Resources Committees. In 2005, he formed and is the Chairman and Chief Executive Officer of The Nickles Group, a Washington-based consulting and business venture firm. Senator Nickles also serves on the Board of Trustees of Washington Mutual Investors Fund.

Philip J. Pfeiffer. Mr. Pfeiffer has served as a Director of VLO since 2012. Mr. Pfeiffer is Of Counsel in the San Antonio office of Norton Rose Fulbright LLP, where he was Partner-in-Charge for 25 years and led the office’s labor and employment practice. Through his 45+ years with the firm, Mr. Pfeiffer assisted employers in traditional management–union matters, complex civil rights matters, employment discrimination cases, affirmative action compliance, employment torts, alternative dispute resolution, employment contracts, and ERISA litigation. He is a director and past Chair of the Board of Southwest Research Institute, a non-profit contract research corporation based in San Antonio, Texas. He serves or has served on the boards of many other non-profit organizations including the United Way of San Antonio and Bexar County, St. Mary’s University, San Antonio Medical Foundation, Texas Research and Technology Foundation, The Children’s Hospital of San Antonio Foundation, Alamo Area Council of Boy Scouts, and the Cancer Therapy and Research Center.

Robert A. Profusek. Mr. Profusek is a partner of the Jones Day law firm where he chairs the firm’s global mergers and acquisitions practice. His law practice focuses on mergers, acquisitions, takeovers, restructurings, and corporate governance matters. Mr. Profusek is also the lead independent director of CTS Corporation and is a director of Kodiak Sciences, Inc. He served as a director of the managing general partner of Valero L.P. (now known as NuStar Energy L.P.) from 2001–2005.

Stephen M. Waters. Mr. Waters has served as a Director of VLO since 2008. Mr. Waters has been the managing partner of Compass Partners Advisers LLP (“Compass Partners”) and its predecessor partnerships since 1996 and was the Chief Executive of Compass Partners European Equity Fund from 2005 to 2013. From 1988 to 1996, he served in several capacities at Morgan Stanley, including Co-Head of the Mergers and Acquisitions department from 1990 to 1992, Co-Chief Executive Officer of Morgan Stanley Europe from 1992 to 1996, and as a member of its worldwide Firm Operating Committee from 1992 to 1996. From 1974 to 1988, he was with Lehman Brothers, co-founding the Mergers and Acquisitions department in 1977, becoming a partner in 1980, and serving as Co-Head of the Mergers and Acquisitions department from 1985 to 1988. Mr. Waters is also Chairman of Boston Private Financial Holdings, Inc.

Randall J. Weisenburger. Mr. Weisenburger has served as a Director of VLO since 2011; he chairs VLO’s Audit Committee. Mr. Weisenburger is the managing member of Mile26 Capital, LLC, a hedge fund based in Greenwich, Connecticut. He served as Executive Vice President and Chief Financial Officer of Omnicom Group Inc. (NYSE: OMC) from 1998 until September 2014. Prior to joining Omnicom, he was a founding member of Wasserstein Perella and a former member of First Boston Corporation. At Wasserstein Perella, Mr. Weisenburger specialized in private equity investing and leveraged acquisitions, and in 1993, he became President and CEO of the firm’s private equity subsidiary. His other corporate board service includes Carnival Corporation and Carnival plc and Acosta Sales and Marketing (privately held). He is a member of the Board of Overseers for the Wharton School of Business at the University of Pennsylvania.

Rayford Wilkins Jr. Mr. Wilkins has served as a Director of VLO since 2011; he chairs VLO’s Compensation Committee. Mr. Wilkins previously served as CEO of Diversified Businesses of AT&T Inc., where he was responsible for international investments, AT&T Interactive, AT&T Advertising Solutions, customer information services, and the consumer wireless initiative in India. He retired from AT&T at the end of March 2012. Mr. Wilkins held several other leadership positions at AT&T and its predecessor companies, including Group President and CEO of SBC Enterprise Business Services and President and CEO of SBC Pacific Bell. He also serves on the boards of Morgan Stanley and Caterpillar Inc., and the Advisory Council of the McCombs School of Business at the University of Texas at Austin.

Gary K. Simmons. Mr. Simmons was elected Senior Vice President–Supply, International Operations and Systems Optimization of VLO effective May 1, 2014. He previously served as Vice President–Crude and Feedstock Supply and Trading from 2012 to 2014, and Vice President–Supply Chain Optimization from 2011 to 2012. Mr. Simmons joined VLO in 1987 as a process engineer and has since held many leadership positions including Vice President and General Manager of VLO’s Ardmore and St. Charles refineries.

For biographical information about Joseph W. Gorder, Jay D. Browning, Donna M. Titzman and R. Lane Riggs, see the list of directors and executive officers of VLP GP above.

The address of each of the directors and executive officers of VLO listed above is One Valero Way, San Antonio, Texas 78249.

Merger Sub and Contribution Sub are limited liability companies managed by their sole member, VTDC, and thus do not have any directors. See “Unit Ownership of Certain Beneficial Owners, Directors and Executive Officers of VLP and the Valero Parties—Unit Ownership of Merger Sub’s and Contribution Sub’s Directors and Executive Officers” for a discussion of the title of Merger Sub’s and Contribution Sub’s executive officers, each of which are also directors and/or officer of VLO and/or VLP GP.

Prior Contracts and Transactions

On November 1, 2017, VLP and VTDC entered into a purchase and sale agreement, pursuant to which VLP acquired Parkway Pipeline LLC, an indirect wholly owned subsidiary of VLO, which owns and operates an approximately 140-mile, 16-inch refined petroleum products pipeline with 110,000 barrels per day of capacity that transports refined petroleum products from VLO’s St. Charles Refinery, located in Norco, Louisiana, to Collins, Mississippi for supply into certain pipeline systems, for cash consideration of $200 million (the “Parkway Pipeline Acquisition”). Simultaneously therewith, VLP and VTDC entered into a contribution agreement, pursuant to which VLP acquired Valero Partners Port Arthur, LLC, an indirect wholly owned subsidiary of VLO, which owns certain terminaling assets that support VLO’s Port Arthur Refinery, for total consideration of approximately $308 million, consisting of (i) a cash distribution of $262 million and (ii) the issuance of 1,081,315 Common Units to VTDC and 22,068 general partner units to VLP GP having an aggregate value of approximately $46 million (together with the Parkway Pipeline Acquisition, the “Parkway Pipeline and Port Arthur Tank Farm Acquisition”).

The terms of the transaction agreements related to the Parkway Pipeline and Port Arthur Tank Farm Acquisition were determined pursuant to negotiations between, on the one hand, VLO and VTDC, and, on the other hand, the VLP GP Committee, composed of Robert S. Beadle, Timothy J. Fretthold and Randall J. Larson, each an independent director. The VLP GP Committee retained independent legal and financial advisors to assist in evaluating and negotiating the transaction agreements following VLP’s initiation of negotiations related to the Parkway Pipeline and Port Arthur Tank Farm Acquisition. After such evaluation and negotiation, the VLP GP Committee approved the transaction agreements and recommended approval to the VLP GP Board, which subsequently approved such transaction agreements. The closing of the Parkway Pipeline and Port Arthur Tank Farm Acquisition occurred simultaneously with the execution of the transaction agreements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data as of and for each of the five years in the period ended December 31, 2017 was derived from the consolidated financial statements of VLP and from the combined financial statements of VLP’s Predecessor (as defined below). The selected historical consolidated financial data as of and for each of the nine month periods ended September 30, 2018 and 2017 was derived from VLP’s unaudited interim consolidated financial statements. VLP completed an initial public offering of its Common Units on December 16, 2013. Since the initial public offering, VLP has acquired businesses and assets from VLO. Each business acquisition was accounted for as the transfer of a business between entities under the common control of VLO. Accordingly, this financial data has been retrospectively adjusted to include the historical results of those business acquisitions for all periods presented prior to the effective dates of each acquisition. The historical results prior to VLP’s initial public offering and the effective dates of each acquisition from VLO are referred to as those of VLP’s “Predecessor.” During 2017, VLP acquired assets from VLO that were accounted for as transfers of assets between entities under the common control of VLO. VLP’s prior period financial statements and financial information were not retrospectively adjusted for these asset acquisitions.

You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and VLP’s consolidated financial statements and the related notes thereto set forth in VLP’s Annual Report on Form 10-K for the year ended December 31, 2017 and VLP’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, each of which is incorporated by reference into this information statement. See “Where You Can Find More Information.”

Net income per unit is only calculated after VLP’s initial public offering, as no units were outstanding prior to December 16, 2013.

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in thousands, except per unit amounts)
Operating revenues – related party	$407,159	$325,701	$452,005	$362,619	$243,624	$129,180	$124,985
Net income (loss)	200,447	174,169	238,433	188,831	71,312	(33,361)	(25,403)
Net income attributable to partners	200,447	174,169	238,433	204,253	131,878	59,281	2,041
Limited partners’ interest in net income	147,612	140,246	189,320	180,700	125,809	57,902	2,000
Net income per limited partner unit – basic and diluted:
Common units	2.13	2.06	2.77	2.85	2.12	1.01	0.03
Subordinated units	—	—	—	2.38	2.07	1.01	0.03
Cash distribution declared per unit	1.6295	1.3625	1.8700	1.4965	1.1975	0.9410	0.0370
Cash and cash equivalents	128,199	115,755	42,052	71,491	80,783	236,579	375,118
Total assets(1)	1,600,281	1,110,150	1,517,352	979,257	962,121	1,082,464	1,127,124
Debt and capital lease obligations, net of current portion	989,694	525,177	905,283	525,355	175,246	1,519	3,079
Notes payable – related party	285,000	370,000	370,000	370,000	370,000	—	—
(1)	Amounts reported as of December 31, 2016, 2015 and 2014 have been reclassified to conform to the 2017 presentation, which reflects the gross presentation of receivables - related party and accounts payable - related party.

Book Value per Common Unit

As of September 30, 2018, the book value per Common Unit was $4.10. Book value per Common Unit is computed by dividing total Common Unitholder equity of $283.702 million at September 30, 2018 by the total Common Units outstanding on that date of 69,262,070 Common Units.

COMMON UNIT MARKET PRICE AND DISTRIBUTION INFORMATION

Common Unit Market Price Information

The Common Units are listed on the NYSE under the symbol “VLP.” On October 17, 2018, the second to last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of the Common Units on the NYSE was $39.40 per Common Unit. On           , 2018, the most recent practicable date before the printing of this information statement, high and low reported sales prices of the Common Units were $          and $         , respectively, and there were seven VLP Common Unitholders of record.

The following table shows the high and low sales prices per Common Unit, as reported by the NYSE, for the periods indicated.

	Common Unit Price Ranges
	High	Low
2016
Quarter Ended March 31	$52.20	$39.02
Quarter Ended June 30	$49.55	$42.31
Quarter Ended September 30	$47.33	$40.14
Quarter Ended December 31	$44.86	$38.90
2017
Quarter Ended March 31	$51.00	$44.21
Quarter Ended June 30	$48.90	$41.15
Quarter Ended September 30	$47.50	$40.00
Quarter Ended December 31	$45.06	$39.52
2018
Quarter Ended March 31	$48.66	$33.25
Quarter Ended June 30	$42.59	$34.59
Quarter Ended September 30	$42.31	$35.31
Quarter Ended December 31 (through November 8, 2018)	$42.68	$37.91

Distribution Information

VLP has historically considered cash distributions to VLP Common Unitholders on a quarterly basis, although the VLP Partnership Agreement does not require VLP to make distributions to VLP Common Unitholders. As a result of VLP obtaining an investment grade rating with respect to the issuance of its 4.375% Senior Notes due 2026, the terms of its revolving credit facility and subordinated credit agreements no longer restrict VLP from making distributions to VLP Common Unitholders if such distribution would cause an event of default, or an event of default exists, under such revolving credit facility or subordinated credit agreements. However, VLP’s revolving credit facility and subordinated credit agreements do require VLP to maintain certain financial ratios.

Under the Merger Agreement, prior to the closing of the Merger Transactions, VLP GP may not declare, and VLP may not pay, any distribution other than the Third Quarter Distribution of $0.551 per Common Unit unless VLO consents to such distribution in writing. VLO is under no obligation to consent to any distributions other than the Third Quarter Distribution.

The following table shows the cash distributions paid during each quarter of each of the last two fiscal years and the current fiscal year, which were each made within 45 days after the end of such quarter.

Cash Distribution Paid Per Common Unit
2016
Quarter Ended March 31	$0.3400
Quarter Ended June 30	$0.3650
Quarter Ended September 30	$0.3850
Quarter Ended December 31	$0.4065
2017
Quarter Ended March 31	$0.4275
Quarter Ended June 30	$0.4550
Quarter Ended September 30	$0.4800
Quarter Ended December 31	$0.5075
2018
Quarter Ended March 31	$0.5275
Quarter Ended June 30	$0.5510
Quarter Ended September 30	$0.5510

INFORMATION CONCERNING THE VALERO PARTIES

VLO is a Fortune 50 company based in San Antonio, Texas, with approximately 10,000 employees. VLO was incorporated in Delaware in 1981 under the name Valero Refining and Marketing Company and changed its name to Valero Energy Corporation on August 1, 1997. VLO owns 15 petroleum refineries located in the U.S., Canada, and the U.K. with a combined throughput capacity of approximately 3.1 million barrels per day. VLO’s refineries produce conventional gasolines, premium gasolines, gasoline meeting the specifications of the CARB, diesel, low-sulfur diesel, ultra-low-sulfur diesel, CARB diesel, other distillates, jet fuel, asphalt, petrochemicals, lubricants, and other refined petroleum products. VLO sells its refined petroleum products in both the wholesale rack and bulk markets, and approximately 7,400 outlets carry VLO’s brand names in the U.S., Canada, the U.K., and Ireland. Most of VLO’s logistics assets support its refining operations, and some of these assets are owned by VLP. VLO also owns 11 ethanol plants in the Mid-Continent region of the U.S. with a combined production capacity of approximately 1.45 billion gallons per year. VLO sells its ethanol in the wholesale bulk market, and some of VLO’s logistics assets support its ethanol operations. VLO is the sole ultimate parent of VLP GP, VTDC and Contribution Sub, which collectively own all of the general partner interests and IDRs of VLP and approximately 67.5% of the outstanding Common Units.

The principal business of VLO and VTDC is the ownership and operation, directly or indirectly, of refineries and other assets supporting refining operations, and the investment in interests in VLP.

Contribution Sub is a wholly owned subsidiary of VTDC, which was formed by VTDC on November 5, 2018 solely for U.S. tax purposes. On November 8, 2018, VTDC and Contribution Sub effected the Contribution and simultaneously therewith Contribution Sub executed and delivered to VLP a counterpart to the Support Agreement pursuant to which Contribution Sub is bound by all of the terms and provisions of the Support Agreement, as if Contribution Sub were an original party to the agreement. Contribution Sub has not conducted any business operations other than those incidental to its formation and the Contribution and in connection with the Merger Transactions, including the preparation of applicable filings under the securities laws. Upon completion of the Merger, Contribution Sub will remain a wholly owned subsidiary of VTDC.

VTDC formed Merger Sub on October 16, 2018 and is its sole member. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incident to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable filings under the securities laws. At the closing of the Merger, Merger Sub will merge with and into VLP, the separate existence of Merger Sub will cease and VLP will survive and continue to exist as a Delaware limited partnership.

VLO’s common stock is listed on the NYSE under the symbol “VLO.” The business address of VLO, VTDC, Contribution Sub and Merger Sub is One Valero Way, San Antonio, Texas, 78249, and their phone number is (210) 345-2000.

During the past five years, none of the Valero Entities above has been (i) convicted in a criminal proceeding or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

UNIT OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE
OFFICERS OF VLP AND THE VALERO PARTIES

VLP’s securities entitled to vote on the Merger Agreement and the Merger Transactions consist of the Common Units. All of the Common Units may be voted by written consent pursuant to the terms of the VLP Partnership Agreement, which requires the authorization of VLP GP. The unit ownership amounts below contain certain information about unitholders whom VLP believes are the “beneficial” owners of more than five percent of the outstanding Common Units, as well as information regarding the VLP unit ownership by the directors and executive officers of VLP GP and the Valero Parties as of the dates listed below. Except as described below, VLP knows of no person that beneficially owns more five percent of the outstanding Common Units, based solely on filings made with the SEC.

The percentage of beneficial ownership is calculated on the basis of 69,262,070 Common Units outstanding as of the dates listed below. The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The SEC has defined the “beneficial owner” of a security to include any person who, directly or indirectly, has or shares voting power and/or dispositive power over such security. In computing the number of the units beneficially owned by a person and the percentage ownership of that person, the units subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days after the dates listed below, are deemed outstanding, while such units are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as indicated by footnote, the persons named in the tables below have sole voting and dispositive power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

The percentages reflect beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act. The address for each director and executive officer of VLP, VLP GP, and each of the Valero Parties is One Valero Way, San Antonio, Texas, 78249, except as otherwise noted.

Unit Ownership by VLP GP’s Directors and Executive Officers

The following table presents the beneficial ownership of Common Units and Restricted Units known to be held by each director and executive officer of VLP GP, and by the directors and executive officers of VLP GP as a group as of November 8, 2018. The percentage of Common Units beneficially owned is based on 69,262,070 Common Units outstanding as of November 8, 2018.

Name of Beneficial Owner	Restricted Units	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
Joseph W. Gorder	—	50,000	*
Robert S. Beadle	3,960	15,208	*
Randall J. Larson	3,960	25,208	*
Timothy J. Fretthold	3,960	15,208	*
Jay D. Browning	—	5,500	*
Richard F. Lashway	—	10,000	*
R. Lane Riggs	—	5,500	*
Donna M. Titzman	—	11,000	*
All executive officers, directors and nominees as a group (8 persons)	11,880	137,624	*
*	Represents less than 1%.

Unit Ownership by VLO’s Directors and Executive Officers

The following table presents the beneficial ownership of Common Units and Restricted Units known to be held by each director and executive officer of VLO, and by the directors and executive officers of VLO as a group as of November 8, 2018. The percentage of Common Units beneficially owned is based on 69,262,070 Common Units issued and outstanding as of November 8, 2018.

Name of Beneficial Owner	Restricted Units	Common Units Beneficially Owned		Percentage of Common Units Beneficially Owned
Joseph W. Gorder	—	50,000		*
Jay D. Browning	—	5,500		*
Donna M. Titzman	—	11,000		*
R. Lane Riggs	—	5,500		*
Gary K. Simmons	—	—		*
H. Paulett Eberhart	—	—		*
Kimberly S. Greene	—	—		*
Deborah P. Majoras	—	10,000		*
Donald L. Nickles	—	5,000		*
Philip J. Pfeiffer	—	4,000		*
Robert A. Profusek	—	3,100	**	*
Stephen M. Waters	—	—		*
Randall J. Weisenburger	—	—		*
Rayford Wilkins Jr.	—	30,000	***	*
All executive officers, directors and nominees as a group (14 persons)	—	124,100		*
*	Represents less than 1%.
**	This includes (i) 3,000 Common Units held directly by Mr. Profusek’s spouse (a U.S. citizen), with whom he shares a household, and (ii) 100 Common Units held directly in a retirement account over which Mr. Profusek shares voting power (with Wells Fargo, the trustee of such retirement account) and has sole dispositive power. Mr. Profusek may be deemed to beneficially own the 3,000 Common Units held directly by his spouse and the 100 Common Units held directly by this retirement plan.
***	These Common Units are held directly by R L Wilkins Family LTD, a limited partnership. Mr. Wilkins owns, and is the President of, the general partner of R L Wilkins Family LTD and holds sole voting and dispositive power over securities held by R L Wilkins Family LTD. Mr. Wilkins may be deemed to beneficially own all of the Common Units held directly by R L Wilkins Family LTD.

Unit Ownership of VTDC’s Directors and Executive Officers

The directors and executive officers of VTDC are: (i) Joseph W. Gorder, Chief Executive Officer, President and Sole Director of VTDC, (ii) Jay D. Browning, Executive Vice President and General Counsel of VTDC, (iii) Donna M. Titzman, Executive Vice President and Chief Financial Officer of VTDC and (iv) R. Lane Riggs, Executive Vice President of VTDC. These individuals are also executive officers and/or directors of VLO and VLP GP and the aggregate number and percentage of Common Units that they own is set forth in the Common Unit ownership tables directly above with respect to VLO and VLP GP. The executive officers and directors of VTDC collectively own 72,000 Common Units, which is less than one percent of VLP’s issued and outstanding Common Units. The executive officers and directors of VTDC do not own any Restricted Units.

Unit Ownership of Merger Sub’s and Contribution Sub’s Directors and Executive Officers

Merger Sub and Contribution Sub are limited liability companies managed by their sole member, VTDC, and thus do not have any directors. The executive officers of Merger Sub and Contribution Sub are: (i) Joseph W. Gorder, Chief Executive Officer of Merger Sub and Contribution Sub, (ii) Jay D. Browning, Executive Vice President and General Counsel of Merger Sub and Contribution Sub, (iii) Donna M. Titzman, Executive Vice President and Chief Financial Officer of Merger Sub and Contribution Sub and (iv) Richard F. Lashway, President and Chief Operating Officer of Merger Sub and Contribution Sub.

Mr. Gorder, Mr. Browning and Ms. Titzman are also executive officers and/or directors of VLO and VLP GP and the aggregate number and percentage of Common Units that they own is set forth in the Common Unit ownership tables directly above with respect to VLO and VLP GP. Mr. Lashway is also an executive officer of VLP GP and the aggregate number and percentage of Common Units that he owns is set forth in the Common Unit ownership table directly above with respect to VLP GP. The executive officers of Merger Sub and Contribution Sub collectively own 76,500 Common Units, which is less than one percent of VLP’s issued and outstanding Common Units. The executive officers of Merger Sub and Contribution Sub do not own any Restricted Units.

Unit Ownership of Five Percent or More Unitholders

The following table sets forth the number of Common Units owned by each five percent or more VLP Common Unitholder as of November 8, 2018. The percentage of Common Units beneficially owned is based on 69,262,070 Common Units issued and outstanding as of November 8, 2018.

Name of Beneficial Owner	Title of Class	Amount of Units Beneficially Owned	Percentage of Class Beneficially Owned
Valero Energy Corporation(1)	Common Units	46,768,586	67.5%
Tortoise Capital Advisors, L.L.C.(2)	Common Units	5,674,274	8.19%
Goldman Sachs Asset Management(3)	Common Units	4,235,198	6.11%
(1)	VLO does not directly own any Common Units. However, as the indirect sole owner of VTDC and Contribution Sub, it may be deemed to beneficially own 45,355,074 Common Units held of record by VTDC and 1,413,512 Common Units held of record by Contribution Sub.
(2)	Tortoise Capital Advisors, L.L.C., 11550 Ash Street, Suite 300, Leawood, Kansas 66211, filed an amended Schedule 13G with the SEC on February 13, 2018, reporting that it or certain of its affiliates beneficially owned in the aggregate 5,674,274 Common Units, that it had sole voting and sole dispositive power over 131,568 Common Units, shared voting power over 4,746,908 Common Units, and shared dispositive power over 5,542,706 Common Units.
(3)	Goldman Sachs Asset Management, 200 West Street, New York, New York 10282, filed an amended Schedule 13G with the SEC on February 8, 2018, reporting that it or certain of its affiliates beneficially owned in the aggregate 4,235,198 Common Units, and that it had shared voting and dispositive power over those Common Units.

CERTAIN PURCHASES AND SALES OF COMMON UNITS

Other than the Contribution, as further described above under “Summary Term Sheet—Parties to the Merger Transactions—Valero Forest Contribution LLC,” during the past 60 days, there have been no transactions in the Common Units by VLP, VLP GP or the Valero Parties or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of VLP, VLP GP or the Valero Parties.

DELISTING AND DEREGISTRATION OF COMMON UNITS

If the Merger is completed, the Common Units will be delisted from the NYSE and, as promptly as practicable after the Effective Time, deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). As a result, VLP will no longer be obligated to file any periodic reports or other reports with the SEC on account of the Common Units.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

VLP is incorporating by reference specified documents that it files with the SEC, which means that it can disclose important information to you by referring you to those documents that are considered part of this information statement. Any later information filed by VLP with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) up until the date that the definitive information statement is mailed to VLP Common Unitholders will be deemed to be incorporated by reference into this information statement and will automatically update and supersede this information. VLP incorporates by reference into this information statement the documents listed below (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;
•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018; and
•	Our Current Reports on Form 8-K as filed with the SEC on February 23, 2018, March 29, 2018 and October 18, 2018 (other than portions of a Current Report on Form 8-K that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein).

Any statement contained in a document incorporated by reference into this information statement will be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained in this information statement or any other subsequently filed document that is incorporated by reference into this information statement modifies or supersedes the statement.

WHERE YOU CAN FIND MORE INFORMATION

VLP files annual, quarterly and other reports and other information with the SEC. Copies of the Annual Report on Form 10-K for the year ended December 31, 2017 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 are incorporated by reference into this information statement. These reports and other information contain additional information about VLP. VLP will make these materials available for inspection and copying by any of the VLP Common Unitholders, or a representative of any unitholder who is so designated in writing, at its executive offices during regular business hours.

Because the Merger is a “going private” transaction under SEC rules, VLP, VLP GP and the Valero Parties have filed with the SEC a Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger and any such information contained in a document filed with the SEC after the date of this information statement will not automatically be incorporated into the Schedule 13E-3.

VLP will also make available on its website (www.valeroenergypartners.com) under “Investor Relations” the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K, filings pursuant to Section 16(a) of the Exchange Act and amendments to those filings and reports filed by VLP. Information contained on VLP’s website or any other website is not incorporated by reference into this information statement and does not constitute a part of this information statement.

The opinion of Jefferies and the presentations Jefferies made to the VLP GP Committee will be made available for inspection and copying at the principal executive offices of VLP during regular business hours by any interested VLP Common Unitholder or such VLP Common Unitholder’s representative who has been so designated in writing.

The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that VLP files with the SEC by reference to its name or to its SEC file number. You also may read and copy any document VLP files with the SEC at the SEC’s public reference room located at: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information about the public reference room and its copy charges. VLP’s SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

This information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this information statement should not create an implication that there has been no change in the affairs of VLP since the date of this information statement or that the information herein is correct as of any later date regardless of the time of delivery of this information statement.

The provisions of the Merger Agreement are extensive and not easily summarized. You should carefully read the Merger Agreement in its entirety because it, and not this information statement, is the legal document that governs the Merger of VLP in which you own Common Units.

The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to such Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to the other parties if those statements prove to be inaccurate;
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and
•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments, and accordingly, the representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The Merger Agreement is attached as Annex A to this information statement and incorporated by reference herein only to provide VLP Common Unitholders with information regarding the terms of the Merger Agreement, and not to provide VLP Common Unitholders with any other factual information regarding VLP, VLO or their respective affiliates or businesses. Additionally, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this information statement, in the documents incorporated by reference into this information statement, or contained in, or incorporated by reference into, the filings that VLP or VLO make with the SEC, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

This information statement is dated                   , 2018. You should not assume that the information contained in this information statement is accurate as of any date other than that date, or that the information contained in VLP’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference into this information statement is accurate as of any date other than the respective dates of such documents. Neither the mailing of this information statement to VLP Common Unitholders nor the issuance of the applicable Merger Consideration pursuant to the Merger will create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 18, 2018

BY AND AMONG

VALERO ENERGY CORPORATION,

FOREST MERGER SUB, LLC,

VALERO ENERGY PARTNERS LP

AND

VALERO ENERGY PARTNERS GP LLC

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 18, 2018 (this “Agreement”), is by and among Valero Energy Corporation, a Delaware corporation (“Parent”), Forest Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned Subsidiary of Parent (“Merger Sub”), Valero Energy Partners LP, a Delaware limited partnership (the “Partnership”), and Valero Energy Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”). Parent, Merger Sub, the Partnership and the Partnership GP are sometimes referred to collectively herein as the “Parties” and each individually as a “Party.” Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, Parent and the Partnership desire to complete a merger transaction on the terms and conditions set forth in this Agreement;

WHEREAS, the conflicts committee (the “GP Conflicts Committee”) of the board of directors of the Partnership GP (the “GP Board”), by unanimous vote, in good faith, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Unitholders and (B) in the best interest of the Partnership, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger (the actions described in clauses (i)(B) and (ii) constituting Special Approval), (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iv) recommended that the GP Board submit this Agreement to a vote of the Limited Partners by written consent and recommend approval of this Agreement and the Merger by the Limited Partners;

WHEREAS, upon the receipt of the recommendation of the GP Conflicts Committee, at a meeting duly called and held, the GP Board, by unanimous vote, in good faith, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Unitholders and (B) in the best interest of the Partnership, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement to a vote of the Limited Partners by written consent and (iv) recommended approval of this Agreement and the Merger by the Limited Partners;

WHEREAS, Valero Terminaling and Distribution Company, a Delaware corporation (“VTDC”), in its capacity as the sole member of the Partnership GP, has approved this Agreement and the transactions contemplated hereby, including the Merger, on behalf of the Partnership GP;

WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) formed a special committee consisting of members of the Parent Board that do not own any Common Units (the “Parent Special Committee”) to review, evaluate and negotiate this Agreement and the transactions contemplated hereby, including the Merger, and (ii) authorized and empowered, and delegated full power, authority and responsibility to, the Parent Special Committee to approve on behalf of the full Parent Board and Parent, this Agreement and the transactions contemplated hereby, including the Merger (the “Special Committee Delegation”);

WHEREAS, the Parent Special Committee, by unanimous vote, in good faith, for and on behalf of the full Parent Board and Parent (i) determined that the Merger is in the best interest of Parent, and declared it advisable to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, VTDC, as the sole member of Merger Sub, has (i) determined that the Merger is in the best interest of Merger Sub, and declared it advisable for Merger Sub to enter into this Agreement and (ii) approved this Agreement, the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby, including the Merger; and

WHEREAS, the Parties have required, as a condition to their willingness to enter into this Agreement, that VTDC simultaneously herewith enters into a support agreement substantially in the form attached hereto as Exhibit A, dated as of the date hereof (as may be amended, the “Support Agreement”), pursuant to which, among other things, VTDC agrees to support the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
DEFINED TERMS; CONSTRUCTION

Section 1.1    Definitions.

(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquisition Proposal” means any proposal or offer from or by any Person other than Parent, Merger Sub or their Affiliates relating to: (a) any direct or indirect acquisition (whether in a single transaction or series of related transactions) of (i) more than 15% of the assets of the Partnership and its Subsidiaries, taken as a whole, (ii) more than 15% of the outstanding equity securities of the Partnership or (iii) a business or businesses that constitute more than 15% of the cash flow, net revenues or net income of the Partnership and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning more than 15% of the outstanding equity securities of the Partnership; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership or any of its Subsidiaries, other than the Merger.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided, however, that, except where otherwise expressly provided herein, for the purposes of this Agreement, (a) the Partnership, the Partnership GP and their Subsidiaries shall not be considered Affiliates of Parent or any of Parent’s other Subsidiaries and (b) Parent and its Subsidiaries (other than the Partnership, the Partnership GP and their Subsidiaries) shall not be considered Affiliates of the Partnership, the Partnership GP and their Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of the monopolization or restraint of trade or the lessening of competition.

“Book-Entry Units” has the meaning set forth in Section 3.1(a).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Houston or New York are authorized or required by applicable Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Units” has the meaning set forth in Section 3.1(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 3.2(h).

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Confidentiality Agreement” means a confidentiality agreement of the nature generally used in circumstances similar to those contemplated in Section 6.3, as determined by the Partnership in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than one year, (b) provide that all non-public information provided by the Partnership or its Representatives shall be protected as confidential information thereunder, subject to customary exceptions, and (c) provide that Parent is a third-party beneficiary with respect to any breach thereof.

“Contract” means any contract, purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation, whether written or unwritten.

“DERs” has the meaning set forth in the Partnership Incentive Compensation Plan.

“DLLCA” means the Delaware Limited Liability Company Act, as amended from time to time.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Effective Time” has the meaning set forth in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Unit” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, tribal, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“GP Conflicts Committee” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or the Partnership GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators.

“Intervening Event” means a material event, fact or circumstance, development or occurrence that is not known or reasonably foreseeable to or by the GP Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to or by the GP Board prior to the Written Consent being delivered and becoming effective; provided, however, that in no event shall the following events, facts or circumstances, developments or occurrences constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (b) any event, development or change (i) generally affecting the United States or global economy or the financial, credit, debt, securities or other capital markets in the United States or any other jurisdiction, including changes in interest rates or currency rates, (ii) in oil, natural gas, condensate, natural gas liquids or refined petroleum products prices or the prices of other commodities, including changes in price differentials or (iii) in circumstances relating to Parent or any of its Affiliates, (c) any change in Laws, the interpretation thereof or political, legislative or regulatory conditions (i) applicable to the Partnership, any of its Subsidiaries or any of their respective properties or assets or (ii) generally affecting the industries in which the Partnership or any of its Subsidiaries operates, (d) any development or change generally affecting the industries in which the Partnership or any of its Subsidiaries operates, (e) the entry into, or announcement of, this Agreement or the transactions contemplated hereby, including the Merger, or any litigation or dispute arising out of this Agreement or the transactions contemplated hereby, including the Merger, (f) acts of war or terrorism (or the escalation of the foregoing) or natural or weather-related disasters or other force majeure events (including hurricanes, floods or earthquakes), (g) any change in the market price or trading volume of the Common Units or (h) Parent or the Partnership failing to meet, meeting or exceeding internal or published projections, forecasts or revenue or earnings predictions for any period.

“Knowledge” means, with respect to Parent, the actual knowledge of the Persons listed in Section 1.1 of the Parent Disclosure Letter, or, with respect to the Partnership and the Partnership GP, the actual knowledge of the Persons listed in Section 1.1 of the Partnership Disclosure Letter, in each case after reasonable investigation.

“Law” means any law, statute, constitution, fundamental principle of common law, ordinance, rule, regulation, code, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.

“Liens” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Laws of other applicable jurisdictions).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Maximum Amount” has the meaning set forth in Section 6.7(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NYSE” means the New York Stock Exchange.

“Ordinary Course of Business” means the ordinary course of business of the Partnership and its Affiliates and consistent with past practices.

“Organizational Documents” means, with respect to any Person, any charter, certificate of incorporation, certificate of formation, certificate of limited partnership, articles of association, bylaws, partnership agreement, limited liability company agreement, operating agreement or similar formation or governing documents and instruments.

“Other Parties” has the meaning set forth in Section 9.12(c).

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” has the meaning set forth in Section 5.10.

“Parent Material Adverse Effect” means any change, effect, event, or occurrence that, individually or in the aggregate, prevents, materially delays or impairs or would reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

“Parent Organizational Documents” has the meaning set forth in Section 5.1(c).

“Parent Special Committee” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the Preamble.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.3(b).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 16, 2013, as amended by Amendment No. 1 thereto, dated as of December 19, 2017, as further amended, modified or supplemented from time to time.

“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).

“Partnership Disclosure Letter” has the meaning set forth in Section 4.9.

“Partnership Fairness Opinion” has the meaning set forth in Section 4.7.

“Partnership Financial Advisor” has the meaning set forth in Section 4.7.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of December 16, 2013, as amended, modified or supplemented from time to time.

“Partnership Incentive Compensation Plan” means the Valero Energy Partners LP 2013 Incentive Compensation Plan, as amended from time to time and including any successor or replacement plan or plans.

“Partnership Information Statement” means the information statement on SEC Schedule 14C to be filed by the Partnership in connection with the Merger, as amended or supplemented.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Intervening Event Notice Period” has the meaning set forth in Section 6.3(d)(ii).

“Partnership Material Adverse Effect” means any change, effect, event, or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on or a material adverse change in the business, financial condition or results of operations, of the Partnership and its Subsidiaries taken as a whole or (y) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the Partnership GP or the Partnership from performing their respective obligations under this Agreement or otherwise materially threaten or materially impede their ability to consummate the Merger and the other transactions contemplated by this Agreement on or before the Outside Date; provided, however, that “Partnership Material Adverse Effect” shall not include the following: (a) circumstances affecting the crude oil and refined petroleum products transportation and storage industry in any region in which the Partnership operates, (b) any general market, economic, financial or political conditions, or outbreak of hostilities or war, in the United States of America or elsewhere, (c) changes in Law applicable to the Partnership or any of its Affiliates or in accounting regulations or principles or the interpretation thereof, (d) earthquakes, hurricanes, floods, or other natural disasters, (e) any failure of the Partnership to meet any internal or external projections, forecasts or estimates of revenue, cash flows or earnings for any period (but not the underlying causes of any such failure), (f) changes in the market price or trading volume of Common Units (but not any change, effect, event or occurrence underlying any decrease that would otherwise constitute a Partnership Material Adverse Effect) or (g) the announcement or pendency of this Agreement or the matters contemplated hereby or the compliance by any Party with the provisions of this Agreement; provided, however, that, in the case of clause (a), (b) or (c), the impact on the Partnership is not disproportionately adverse as compared to others in the industry referred to in clause (a) of this definition generally.

“Partnership SEC Documents” means the reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by the Partnership with the SEC since December 31, 2015 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein).

“Partnership Superior Proposal Notice Period” has the meaning set forth in Section 6.3(e)(ii).

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, VTDC, the Partnership GP and their respective Affiliates.

“Partnership Unitholder Approval” means the approval of this Agreement and the Merger, by the holders of a Unit Majority.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permit” means all franchises, licenses, certificates, determinations, permits, and other authorizations, approvals, waivers, registrations, consents, orders and approvals from any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, a joint venture, an unincorporated organization or any other entity, including a Governmental Authority.

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Receiving Party” has the meaning set forth in Section 6.3(a).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Restraints” has the meaning set forth in Section 7.1(b).

“Restricted Units” has the meaning set forth in Section 4.3(a).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance transfer or sale of, any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the issuance transfer or sale of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Schedule 13E-3” means a Rule 13e-3 transaction statement on SEC Schedule 13E-3 relating to the Partnership Unitholder Approval, the Merger and the other transactions contemplated hereby, as amended or supplemented.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Approval” has the meaning set forth in the Partnership Agreement.

“Special Committee Delegation” has the meaning set forth in the Recitals.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a member managed limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided in this Agreement, for the purposes of this Agreement, the Partnership, the Partnership GP and their Subsidiaries shall not be considered Subsidiaries of Parent or its Affiliates.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal (except that reference to 15% within the definition of “Acquisition Proposal” shall be replaced by 50%) made by a third party after the date of this Agreement and not in breach of Section 6.3 and on terms that the GP Board determines, in its good faith judgment and after consulting with its or the Partnership’s financial advisors (if any) and outside legal counsel and the GP Conflicts Committee, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including any conditions to and the expected timing of consummation and any risks of non-consummation), (i) to be more favorable to the Partnership Unaffiliated Unitholders, from a financial point of view, than the Merger (taking into account the transactions contemplated by this Agreement and any revised proposal by Parent to amend the terms of this Agreement made in accordance with Section 6.3(d) and

Section 6.3(e)), (ii) is reasonably likely to be consummated in accordance with its terms, taking into account any approvals that are necessary or advisable to consummate such proposal, and (iii) if a cash transaction in whole or in part, has financing that is fully committed or reasonably determined to be available by the GP Board after consulting with the GP Conflicts Committee.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law, and any similar provision incorporated into the Organizational Documents of the Parties and their Affiliates.

“Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection or with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Third Quarter Distribution” has the meaning set forth in Section 6.17.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“VTDC” has the meaning set forth in the Recitals.

“Written Consent” means a written consent by VTDC providing Partnership Unitholder Approval.

Section 1.2    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, Article, Section, Subsection or other subdivision of this Agreement in which any such word is used;

(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)    the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f)    a defined term has its defined meaning throughout this Agreement and each Exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)    all references to prices, values or monetary amounts refer to United States dollars;

(h)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)    this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j)    each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party hereto by virtue of such prior drafts;

(k)     the captions of the Articles, Sections and Subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section, or in any way affect this Agreement;

(l)    any references herein to a particular Section or Article means a Section or Article of this Agreement unless otherwise expressly stated herein;

(m)    the Parent Disclosure Letter and the Partnership Disclosure Letter are incorporated herein by reference and will be considered part of this Agreement;

(n)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o)    all references to days mean calendar days unless otherwise provided; and

(p)    all references to time mean Houston, Texas time.

ARTICLE II
THE MERGER

Section 2.1    The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2    Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership GP will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.5    Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms of the Partnership Agreement and applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law. The name of the Surviving Entity shall be “Valero Energy Partners LP”.

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties, any holder of Partnership or Merger Sub securities or any other Person:

(a)    Effect of Merger on Common Units. Subject to Section 3.1(b), Section 3.3 and Section 3.4, each Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $42.25 per Common Unit in cash without any interest thereon (the “Merger Consideration”). As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Units”) or of such non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(c), without interest, and any distributions to which such holder is entitled pursuant to Section 3.1(h) and Section 6.17.

(b)    Effect of Merger on Common Units Owned by Parent and its Subsidiaries. All of the Common Units issued and outstanding immediately prior to the Effective Time and held by Parent or its Subsidiaries shall be unaffected by the Merger and shall remain outstanding in the Surviving Entity as set forth in the Partnership Agreement, and immediately following the Effective Time, Parent or its Subsidiaries will be the sole limited partner(s) of the Surviving Entity, and no consideration shall be delivered to Parent or its Subsidiaries in respect thereof.

(c)    Effect of Merger on Common Units Owned by the Partnership and its Subsidiaries. All of the Common Units owned by the Partnership and its Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and cease to exist, and no consideration shall be delivered in respect thereof.

(d)    Effect of Merger on Incentive Distribution Rights. The Incentive Distribution Rights issued and outstanding as of immediately prior to the Effective Time, which are owned by the Partnership GP, shall be unchanged by the Merger and shall remain issued and outstanding in the Surviving Entity, and no consideration shall be delivered in respect thereof.

(e)    Effect of Merger on General Partner Interest. The General Partner Interest issued and outstanding immediately prior to the Effective Time shall be unchanged by the Merger and shall remain issued and outstanding in the Surviving Entity, the Partnership GP shall continue as the sole general partner of the Surviving Entity, and no consideration shall be delivered in respect thereof.

(f)    Effect of Merger on Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, and no consideration shall be delivered in respect thereof.

(g)    Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the cancellation and retirement of all Common Units that were converted into the right to receive the Merger Consideration and that, immediately following the Effective Time, Parent or its Subsidiaries will be the only holder(s) of Common Units and (ii) that the existence of the Partnership shall continue without dissolution.

(h)    Distributions. Subject to Section 6.17, to the extent applicable, holders of Partnership Interests immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such Partnership Interests with a record date occurring prior to the Effective Time that has been declared by the Partnership GP with respect to such Partnership Interests in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions by the Partnership are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders (or former holders) of Partnership Interests, as applicable. To the extent applicable, holders of Partnership Interests immediately prior to the Effective Time (other than Parent, its Affiliates and the Partnership GP) shall have no rights to any distribution with respect to such Partnership Interests with a record date occurring on or after the Effective Time that may have been declared by the Partnership GP with respect to such Partnership Interests prior to the Effective Time and which remains unpaid as of the Effective Time.

Section 3.2    Surrender of Common Units.

(a)    Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As soon as reasonably practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) to the Paying Agent or, in the case of Book-Entry Units, upon adherence to the procedures set forth in the letter of transmittal) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

(b)    Deposit. On or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the delivery of a duly executed letter of transmittal and the due surrender of the Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) or Book-Entry Units, each pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Sections 3.2(h) and (i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c)    Exchange. Each holder of Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a). The Merger Consideration shall be paid as promptly as practicable after receipt by the Paying Agent of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d)    Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)    No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration nine months after the

Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration. Notwithstanding the foregoing, Parent, Merger Sub, the Partnership and the Partnership GP shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed, compliance with the other procedures set forth in this Article III and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Common Units represented by such Certificated Unit as contemplated by this Article III.

(h)    Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

(i)    Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that any investment of such Exchange Fund shall be limited to cash and cash equivalents, direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and money market funds comprised primarily of cash, cash equivalents and such obligations and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.3    Treatment of Restricted Units; Termination of Partnership Incentive Compensation Plan.

(a)    As promptly as practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee administering the Partnership Incentive Compensation Plan) will adopt resolutions, and the Partnership will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law, the Partnership Agreement and the Partnership Incentive Compensation Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3. Immediately prior to the Effective Time, all Restricted Units outstanding immediately prior to the Effective Time shall receive immediate and full acceleration of vesting. Each holder of a Restricted Unit will receive from the Partnership an amount equal to the Merger Consideration with respect to each Restricted Unit that becomes vested pursuant to this Section 3.3(a), along with any corresponding accrued but unpaid distributions with respect to the DERs related to any Restricted Units, which unpaid distributions, for the avoidance of doubt, shall not constitute Merger Consideration. Immediately upon the vesting of such Restricted Units, the DERs associated therewith shall be cancelled and cease to exist.

(b)    Prior to the Effective Time, the Partnership and the Partnership GP shall take all actions necessary to terminate the Partnership Incentive Compensation Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Partnership Incentive Compensation Plan shall be terminated and no equity awards or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder.

(c)    As soon as practicable following the Effective Time, the Partnership shall file a post-effective amendment to the Form S-8 registration statement filed by the Partnership on January 14, 2014, deregistering all Common Units thereunder.

Section 3.4    Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of units or a different class or series by reason of the occurrence or record date of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction, the distributions under this Article III and Section 6.17, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the holders of Common Units the same economic effect as contemplated hereby prior to such event.

Section 3.5    No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE PARTNERSHIP GP

The Partnership and the Partnership GP represent and warrant, jointly and severally, to Parent and Merger Sub as follows:

Section 4.1    Organization, Standing and Corporate Power.

(a)    Each of the Partnership and the Partnership GP is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization and has all requisite limited partnership or limited liability company, as applicable, power and authority to carry on its business as presently conducted.

(b)    Each of the Partnership and the Partnership GP is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not have a Partnership Material Adverse Effect.

(c)    The Partnership and the Partnership GP have made available to Parent prior to the execution of this Agreement true and complete copies of the Organizational Documents of the Partnership and the Partnership GP, in each case, as in effect as of the date of this Agreement.

Section 4.2    Authority; Noncontravention.

(a)    Each of the Partnership and the Partnership GP has all necessary entity power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby, subject to the Written Consent being delivered and becoming effective. The execution, delivery and performance of this Agreement by each of the Partnership and the Partnership GP, and the consummation by the Partnership and the Partnership GP of the transactions contemplated hereby, have been duly authorized and approved by the sole member of the Partnership GP, the GP Board and the GP Conflicts Committee and, except for obtaining the Written Consent, no other entity action on the part of the Partnership or the Partnership GP is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The Written Consent is the only vote or approval of the holders of any class or series of equity securities of the Partnership or the Partnership GP necessary to adopt and approve this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against each of the Partnership and the Partnership GP in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles (whether applied in a proceeding at law or in equity).

(b)    The execution, delivery and performance by the Partnership and the Partnership GP of this Agreement do not, and the consummation of the Merger (subject to the Written Consent being delivered and becoming effective) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of the Partnership or the Partnership GP or any of their respective Subsidiaries under, any provision of (i) the Organizational Documents of the Partnership, the Partnership GP or any of their Subsidiaries, or (ii) subject to the filings and other matters referred to in Section 4.4, (A) any Contract to which the Partnership, the Partnership GP or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to the Partnership or the Partnership GP or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that would not have a Partnership Material Adverse Effect.

(c)    The GP Conflicts Committee, at a meeting duly called and held, by unanimous vote, in good faith, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Unitholders and (B) in the best interest of the Partnership, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iv) recommended that the GP Board submit this Agreement to a vote of the Limited Partners by written consent and recommend approval of this Agreement and the Merger by the Limited Partners. Such action by the GP Conflicts Committee described in clauses (i)(B) and (ii) above constituted Special Approval of this Agreement and the transactions contemplated hereby, including the Merger, under the Partnership Agreement, and such Special Approval has not been rescinded, modified or withdrawn in any way.

(d)    Upon receipt of the recommendation of the GP Conflicts Committee, at a meeting duly called and held, the GP Board, by unanimous vote, in good faith, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Unitholders and (B) in the best interest of the Partnership, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement to a vote of the Limited Partners by written consent and (iv) recommended approval of this Agreement and the Merger by the Limited Partners.

Section 4.3    Capitalization.

(a)    The authorized equity interests of the Partnership consist of Common Units, General Partner Units, the Incentive Distribution Rights and the awards issued under the Partnership Incentive Compensation Plan. At the close of business on October 18, 2018, the issued and outstanding Limited Partner Interests and General Partner Interests of the Partnership consisted of (i) 69,262,070 Common Units, (ii) 1,413,511 General Partner Units and (iii) the Incentive Distribution Rights. At the close of business on October 18, 2018, 2,972,496 Common Units were reserved for issuance under the Partnership Incentive Compensation Plan, and 11,880 Common Units were subject to outstanding restricted unit awards (the “Restricted Units”), which Restricted Units were granted in tandem with an equal number of DERs. Except as set forth in Section 4.3(a) of the Partnership Disclosure Letter, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any other Partnership Interests, voting securities or equity interests of the Partnership issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, Rights with respect to the Partnership, commitments or agreements of any character valued by reference to, or providing for the issuance of, any Partnership Interests, voting securities or equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. The outstanding Common Units and Incentive Distribution Rights were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Partnership Agreement), and, except as provided in the Partnership Agreement, are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). The Partnership GP is the sole general partner of the Partnership and is the sole record owner of the General Partner Interest and the Incentive Distribution Rights and the General Partner Interest has been duly authorized and validly issued in accordance with applicable Law and the Partnership Agreement. The Partnership GP owns the General Partner Interests and the Incentive Distributions Rights free and clear of all Liens, except those existing or arising pursuant to the applicable Organizational Documents of the Partnership or the Partnership’s revolving credit facility. All Common Units reserved for issuance under the Partnership Incentive Compensation Plan, when issued in accordance with the terms thereof, are or will be duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Partnership Agreement).

(b)    None of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, Rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Partnership. Except as set forth in the Partnership Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other Rights to acquire any Partnership Interests or other limited partner interests, shares of capital stock, voting securities or equity interests) of the Partnership or any of its Subsidiaries.

(c)    Other than ownership of its Subsidiaries, or as set forth in the Partnership SEC Documents, the Partnership does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. Except as set forth in the Partnership SEC Documents, the Partnership owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable Organizational Documents of such entities or the Partnership’s revolving credit facility, and such interests in its Subsidiaries were duly authorized and validly issued in accordance with such Subsidiary’s limited liability company agreement and are fully paid (to the extent required under such Subsidiary’s limited liability company agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA and such Subsidiary’s limited liability company agreement).

Section 4.4    Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Partnership or any of its Affiliates in connection with the execution, delivery and performance of this Agreement by the Partnership or the Partnership GP or the consummation by the Partnership or the Partnership GP of the transactions contemplated by this Agreement, including the Merger, except for (a) any filings required or advisable under any applicable Antitrust Laws, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, including the Merger, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing of the Partnership Information Statement, (e) the filing of a Schedule 13E-3, (f) any filings required under the rules and regulations of the NYSE, (g) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for the Partnership or the Partnership GP to perform their respective obligations under Section 6.4 and (h) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not have a Partnership Material Adverse Effect.

Section 4.5    Legal Proceedings. Except as has not had, and would not have, a Partnership Material Adverse Effect, as of the date hereof, (a) there is no Proceeding pending or, to the Knowledge of the Partnership or the Partnership GP, threatened against, or, to the Knowledge of the Partnership or the Partnership GP, any pending or threatened material governmental or regulatory investigation of, the Partnership or any of its Affiliates and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of the Partnership or the Partnership GP, threatened to be imposed, against Partnership or any of its Affiliates.

Section 4.6    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or its Affiliates specifically for inclusion or incorporation by reference in (a) the Partnership Information Statement, on the date it is first mailed to the Limited Partners, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (b) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Partnership and the Partnership GP make no representation or warranty with respect to information supplied by or on behalf of Parent, its Affiliates, and its and their Representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.7    Opinion of Financial Advisor. The GP Conflicts Committee has received the opinion of Jefferies LLC (the “Partnership Financial Advisor”), dated as of October 18, 2018, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the Partnership Unaffiliated Unitholders pursuant to this Agreement is fair, from a financial point of view, to the Partnership and the Partnership Unaffiliated Unitholders (the “Partnership Fairness Opinion”). The Partnership has been authorized by the Partnership Financial Advisor to include such Partnership Fairness Opinion in the Partnership Information Statement and any other document required to be filed with, or submitted to, a Governmental Authority in order to consummate the Merger and the other transactions contemplated hereby. The Partnership shall forward to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement.

Section 4.8    Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the GP Conflicts Committee. The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership’s or the GP Conflicts Committee’s engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated hereby.

Section 4.9    Disclosure Letter. On or prior to the date hereof, the Partnership and the Partnership GP have delivered to Parent and Merger Sub a letter (the “Partnership Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their respective representations and warranties; provided, however, that (a) no such item is required to be set forth in the Partnership Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item in the Partnership Disclosure Letter shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Partnership Material Adverse Effect.

Section 4.10    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, Parent and Merger Sub acknowledge that neither the Partnership nor any other Person on behalf of the Partnership makes or has made any other express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent, Merger Sub, the Parent Board or their Representatives, in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, except as required by applicable Law, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives) of, or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership and the Partnership GP acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership and the Partnership GP have not relied on and none of Parent, Merger Sub or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement for the Partnership to enter into this Agreement, Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Partnership and the Partnership GP as follows:

Section 5.1    Organization, Standing and Corporate Power.

(a)    Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization and has all requisite corporate or limited liability company, as applicable, power and authority to carry on its business as presently conducted.

(b)    Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect.

(c)    Parent has made available to the Partnership prior to the execution of this Agreement true and complete copies of the Organizational Documents of Parent (the “Parent Organizational Documents”) and the Organizational Documents of Merger Sub, in each case, as in effect as of the date of this Agreement.

Section 5.2    Operations and Ownership of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub has not, as of the date of this Agreement, and will not have, as of the Closing, incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3    Ownership of Partnership Units. As of the date of this Agreement, VTDC is the record owner of 46,768,586 Common Units which represent all of the Common Units held of record or beneficially by Parent or any of its Subsidiaries.

Section 5.4    Authority; Noncontravention.

(a)    Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Partnership and the Partnership GP, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles (whether applied in a proceeding at law or in equity). Pursuant to the Special Committee Delegation, the Parent Special Committee duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and authorizing Parent, as the indirect sole owner of Merger Sub, to cause Merger Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, which resolutions of Parent Special Committee have not been rescinded, modified or withdrawn in any way.

(b)    The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the Organizational Documents of any of Parent’s Subsidiaries, including Merger Sub, or (ii) subject to the filings and other matters referred to in Section 5.5, (A) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that would not have a Parent Material Adverse Effect.

(c)    Simultaneously with the execution of this Agreement, VTDC has executed and delivered the Support Agreement.

Section 5.5    Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, except for (a) any filings required or advisable under any applicable Antitrust Laws, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing of the Partnership Information Statement, (e) the filing of a Schedule 13E-3, (f) any filings required under the rules and regulations of the NYSE, (g) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Parent or Merger Sub to perform their respective obligations under Section 6.4 and (h) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.6    Legal Proceedings. Except as has not had a Parent Material Adverse Effect, as of the date hereof (a) there is no Proceeding pending or, to the Knowledge of Parent, threatened against, or, to the Knowledge of Parent, any pending or threatened material governmental or regulatory investigation of, Parent or any of its Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of Parent, threatened to be imposed, against Parent or any of its Subsidiaries.

Section 5.7    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Partnership Information Statement, on the date it is first mailed to the Limited Partners, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (b) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership, its Affiliates, and its and their Representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.8    Brokers and Other Advisors. Except for J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Parent or an Affiliate thereof, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 5.9    Available Funds. At the Effective Time, Parent will have available to it sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Merger Consideration.

Section 5.10    Disclosure Letter. On or prior to the date hereof, Parent and Merger Sub have delivered to the Partnership and the Partnership GP a letter (the “Parent Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their respective representations and warranties; provided, however, that (a) no such item is required to be set forth in the Parent Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item in the Parent Disclosure Letter shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Parent Material Adverse Effect.

Section 5.11    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, the Partnership acknowledges that none of Parent or Merger Sub or any other Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their Representatives in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee (including their respective Representatives) of, or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties contained in Article IV, Parent and Merger Sub have not relied on and none of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning the Partnership, the Partnership GP or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1    Preparation of the Partnership Information Statement and Schedule 13E-3.

(a)    As promptly as practicable following the date of this Agreement, (i) the Parties shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act, and (ii) the Parties shall prepare and the Partnership shall file with the SEC the preliminary Partnership Information Statement. Each of the Parties shall cooperate and consult with each other in connection with the preparation and filing of the preliminary and definitive Partnership Information Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Information Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Parties, or any of their respective Affiliates, directors or officers, is discovered by any Party that should be set forth in an amendment or supplement to, the Partnership Information Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The Parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Information Statement, the Schedule 13E-3 or for additional information and each Party shall supply the other Parties with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Information Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with the cooperation of, and after consultation with, each of the other Parties as provided by this Section 6.1, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to, and to resolve, all comments received from the SEC or the staff of the SEC concerning the Partnership Information Statement as promptly as reasonably practicable and each of the Parties shall, with the cooperation of, and after consultation with, each of the other Parties as provided by this Section 6.1, use commercially reasonable efforts to respond as promptly as reasonably practicable to, and to resolve, all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC or the staff of the SEC with respect to the Partnership Information Statement or the Schedule 13E-3 will be made by any of the Parties, as applicable, without providing the other Parties, as applicable, a reasonable opportunity to review and comment thereon, which comments the Parties, as applicable, shall consider and implement in good faith. As promptly as reasonably practicable after all comments received from the SEC or the staff of the SEC have been cleared by the SEC, the Partnership shall file the definitive Partnership Information Statement with the SEC and cause such definitive Partnership Information Statement to be mailed to its Limited Partners of record.

(b)    Subject to Section 6.3, the Partnership shall, through the GP Board, submit this Agreement and the Merger to a vote of the Limited Partners by written consent, and recommend to the Limited Partners approval of this Agreement and the Merger (such recommendation, the “Partnership Board Recommendation”). The Partnership Information Statement shall include a copy of the Partnership Fairness Opinion and, subject to Section 6.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 6.3, unless this Agreement is terminated pursuant to Section 8.1(d)(ii), the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) to submit this Agreement and the Merger to a vote of the Limited Partners by written consent shall not be affected by the withdrawal or modification of the Partnership Board Recommendation or any other action by the GP Conflicts Committee or the GP Board with respect to this Agreement or the transactions contemplated hereby.

Section 6.2    Conduct of Business. Except (i) as provided in this Agreement, (ii) as required by applicable Law, (iii) as provided in any Contract (to the extent it would result in a default thereunder) in effect as of the date of this Agreement, (iv) as provided in the Partnership Agreement or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that this parenthetical will have no effect on any rights that Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement of the Partnership or its Affiliates)), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall not, and shall cause each of their respective Affiliates not to, and Parent shall not cause Partnership or Partnership GP to:

(a)    (i) conduct its business and the business of its Subsidiaries other than in the Ordinary Course of Business, (ii) fail to use its reasonable best efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) fail to use its reasonable best efforts to keep in full force and effect all material Permits and all material insurance policies maintained by the Partnership and its Affiliates;

(b)    take any action that would have a Partnership Material Adverse Effect;

(c)    other than annual compensatory equity awards granted to non-employee directors of the GP Board in the Ordinary Course of Business, or as expressly contemplated by this Agreement, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of Rights outstanding as of the date of this Agreement, if any) or any additional Rights, (ii) issue, grant or amend any award under the Partnership Incentive Compensation Plan, or (iii) enter into any agreement with respect to the foregoing;

(d)    (i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof by the Partnership Incentive Compensation Plan or as expressly contemplated by the terms of this Agreement;

(e)    (i) sell, lease or dispose of any portion of its assets, business or properties other than in the Ordinary Course of Business (including distributions permitted under Section 6.2(f)), (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the Ordinary Course of Business or (iii) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(f)    make or declare distributions to the holders of any Common Units, the DERs or other equity interests in the Partnership, in each case other than in the Ordinary Course of Business pursuant to Section 3.1(h), Section 6.2(a) and Section 6.17;

(g)    amend the Partnership Agreement or the Organizational Documents of the Partnership’s Affiliates (including by merger, consolidation, conversion or otherwise), as in effect on the date of this Agreement;

(h)    enter into, modify, amend, terminate or assign, or waive or assign any rights under, any Contract, other than in the Ordinary Course of Business;

(i)    waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding, seeking damages or an injunction or other equitable relief, that (i) is material to the Partnership and its Subsidiaries, taken as a whole, or (ii) is a claim, action or Proceeding relating to the transactions contemplated hereby;

(j)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or other applicable regulatory authorities;

(k)    (i) change its fiscal year or any method of Tax accounting, (ii) make any material Tax election that is inconsistent with past practice or change or revoke any material Tax election, (iii) settle or compromise any material liability for Taxes, (iv) file any material amended Tax Return or (v) take any action or fail to take any action that would reasonably be expected to cause the Partnership or any of its Subsidiaries to be treated, for U.S. federal income Tax purposes, as a corporation;

(l)    other than in the Ordinary Course of Business, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities or intercompany credit agreements or money pool arrangements, or (ii) create any Lien on its property or the property of its Subsidiaries to secure indebtedness or any other obligation;

(m)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(n)    knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, (iii) any material delay or prevention of the consummation of the Merger or (iv) a material violation of any provision of this Agreement; or

(o)    agree or commit to do anything prohibited by clauses (a) through (n) of this Section 6.2.

Section 6.3    Partnership Adverse Recommendation Change.

(a)    The Partnership and the Partnership GP shall, and shall cause their respective Subsidiaries and the respective Representatives of each of the foregoing to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, require the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Acquisition Proposal. Neither the Partnership nor the Partnership GP shall, and the Partnership shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) or take any other action intended to lead to any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Acquisition Proposal, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or similar agreement, whether written or oral, relating to an Acquisition Proposal, (iv) if any Acquisition Proposal has been made public, in the case of the Partnership, fail to issue a press release recommending against such Acquisition Proposal and reaffirming the Partnership Board Recommendation or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or recommend the approval or adoption of, or approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal, or fail to recommend rejection of any tender offer or exchange offer for Common Units within ten Business Days after commencement of such offer, or resolve or agree to take any of the foregoing actions. Notwithstanding the foregoing, but subject to the limitations in Section 6.3(d), (e) and (f), at any time prior to obtaining the Partnership Unitholder Approval, nothing contained in this Agreement shall prohibit the Partnership, the Partnership GP or any of their duly authorized representatives from furnishing or making available any information or data pertaining to the Partnership, or entering into or participating in discussions or negotiations with, any Person that makes an unsolicited written Acquisition Proposal that did not result from a material and intentional breach of this Section 6.3 (a “Receiving Party”), if, and only to the extent that (i) the GP Board, after consultation with the GP Conflicts Committee, determines in its good faith judgment (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be a breach of its duties to the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, or the Partnership Agreement and (ii) prior to furnishing or making available any such non-public information to such Receiving Party, the Partnership receives from such Receiving Party an executed Confidentiality Agreement.

(b)    Except as permitted by this Section 6.3, (i) the Partnership (acting through the GP Board or the GP Conflicts Committee or otherwise) shall not, directly or indirectly, take any action set forth in clause (iv) of Section 6.3(a) and (ii) the Partnership and the Partnership GP (acting through the GP Board or the GP Conflicts Committee or otherwise) shall not, and shall cause their respective Subsidiaries and the respective Representatives of each of the foregoing not to, directly or indirectly, (x) take any action set forth in clause (v) of Section 6.3(a) or (y) fail to include the Partnership Board Recommendation in the Partnership Information Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”).

(c)    Without limiting the foregoing, it is understood and agreed that (a) any violation of the restrictions set forth in Section 6.3(a) or Section 6.3(b) by the Partnership’s Subsidiaries or the Representatives of any of the Partnership, the Partnership GP or the Partnership’s Subsidiaries, will be deemed to be a breach of this Section 6.3 by the Partnership and the Partnership GP and (b) no act or failure to act by Parent or any of its Affiliates or Representatives, and no violation caused by or at the explicit direction of Parent, shall be a violation or breach of this Section 6.3 by the Partnership or the Partnership GP.

(d)    Notwithstanding anything to the contrary in this Agreement, at any time prior to the Written Consent being delivered and becoming effective, and subject to compliance in all material respects with this Section 6.3(d), the GP Board, after consulting with the GP Conflicts Committee, may (x) make a Partnership Adverse Recommendation Change or (y) terminate this Agreement pursuant to Section 8.1(d)(ii), in each case:

(i)    in response to an Intervening Event, if the GP Board determines in good faith (after consultation with the GP Conflicts Committee) that the failure to take such action would be a breach of its duties to the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, or the Partnership Agreement;

(ii) if the GP Board has provided prior written notice to Parent specifying in reasonable detail the material events giving rise to the Intervening Event at least five Business Days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, or to terminate this Agreement pursuant to Section 8.1(d)(ii), as the case may be, unless at the time such notice is otherwise required to be given there are fewer than five Business Days prior to the expected date of the delivery and effectiveness of the Written Consent, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Intervening Event Notice Period”); and

(iii) if, during the Partnership Intervening Event Notice Period, the GP Board has negotiated and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate, in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.1(d)(ii), as the case may be, would not be a breach of its duties to the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, or the Partnership Agreement; provided, however, that the GP Board or the GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether the failure to make, or in the case of the GP

Conflicts Committee, recommend a Partnership Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.1(d)(ii), as the case may be, would be a breach of its duties to the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, or the Partnership Agreement.

(e)    Notwithstanding anything to the contrary in this Agreement, at any time prior to the Written Consent being delivered and becoming effective, and subject to compliance in all material respects with this Section 6.3(e), the GP Board, after consulting with the GP Conflicts Committee, may, in addition to Section 6.3(d), make a Partnership Adverse Recommendation Change:

(i)    in response to a Superior Proposal, if the GP Board determines in good faith (after consultation with the GP Conflicts Committee) that the failure to take such action would be a breach of its duties to the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, or the Partnership Agreement;

(ii)    if the GP Board has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least five Business Days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than five Business Days prior to the expected date of the delivery and effectiveness of the Written Consent, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Superior Proposal Notice Period”); and

(iii)    if, during the Partnership Superior Proposal Notice Period, the GP Board has negotiated and has used its reasonable best efforts to cause its financial advisors (if any) and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate, in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be a breach of its duties to the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, or the Partnership Agreement; provided, however, that the GP Board, or the GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether the failure to make, or in the case of the GP Conflicts Committee, recommend a Partnership Adverse Recommendation Change would be a breach of its duties to the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, or the Partnership Agreement.

(f)    In addition to the other obligations of the Partnership set forth in this Section 6.3, the Partnership shall promptly advise Parent and the GP Board, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership in respect of any Acquisition Proposal, and shall, in any such notice to Parent and the GP Board, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent and the GP Board reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership shall promptly provide Parent and the GP Board with copies of any additional written materials received by the Partnership or, subject to Section 6.3(a), that the Partnership has delivered to any third party making an Acquisition Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such proposals, offers, inquiries or requests.

(g)    For the avoidance of doubt, nothing in Section 6.3(e) shall be deemed to give the Partnership any right to terminate this Agreement in accordance with Section 8.1(d).

Section 6.4    Consummation of the Merger.

(a)    Subject to the terms and conditions of this Agreement, Parent and Merger Sub, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use, and shall cause each of their respective Subsidiaries to use, its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby.

(b)    Until the Effective Time or the earlier termination of this Agreement, unless otherwise approved by the GP Board, Parent shall not, and shall not recommend, direct or cause VTDC to (i) amend, modify or revoke the Support Agreement, or (ii) directly or indirectly (A) other than to Parent or another Subsidiary of Parent that agrees to be bound by the Support Agreement, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by distribution, by operation of Law or otherwise), any Common Units owned by VTDC as of the date hereof, (B) deposit any Common Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto that is inconsistent with this Section 6.4(b), or (C) agree (regardless of whether in writing or orally) to take any of the actions referred to in the foregoing clauses (A) or (B). In addition, Parent shall not at any time on or before the Effective Time or the earlier termination of this Agreement, directly or indirectly, by merger or otherwise, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of any equity or other ownership interest in VTDC, other than to another Subsidiary of Parent.

Section 6.5    Public Announcements. The initial press release or releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing requirement of, or agreement with, the NYSE or other national securities exchange as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, however, that the Partnership shall not be required by this Section 6.5 to consult with any other Party with respect to public announcements in connection with a Partnership Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee under Section 6.3; provided, further, that each Party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or the Partnership GP in compliance with this Section 6.5.

Section 6.6    Access to Information. Upon reasonable advance written notice and subject to applicable Laws relating to the exchange of information, the Partnership shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Notwithstanding anything to the contrary in this Agreement, the Partnership shall not be required to disclose any information to Parent if such disclosure would, in the opinion of the Partnership’s legal counsel, be reasonably likely to (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof; provided, however, that the Partnership shall take all reasonable measurers to disclose such information in a manner that would not jeopardize or contravene such privilege, Law, duty or contractual right.

Section 6.7    Indemnification and Insurance.

(a)    From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, the Surviving Entity and the Partnership GP jointly and severally agree to (i) indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP immediately prior to the Effective Time and ensure that the Organizational Documents of the Surviving Entity and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the Partnership GP than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against the Surviving Entity and the Partnership GP and their respective successors and assigns.

(b)    Parent shall maintain in effect for six years from the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that Parent may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership or the Partnership GP for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, Parent would be required to expend more than the Maximum Amount, Parent shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the GP Board in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 6.7(b), the Partnership may (but shall be under no obligation to), prior to the Effective Time, purchase a six-year “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.

(c)    The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the Partnership GP or any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity and/or the Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity or the Partnership GP shall assume the obligations of the Surviving Entity and the Partnership GP set forth in this Section 6.7.

Section 6.8    Fees and Expenses. Except as otherwise provided in Section 8.2, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses, other than the expenses of financial advisors or outside legal advisors, incurred in connection with the preparation, printing, filing and mailing of the Partnership Information Statement and Schedule 13E-3.

Section 6.9    Section 16 Matters. Prior to the Effective Time, the Partnership and the Partnership GP shall, with Parent’s and Merger Sub’s cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10    Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable (a) the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 6.11    GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any member of the GP Conflicts Committee, either as a member of the GP Board or the GP Conflicts Committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12    Performance by the Partnership GP. The Partnership GP shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the Partnership GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the Partnership GP and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the explicit direction of Parent, its Affiliates or their respective duly authorized Representatives.

Section 6.13    Takeover Statutes. The Partnership, the Partnership GP and Parent shall each use their reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute on the transactions.

Section 6.14    No Rights Triggered. The Partnership and the Partnership GP shall take all steps necessary to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related hereto and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Partnership Agreement or under any material agreement to which the Partnership or any of its Subsidiaries is a party.

Section 6.15    Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of (a) any fact, event or circumstance known to such Party that (i) would, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or Parent Material Adverse Effect or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (b) any change in the Partnership’s financial condition or business that has resulted, or would result, in a Partnership Material Adverse Effect and (c) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or could result in a Partnership Material Adverse Effect.

Section 6.16    Transaction Litigation. The Partnership shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Partnership, the Partnership GP or its respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent.

Section 6.17    Distributions. The Partnership GP shall declare, and shall cause the Partnership to pay, the Partnership’s regular quarterly cash distribution with respect to the quarter ended September 30, 2018 in the ordinary course, with timing consistent with past practice and in accordance with the Partnership Agreement and the Partnership Incentive Compensation Plan to holders of Common Units, Incentive Distribution Rights, General Partner Units and outstanding DERs (the “Third Quarter Distribution”); provided, however, that, subject to applicable Laws, the Third Quarter Distribution shall not be less than $0.551 per Common Unit without the prior approval of the GP Conflicts Committee; provided, further, that, prior to the Effective Time, the Partnership GP shall not declare, and the Partnership shall not pay, any distribution other than the Third Quarter Distribution without the prior written consent of Parent. The Partnership and Parent shall coordinate the timing of the Third Quarter Distribution so that the record date and payment date precedes the Effective Time so as to permit the payment of the Third Quarter Distribution.

Section 6.18    Tax Matters.

(a)    For U.S. federal income Tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income Tax treatment), the Parties agree to treat the Merger (a) with respect to the holders of the Common Units (other than Common Units held by Parent and its Subsidiaries), as a taxable sale of their Common Units to VTDC and (b) with respect to VTDC, as a purchase by VTDC of Partnership Interests from the holders of the Common Units (other than Common Units held by Parent and its Subsidiaries). The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

(b)    The Parties shall not (and shall cause their Affiliates not to) make any change in respect of the Partnership’s methods of allocating income or deductions for federal income Tax purposes that would adversely affect the Partnership Unaffiliated Unitholders, including a change to the method of allocation prescribed under Section 6.2(f) of the Partnership Agreement.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Unitholder Approval. The Written Consent providing Partnership Unitholder Approval shall have been obtained and become effective in accordance with applicable Law and the Partnership Agreement and filed with the minutes of proceedings of the Partnership, and the Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified or revoked following its execution and delivery by VTDC.

(b)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

(c)    Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under any applicable Antitrust Law shall have been terminated or shall have expired.

(d)    Information Statement. The Partnership Information Statement shall have been cleared by the SEC and mailed to the Limited Partners in accordance with Section 6.1 and Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act) at least 20 days prior to the date of the Written Consent.

Section 7.2    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Partnership and the Partnership GP qualified as to materiality or Partnership Material Adverse Effect set forth herein shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

(b)    Performance of Obligations of the Partnership and the Partnership GP. Each of the Partnership and the Partnership GP shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

(c)    No Partnership Material Adverse Effect. Since the date of this Agreement, no Partnership Material Adverse Effect shall have occurred.

Section 7.3    Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub qualified as to materiality or Parent Material Adverse Effect set forth herein shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4    Frustration of Closing Conditions.

(a)    Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b)    Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

ARTICLE VIII
TERMINATION

Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)    by the mutual written consent of the Partnership and Parent duly authorized by the GP Board (after consulting with the GP Conflicts Committee) (in the case of the Partnership) and the Parent Special Committee (in the case of Parent).

(b)    by either of the Partnership (duly authorized by the GP Board after consulting with the GP Conflicts Committee) or Parent:

(i)    if the Closing shall not have been consummated on or before July 18, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to (A) the Partnership if the failure to satisfy such condition was due to the failure of the Partnership or the Partnership GP to perform and comply in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to the Closing, (B) Parent if the failure to satisfy such condition was due to the failure of Parent, Merger Sub or VTDC to perform and comply in all material respects with the covenants and agreements contained in this Agreement or the Support Agreement, as applicable, to be performed or complied with by it prior to the Closing or (C) the Partnership or Parent if in the case of Parent, the Partnership or the Partnership GP, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8; or

(ii)    if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent, Merger Sub or VTDC, to perform in all material respects any of its obligations under this Agreement or the Support Agreement, as applicable.

(c)    by Parent:

(i)    if a Partnership Adverse Recommendation Change shall have occurred;

(ii)    if prior to the Written Consent being delivered and becoming effective, the Partnership is in willful breach of its obligations pursuant to the first two sentences of Section 6.1(b) or Section 6.3(a); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent, Merger Sub or VTDC is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the Support Agreement, as applicable; or

(iii)    if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within the earlier of (x) 30 days following receipt of written notice from Parent of such breach or failure or (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(iii) if Parent, Merger Sub or VTDC is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the Support Agreement, as applicable.

(d)    by the Partnership (duly authorized by the GP Board):

(i)    (after consulting with the GP Conflicts Committee) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent or Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent or Merger Sub within the earlier of (x) 30 days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii)    if prior to the Written Consent being delivered and becoming effective, in response to an Intervening Event, the GP Board (after consulting with the GP Conflicts Committee) shall have determined to terminate this Agreement as contemplated in Section 6.3(d); provided, that the Partnership and the Partnership GP shall have complied in all material respects with Section 6.3(d).

Section 8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.8, Section 6.16, this Section 8.2 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of the Parties or their respective directors, officers and Affiliates, provided, however, that no such termination shall relieve any Party hereto from any liability for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement; provided, however, that in the event of a Party’s intentional and material breach of this Agreement or intentional fraud, then the other applicable Party or Parties shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money). For the avoidance of doubt, there shall be no liability on the part of the Partnership GP or the Partnership or their respective directors, officers and Affiliates if this Agreement is terminated by Parent pursuant to Section 8.1(c)(i). Notwithstanding the foregoing, in no event shall the Partnership GP or the Partnership or their respective directors, officers and Affiliates have any liability for any matter set forth in the first proviso of the first sentence of this Section 8.2 for any action taken or omitted to be taken by the Partnership GP, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the explicit direction of Parent, any of its Subsidiaries or any of their respective duly authorized Representatives.

ARTICLE IX
MISCELLANEOUS

Section 9.1    No Survival, Etc.. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8, Section 6.16 and Section 6.18 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended, supplemented or modified in any and all respects, whether before or after the Written Consent is delivered and becomes effective, by written agreement of the Parties, by action taken or authorized by the Parent Special Committee and the GP Board; provided, however, that this Agreement may not be amended, modified or supplemented without the prior approval of the GP Conflicts Committee; provided, further, that after the Written Consent is delivered and becomes effective, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Limited Partners without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or Partnership GP is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent, waiver or agreement must be authorized by the GP Conflicts Committee (if on behalf of the Partnership), or the GP Board only (if on behalf of the Partnership GP).

Section 9.3    Extension of Time, Waiver, Etc.. At any time prior to the Effective Time, any Party that is the intended beneficiary of the relevant provision of this Agreement, may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party, (c) waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that neither the Partnership nor the Partnership GP (if acting on behalf of the Partnership, but not if acting on behalf of itself) shall take or authorize any such action without the prior approval of the GP Board (after consulting with the GP Conflicts Committee). Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6    Entire Understanding; No Third-Party Beneficiaries. This Agreement and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.11 and (ii) subject to Section 3.1(b), Section 3.3 and Section 3.4, the right of the holders of Common Units to receive the Merger Consideration, or distributions in accordance with Section 3.1(h) and Section 6.17, after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 9.11 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of Parent, the Partnership GP or the Partnership. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to principles of conflicts of laws that would result in the application of the Law of a different State. Each of the Parties irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purposes.

(b)    EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8    Specific Performance. Each of the Parties agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over such matter, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) any Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.9    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent or Merger Sub, to:

Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
Attention:	Jay D. Browning, Executive Vice President and General Counsel
Facsimile:	(210) 345-3214

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention:	Jeremy L. Moore
Joshua Davidson
Facsimile:	(713) 229-2826
(713) 229-2727

If to the Partnership or the Partnership GP, to:

Valero Energy Partners LP
One Valero Way
San Antonio, Texas 78249
Attention:	Timothy J. Fretthold, Chairman of the GP Conflicts Committee
Facsimile:	(210) 345-3214

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention:	David Elder
Facsimile:	(713) 236-0822

Notices will be deemed to have been received (x) on the date of actual receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours or (y) on the date three Business Days after dispatch by certified or registered mail, return receipt requested and postage prepaid.

Section 9.10    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, Representative or Affiliate of any Party or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 9.11 shall limit any liability of the Parties or the parties to the Support Agreement for breaches of the terms and conditions of this Agreement and the Support Agreement, as applicable.

Section 9.12    Provision Respecting Legal Representation.

(a)    Each of the Parties acknowledges that Baker Botts L.L.P. has represented Parent prior to the Closing in connection with this Agreement and the transactions contemplated hereby, as well as prior transactions involving Parent. Each Party, on its own behalf and on behalf of its Other Parties, irrevocably acknowledges and agrees that all communications between Parent and its counsel and information or documents subject to attorney work-product protection made in connection with the negotiation, preparation, execution and delivery of and closing under, or any Proceeding arising under or in connection with, this Agreement, which, immediately prior to the Closing, would be deemed to be a privileged communication or subject to attorney work-product protection and would not be subject to disclosure to any Party or its Other Parties, shall continue after the Closing to be a privileged communication between Parent and its counsel or attorney work-product, and neither a Party, its Other Parties nor anyone acting or purporting to act on behalf of or through them shall be entitled to use or seek to obtain the same by any process on the grounds that the privilege attached to such communication or attorney work-product belongs to such Party or its Other Parties and not to Parent or its counsel. Any access thereto by a Party or its Other Parties shall not waive or otherwise affect the rights of Parent with respect to the related privilege.

(b)    Each of the Parties acknowledges that Akin Gump Strauss Hauer & Feld LLP has represented the GP Conflicts Committee prior to the Closing in connection with this Agreement and the transactions contemplated hereby, as well as prior transactions involving the GP Conflicts Committee. Each Party, on its own behalf and on behalf of its Other Parties, irrevocably acknowledges and agrees that all communications between the GP Conflicts Committee and its counsel and information or documents subject to attorney work-product protection made in connection with the negotiation, preparation, execution and delivery of and closing under, or any Proceeding arising under or in connection with, this Agreement, which, immediately prior to the Closing, would be deemed to be a privileged communication or subject to attorney work-product protection and would not be subject to disclosure to any Party or its Other Parties, shall continue after the Closing to be a privileged communication between the GP Conflicts Committee and its counsel or attorney work-product, and neither a Party, its Other Parties nor anyone acting or purporting to act on behalf of or through them shall be entitled to use or seek to obtain the same by any process on the grounds that the privilege attached to such communication or attorney work-product belongs to such Party or its Other Parties and not to the GP Conflicts Committee or its counsel. Any access thereto by a Party or its Other Parties shall not waive or otherwise affect the rights of the GP Conflicts Committee with respect to the related privilege.

(c)    For the purposes of this Section 9.12, “Other Parties” means, with respect to any Party, such Party’s officers, directors, employees, managers, members, partners and Affiliates, and their successors.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

PARENT:

Valero Energy Corporation

By:	/s/ Joseph W. Gorder
Name:	Joseph W. Gorder
Title:	Chief Executive Officer and President

MERGER SUB:

Forest Merger Sub, LLC

By:	/s/ Donna M. Titzman
Name:	Donna M. Titzman
Title:	Executive Vice President and Chief Financial Officer

PARTNERSHIP:

Valero Energy Partner LP

By:	Valero Energy Partners GP LLC, its general partner

By:	/s/ Richard F. Lashway
Name:	Richard F. Lashway
Title:	President

PARTNERSHIP GP:

Valero Energy Partners GP LLC

By:	/s/ Richard F. Lashway
Name:	Richard F. Lashway
Title:	President

Exhibit A

ANNEX B

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of October 18, 2018 (this “Agreement”), is entered into by and between Valero Energy Partners LP, a Delaware limited partnership (the “Partnership”), and Valero Terminaling and Distribution Company, a Delaware corporation (the “Unitholder” and, together with the Partnership, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, concurrently herewith, Valero Energy Corporation, a Delaware corporation and the indirect sole owner of the Unitholder (“Parent”), Forest Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Unitholder (“Merger Sub”), the Partnership, and Valero Energy Partners GP LLC, a Delaware limited liability company and the general partner (the “Partnership GP”) of the Partnership (collectively, the “Merger Parties”), are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will be merged with and into the Partnership, the Partnership as the sole surviving entity shall continue to exist as a Delaware limited partnership, Merger Sub shall cease to exist and the Partnership shall continue without dissolution (the “Merger”);

WHEREAS, as of October 18, 2018, the Unitholder was the Record Holder and beneficial owner in the aggregate of, and has the right to vote and dispose of, the number of Common Units set forth opposite the Unitholder’s name on Schedule A hereto (the “Existing Units”);

WHEREAS, as a condition and inducement to each Merger Party’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, the Partnership and the Unitholder are entering into this Agreement; and

WHEREAS, the Unitholder acknowledges that each Merger Party is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Unitholder set forth in this Agreement and would not enter into the Merger Agreement if the Unitholder did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Partnership and the Unitholder hereby agree as follows:

1.    Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Merger Agreement.

“Covered Units” means, with respect to the Unitholder, the Unitholder’s Existing Units, together with any Common Units that the Unitholder becomes the Record Holder or beneficial owner of on or after the date hereof.

“Parent Group Entities” has the meaning set forth in Section 5(a).

“Partnership Information Statement Date” means the date that is 20 days after the date that the Partnership Information Statement has been cleared by the SEC and mailed to the Limited Partners in accordance with Section 6.1 of the Merger Agreement and Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

“Record Holder” has the meaning set forth in the Partnership Agreement.

“Termination Date” has the meaning set forth in Section 4.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

2.    Agreement to Deliver Written Consent. Prior to the Termination Date, the Unitholder irrevocably and unconditionally agrees that it shall (a) within two Business Days after the Partnership Information Statement Date (but, for the avoidance of doubt, not prior to such Partnership Information Statement Date) deliver (or cause to be delivered) a written consent pursuant to Section 13.11 of the Partnership Agreement covering all of the Covered Units approving in all manners, the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement. If the Unitholder is the beneficial owner, but not the Record Holder, of any Covered Units, the Unitholder agrees to take all actions necessary to cause the Record Holder and any nominees to execute and deliver a written consent with respect to all of such Covered Units in accordance with this Section 2.

3.    No Inconsistent Agreements. The Unitholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Units and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Units.

4.    Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the election of the Unitholder in the event that the GP Board makes a Partnership Adverse Recommendation Change and (d) the mutual written agreement of the Parties to terminate this Agreement (such earliest date being referred to herein as the “Termination Date”); provided, however, that the provisions set forth in Sections 10 through 17 shall survive the termination of this Agreement; provided further that any liability incurred by any Party as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

5.    Representations and Warranties of the Unitholder. The Unitholder hereby represents and warrants to the Partnership as follows:

(a)    The Unitholder is the Record Holder and beneficial owner of, and has good and valid title to, the Covered Units, free and clear of Liens other than as created by this Agreement, the Organizational Documents of the Partnership and the Partnership’s revolving credit facility. The Unitholder has voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Units. As of the date hereof, other than the Existing Units, the General Partner Interest, and the Incentive Distribution Rights, none of the Parent or any of its Subsidiaries (collectively, the “Parent Group Entities”) are the Record Holders of, and no Parent Group Entity owns beneficially any, (i) units or voting securities of the Partnership, (ii) securities of the Partnership convertible into or exchangeable for units or voting securities of the Partnership or (iii) options or other rights to acquire from the Partnership any units, voting securities or securities convertible into or exchangeable for units or voting securities of the Partnership. The Covered Units are not subject to any voting trust agreement or other contract to which the Unitholder is a party restricting or otherwise relating to the voting or Transfer of the Covered Units. The Unitholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Units.

(b)    The Unitholder is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Unitholder, the performance by the Unitholder of its obligations hereunder and the consummation by the Unitholder of the transactions contemplated hereby have been duly and validly authorized by the Unitholder and no other actions or proceedings on the part of the Unitholder are necessary to authorize the execution and delivery by the Unitholder of this Agreement, the performance by the Unitholder of its obligations hereunder or the consummation by the Unitholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Unitholder and, assuming due authorization, execution and delivery by the Partnership, constitutes a legal, valid and binding obligation of the Unitholder, enforceable against the Unitholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)    (i) Except for the applicable requirements of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Unitholder for the execution, delivery and performance of this Agreement by the Unitholder or the consummation by the Unitholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by the Unitholder nor the consummation by the Unitholder of the transactions contemplated hereby nor compliance by the Unitholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the Organizational Documents of the Unitholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any properties or assets of the Unitholder pursuant to, any contract to which the Unitholder is a party or by which the Unitholder or any property or asset of the Unitholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Unitholder or any of the Unitholder’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of the Unitholder to perform its obligations hereunder.

(d)    As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending against the Unitholder or, to the knowledge of the Unitholder, any other Person or, to the knowledge of the Unitholder, threatened against the Unitholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by the Partnership of its rights under this Agreement or the performance by any Party of its obligations under this Agreement.

(e)    The Unitholder understands and acknowledges that the Parties are entering into the Merger Agreement in reliance upon the Unitholder’s execution and delivery of this Agreement and the representations and warranties of the Unitholder contained herein.

(f)    The Unitholder is an Affiliate (as defined in the Partnership Agreement) of the Partnership GP.

6.   Certain Covenants of the Unitholder. The Unitholder hereby covenants and agrees as follows, in each case except as otherwise approved in writing by the Partnership:

(a)    Prior to the Termination Date, and except as contemplated hereby, the Unitholder shall not (i) Transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Units or beneficial ownership or voting power thereof or therein (including by operation of law), (ii) grant any proxies or powers of attorney, deposit any Covered Units into a voting trust or enter into a voting agreement with respect to any Covered Units or (iii) knowingly take any action that would make any representation or warranty of the Unitholder contained herein untrue or incorrect or have the effect of preventing or disabling the Unitholder from performing its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Unitholder may Transfer any or all of the Covered Units, in accordance with applicable Law, to any of the Parent Group Entities; provided, however, that prior to and as a condition to the effectiveness of such Transfer, (i) each Person to whom any of such Covered Units or any interest in any of such Covered Units is Transferred shall have executed and delivered to the Partnership a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as if such Person were the Unitholder and (ii) such Parent Group Entity is an Affiliate (as defined in the Partnership Agreement) of the Partnership GP. Any Transfer in violation of this provision shall be void.

(b)    Prior to the Termination Date, in the event that the Unitholder becomes the Record Holder or acquires beneficial ownership of, or the power to vote or direct the voting of, any additional Common Units or other voting interests with respect to the Partnership, the Unitholder will promptly notify the Partnership of such Common Units or voting interests, such Common Units or voting interests shall, without further action of the Parties, be deemed Covered Units and subject to the provisions of this Agreement, and the number of Common Units held by the Unitholder set forth on Schedule A hereto will be deemed amended accordingly and such Common Units or voting interests shall automatically become subject to the terms of this Agreement.

7.    Unitholder Capacity. This Agreement is being entered into by the Unitholder solely in its capacity as a holder of Common Units, and nothing in this Agreement shall restrict or limit the ability of the Unitholder or any Affiliate (as defined in the Partnership Agreement) or any employee thereof who is a director or officer of the Partnership to take any action in his or her capacity as a director or officer of the Partnership to the extent specifically permitted by the Merger Agreement.

8.    Disclosure. The Unitholder hereby authorizes the Partnership to publish and disclose in any announcement or disclosure required by the SEC and in the Partnership Information Statement and the Schedule 13E-3 the Unitholder’s identity and ownership of the Covered Units and the nature of the Unitholder’s obligations under this Agreement.

9.    Non-Survival of Representations and Warranties. The representations and warranties of the Unitholder contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

10.    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party and otherwise as expressly set forth herein.

11.    Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

12.    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to a Party at the following addresses (or at such other address for the Party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

(i)    If to the Unitholder:

Valero Terminaling and Distribution Company
One Valero Way
San Antonio, Texas 78249
Attention:	Jay D. Browning, Executive Vice President and General Counsel
Facsimile:	(210) 345-3214

with a copy (which shall not constitute notice) to:

Valero Energy Corporation
One Valero Way
San Antonio, TX 78249
Attention:	Jay D. Browning, Executive Vice President and General Counsel
Facsimile:	(210) 345-3214

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention:	Jeremy L. Moore
Joshua Davidson
Facsimile:	(713) 229-2826
(713) 229-2727

(ii)   If to the Partnership:

Valero Energy Partners LP
One Valero Way
San Antonio, Texas 78249
Attention:	Timothy J. Fretthold, Chairman of the GP Conflicts Committee
Facsimile:	(210) 345-3214

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention:	David Elder
Facsimile:	(713) 236-0822

Notices will be deemed to have been received (x) on the date of actual receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours or (y) on the date three Business Days after dispatch by certified or registered mail, return receipt requested and postage prepaid.

13.   Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof.

14.   No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

15.   Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of all other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Partnership may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Partnership and the Unitholder may Transfer any or all of the Covered Units in accordance with Section 6(a); provided further that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

16.   No Presumption Against Drafting Party. Each of the Parties acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

17.   Other Miscellaneous Provisions. The provisions of Sections 9.5, 9.7, 9.8, 9.10 and 9.11 of the Merger Agreement shall be incorporated into to this Agreement, mutatis mutandis, except for such changes as are required to comply with applicable Law.

18.   Conflicts Committee. In addition to any other approvals required by the Parties under this Agreement, any waiver, amendment, termination or assignment of rights of the Partnership permitted by this Agreement must be approved, in the case of the Partnership, by the GP Conflicts Committee.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

THE PARTNERSHIP:

Valero Energy Partners LP

By:	Valero Energy Partners GP LLC, its general partner

By:	/s/ Richard F. Lashway
Name:	Richard F. Lashway
Title:	President

UNITHOLDER:

Valero Terminaling and Distribution Company

By:	/s/ Jay D. Browning
Name:	Jay D. Browning
Title:	Executive Vice President and General Counsel

SIGNATURE PAGE TO SUPPORT AGREEMENT

SCHEDULE A

Unitholder	Existing Units
Valero Terminaling and Distribution Company	Common Units: 46,768,586

Schedule A

ANNEX C

October 18, 2018 The Conflicts Committee of the Board of Directors of Valero Energy Partners GP LLC One Valero Way San Antonio, TX 78249	Three Allen Center 333 Clay Street, Suite 1000 Houston, TX 77002 tel 281.774.2000 Jefferies.com

The Conflicts Committee:

We understand that Valero Energy Corporation, a Delaware corporation (“Valero”), Forest Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Valero (“Merger Sub”), Valero Energy Partners LP, a Delaware limited partnership (the “Partnership”), and Valero Energy Partners GP LLC, a Delaware limited liability company (“GP”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, (i) Merger Sub will be merged with and into the Partnership (the “Merger”) and (ii) each outstanding common unit representing limited partnership interests in the Partnership (“Partnership Common Units”), other than Partnership Common Units owned by Valero, Valero Terminaling and Distribution Company, a Delaware corporation (“VTDC”), GP and their respective affiliates, will be converted into the right to receive $42.25 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by holders of Partnership Common Units (other than Valero, VTDC, GP and their respective affiliates) (the “Partnership Unaffiliated Unitholders”) pursuant to the Merger Agreement is fair, from a financial point of view, to the Partnership and such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed an execution version, dated October 18, 2018, of the Merger Agreement;
(ii)	reviewed certain publicly available financial and other information regarding the Partnership;
(iii)	reviewed certain information furnished to us by the management of GP and Valero relating to the business, operations and prospects of the Partnership, including financial forecasts and estimates provided by the management of GP and Valero under two alternative growth cases for the Partnership;
(iv)	held discussions with members of the senior management of GP and Valero concerning the matters described in clauses (ii) and (iii) above;
(v)	reviewed the unit trading price history and implied trading multiples for the Partnership and compared them with those of certain publicly traded entities that we deemed relevant;
(vi)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and
(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by or on behalf of the Partnership or that was publicly available to us (including, without limitation, the information described above), or otherwise reviewed by us. We have relied on assurances of the management and other representatives of GP and Valero that they are not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In our review, we did not obtain an independent evaluation or appraisal of any of the assets or

C-1

liabilities (contingent, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities, of the Partnership or any other entity and we have not been furnished with, and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts and estimates provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the financial forecasts and estimates relating to the Partnership that we have been directed to utilize for purposes of our analyses and opinion have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of GP and Valero as to the future financial performance of the Partnership under the alternative growth cases provided and the other matters covered thereby. We express no opinion as to any financial forecasts or estimates or the assumptions on which they are based.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. As you are aware, the credit, financial and stock markets, and the industry in which the Partnership operates, have experienced and continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on the Partnership or the Merger.

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Partnership or the Merger, and we have assumed the correctness in all respects meaningful to our analyses and opinion of all legal, regulatory, accounting and tax advice given to the Partnership, the Board of Directors of GP (the “Board”) and/or the Conflicts Committee of the Board (the “Conflicts Committee”), including, without limitation, with respect to changes in, and the impact of, tax or other laws, regulations and governmental and legislative policies affecting the Partnership or the Merger and legal, regulatory, accounting and tax consequences to the Partnership or its securityholders of the terms of, and transactions contemplated by, the Merger Agreement and related documents. We have assumed that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Partnership or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed that the final Merger Agreement, when signed by the parties thereto, will not differ from the execution version reviewed by us in any respect meaningful to our analyses or opinion.

It is understood that our opinion is for the use and benefit of the Conflicts Committee (in its capacity as such) in its evaluation of the Consideration from a financial point of view. We were not requested to, and we did not, participate in the structuring of the Merger, nor were we requested to, and we did not, solicit third-party indications of interest in the acquisition of all or a part of the Partnership or any alternative transaction. Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Partnership, nor does it address the underlying business decision by the Partnership to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any agreements, arrangements or understandings entered into in connection with or contemplated by or resulting from, the Merger or otherwise. Our opinion does not constitute a recommendation as to how any securityholder should vote or act with respect to the Merger or any other matter. Our opinion is limited to the fairness to the Partnership and the Partnership Unaffiliated Unitholders, from a financial point of view, of the Consideration to be received by the Partnership Unaffiliated Unitholders (to the extent expressly specified herein), without regard to individual circumstances of specific holders that may distinguish such holders or the securities of the Partnership held by such holders, and we have not been asked to, and our opinion does not, address the fairness, financial or otherwise, of any other consideration to the holders of any class of securities, creditors or other constituencies of the Partnership or any other party. We express no view or opinion as to the prices at which Partnership Common Units or any other securities of the Partnership may trade or otherwise be transferable at any time. Furthermore, we do not express any view or opinion as to the fairness,

C-2

financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration or otherwise. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged to act as financial advisor to the Conflicts Committee in connection with the Merger and will receive a fee for our services, a portion of which was paid in connection with our engagement and the principal portion of which is payable upon delivery of our opinion. In addition, the Partnership has agreed to reimburse us for expenses incurred in connection with our engagement and to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

Although we and our affiliates have not provided financial advisory or financing services to the Partnership or Valero during the past two years for which we or our affiliates have received compensation, we and our affiliates may provide such services to the Partnership, Valero and/or their respective affiliates in the future, for which services we and our affiliates would expect to receive compensation. In addition, in the ordinary course of business, we and our affiliates may trade or hold securities of the Partnership, Valero and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the Partnership Unaffiliated Unitholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Partnership and such Partnership Unaffiliated Unitholders.

Very truly yours,

/s/ Jefferies LLC
JEFFERIES LLC

C-3